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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                   FORM 8-K/A

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 21, 1996
                                                    (FEBRUARY 9, 1996)

                             ---------------------

                         EXIDE ELECTRONICS GROUP, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                        0-18106                        23-2231834
      (State or other             (Commission File Number)      (IRS Employer Identification
      jurisdiction of                                                       No.)
        incorporation)
                8609 SIX FORKS ROAD                            27615
              RALEIGH, NORTH CAROLINA                        (Zip Code)
          (Address of principal executive
                       offices)

       Registrant's telephone number, including area code: (919) 872-3020

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

ITEM 5. OTHER EVENTS

     Pursuant to a stock purchase agreement dated November 17, 1995, as amended on February 9, 1996 (the "Acquisition Agreement"), Exide Electronics Group, Inc. ("Exide Electronics" or the "Company") intends to acquire (the "Deltec Acquisition") Deltec Power Systems, Inc. and its subsidiaries (collectively "Deltec") from Fiskars Oy Ab and Fiskars Holdings, Inc. (collectively "Fiskars"). Deltec designs, manufactures, markets, sells and services a broad line of uninterruptible power supply ("UPS") products and power management software worldwide through its principal operating subsidiaries, Deltec Electronics Corporation ("Deltec EC"), which is headquartered in San Diego, California, and FPS Power Systems Oy Ab ("FPS"), which is based in Espoo, Finland. Deltec and its subsidiaries will become operating subsidiaries of the Company following completion of the Deltec Acquisition.

     Under the terms of the Acquisition Agreement, the purchase price of the Deltec Acquisition is stated to be approximately $195.0 million, which will be comprised of approximately $158.5 million in cash, 825,000 shares of the Company's common stock (the "Common Stock") and 1,000,000 shares of the Company's Series G preferred stock (the "Series G Preferred Stock"). The stated contract price is based on the value of the Common Stock and Series G Preferred Stock to be issued to Fiskars being fixed at $20.00 per share. For purposes of reflecting the Deltec Acquisition on the Company's financial statements, however, the Common Stock and Series G Preferred Stock that will be issued to Fiskars will be valued at $14.00 per share and $18.00 per share, respectively, resulting in a purchase price of approximately $188.1 million. The Series G Preferred Stock will be convertible into Common Stock on a one-for-one basis (subject to adjustment under certain circumstances), will have a per annum dividend rate of $0.80 per share through March 31, 2001 and $1.20 per share thereafter, and will be subject to redemption under certain circumstances. The purchase price was based on the assumption that the net book value of Deltec on the closing would be approximately $28.7 million. The purchase price will be adjusted upward or downward to the extent the closing date net book value (as adjusted for certain excluded assets and liabilities) differs from this amount. In addition, under the terms of the Acquisition Agreement, the Company will pay an estimated $4.1 million to Fiskars in payment of certain interest carrying costs associated with Fiskars' agreement to extend the time for closing the Deltec Acquisition to March 15, 1996. In the event the Company does not close the Deltec Acquisition as scheduled, the Company has agreed to pay to Fiskars a fee of $5.0 million.

     The Company expects to finance the cash portion of the purchase price of the Deltec Acquisition with (i) borrowings under a new credit facility (the "New Credit Facility"), for which the Company has obtained a commitment, and (ii) the sale of 100,000 units (the "Units") comprised of $100.0 million of senior subordinated notes (the "Notes") and warrants (the "Warrants") to purchase an unspecified number of shares of the Company's Common Stock (the "Offering"). Under the terms of a commitment letter from Morgan Guaranty Trust Company of New York, on its own behalf and as Administrative Agent for a group of financial institutions, the New Credit Facility will provide for term and revolving credit facilities in the aggregate amount of up to $225.0 million, which will be automatically reduced to $200.0 million if the Company raises $100.0 million in the Offering. Consummation of the Offering and the Deltec Acquisition and the effectiveness of the New Credit Facility are each contingent upon the consummation or effectiveness, as applicable, of each other.

     The Company intends to conduct the Offering as a private offering in reliance upon Rule 144A promulgated under the Securities Act of 1933, as amended. In connection with the Offering, the Company will distribute an offering memorandum (the "Offering Memorandum") that contains certain projected financial information (the "Projections") reflecting the Company's best estimates of the Company's results of operations for the fiscal year ending September 30, 1996. The Company does not regularly publish projections of its operating results. To insure that the public market is provided with the same disclosure as the Offering Memorandum contains, however, the Company is filing with the Securities and Exchange Commission this interim report on Form 8-K, which includes a copy of the Projections, as well as certain financial information relating to Deltec described below. This Form 8-K also includes (i) Unaudited Pro Forma Combined Financial Statements, (ii) Annual Consolidated Financial Statements and unaudited Interim Consolidated Financial Statements of Exide Electronics and (iii) Annual Combined and Consolidated Financial Statements and unaudited Interim Consolidated Financial Statements of Deltec (collectively, the "Offering

Memorandum Financial Statements"), all of which will be included in the Offering Memorandum. The Projections and the Unaudited Pro Forma Combined Financial Statements give effect to (i) the Deltec Acquisition, (ii) the October 1995 conversion of Exide Electronics' 8.375% convertible subordinated notes (the "Convertible Subordinated Notes") into shares of Common Stock, (iii) the New Credit Facility, and (iv) issuance of the Notes in the Offering (collectively the "Transactions").

     THE PROJECTIONS CONTAIN FORWARD LOOKING INFORMATION, AND INVESTORS AND SHAREHOLDERS SHOULD BE AWARE OF AND REVIEW CAREFULLY THE ASSUMPTIONS ACCOMPANYING THE PROJECTIONS, AS WELL AS THE CAUTIONARY DISCLOSURES CONCERNING THE FACTORS THAT MAY CAUSE THE COMPANY'S ACTUAL OPERATING RESULTS TO DIFFER ADVERSELY AND MATERIALLY FROM THE PROJECTIONS. ACCORDINGLY, NEITHER POTENTIAL INVESTORS NOR SHAREHOLDERS SHOULD PLACE UNDUE RELIANCE ON THE PROJECTIONS. THE COMPANY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES, OR THE OCCURRENCE OF UNANTICIPATED EVENTS, AFTER THE PROJECTIONS ARE ISSUED. THE PROJECTIONS SHOULD BE READ TOGETHER WITH THE INFORMATION CONTAINED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K AND ANNUAL REPORT TO SHAREHOLDERS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1995 AND THE ANNUAL CONSOLIDATED FINANCIAL STATEMENTS CONTAINED THEREIN, THE COMPANY'S NOTICE OF ANNUAL MEETING AND PROXY STATEMENT DATED JANUARY 26, 1996, THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED DECEMBER 31, 1995 (COLLECTIVELY THE "COMPANY PERIODIC DISCLOSURE DOCUMENTS"), AND THE OFFERING MEMORANDUM FINANCIAL STATEMENTS ATTACHED HERETO.

     This Amendment to the Company's Current Report on Form 8-K dated February 21, 1996 is being filed for the purpose of amending Footnote 18 (pages F-22 through F-29 hereof) to the Company's Annual Consolidated Financial Statements and Footnote 6 (pages F-35 through F-39 hereof) to the Company's Interim Consolidated Financial Statements; adding certain pages to the Interim Consolidated Financial Statements of Deltec Power Systems, Inc. (pages F-65 through F-70 hereof); and amending Section D.5 of the Certificate of Designation of the Series G Preferred Stock of Exide Electronics Group, Inc. attached as
Exhibit 4.1 hereto.

                         EXIDE ELECTRONICS GROUP, INC.

             INDEX TO PRO FORMA PROJECTED STATEMENTS OF OPERATIONS

                                                                                        PAGE
                                                                                        ----
Introduction..........................................................................  P-2
Statements of Operations
  Exide Electronics -- Combined with Deltec...........................................  P-4
  Exide Electronics -- Stand Alone....................................................  P-7
  Deltec -- Stand Alone...............................................................  P-12

                        PROJECTED FINANCIAL INFORMATION

INTRODUCTION

     The projected financial information included herein (the "Projections") represents the Company's best estimates as of February 14, 1996 of the Company's results of operations for the fiscal year ending September 30, 1996. The Projections, which are forward looking statements, were prepared by the Company's management and are qualified by, and subject to, the assumptions set forth below and the other information contained in the Offering Memorandum Financial Statements. The Projections were not prepared with a view toward compliance with published guidelines of the Commission, the American Institute of Certified Public Accountants, any regulatory or professional agency or body, or generally accepted accounting principles. In addition, neither Arthur Andersen LLP, the independent public accountants for the Company, Price Waterhouse LLP and KPMG, the independent accountants for Deltec, nor the Initial Purchasers (as defined in the Offering Memorandum), have compiled or examined the Projections and, accordingly, do not express any opinion or any other form of assurance with respect thereto, assume no responsibility for and disclaim any association with the Projections.

     No independent expert has reviewed the Projections. The Projections should be read together with the information contained in the Offering Memorandum Financial Statements and the Company Periodic Disclosure Documents.

     The Deltec -- Stand Alone projected Statement of Operations for the fiscal year ended September 30, 1996 is based on projected financial information provided to the Company by Fiskars and Deltec. Based on the results of the Company's due diligence procedures, the Company has reduced the Deltec -- Stand Alone projected revenues and income from operations for 1996 from the amounts projected by Fiskars and Deltec. Because the Deltec Acquisition has not been consummated and because the Company's management did not participate in the development of the projected financial information provided to the Company by Fiskars and Deltec, the ability of the Company's management to project such information is necessarily more limited than its ability to project financial information for Exide Electronics -- Stand Alone. Accordingly, the projected financial information for Deltec -- Stand Alone is necessarily more speculative in nature.

     The Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity and considered reasonable by the Company when taken as a whole, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company, and are based upon specific assumptions with respect to future business decisions, some of which will change. Projections are necessarily speculative in nature, and it can be expected that some or all of the assumptions of the Projections will not materialize or will vary significantly from actual results. Accordingly, the Projections are only an estimate and actual results will vary from the Projections and the variations may be material and are likely to increase over time. The Company does not intend to update or otherwise revise the projections to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In light of the foregoing, prospective purchasers of the Units are cautioned not to place undue reliance on the Projections.

     The Company's ability to achieve the projected financial results is dependent upon a number of factors. For instance, the Projections assume the success of the Company's operating strategy. The success of the Company's operating strategy assumes, among other things, that the Company: (i) successfully integrates the operations of Deltec with the existing operations of the Company; (ii) continues to expand its revenues and profitability; (iii) continues to increase its presence in the small systems segment; (iv) continues to expand its international sales; (v) continues to expand its business in emerging technologies; (vi) redefines its large systems focus; and (vii) continues to expand its service business. The success of the strategy is subject to uncertainties and contingencies beyond the Company's control, and no assurance can be given that the strategy will be effective or that the anticipated benefits from the strategy will be realized in the period for which the Projections have been prepared.

     The Projections also assume that: (i) there will be no material change in the existing political, fiscal or economic conditions, including changes in foreign exchange rates, that are material to the Company's or Deltec's revenues or costs; (ii) there will be no material change in legislation or regulations or the administration thereof, or changes in technology or industry standards that will have an unexpected effect on the business of the Company or Deltec; (iii) there will be no material change in any of the Company's or Deltec's existing material contracts or customer relationships; (iv) there will be no change in generally accepted accounting principles that will have a material effect on the financial results of the Company or Deltec; (v) there will be no labor or other disturbances that would materially affect the operations or revenues of the Company or Deltec; (vi) there will be no material costs, gains or losses in revenues arising from legal proceedings; (vii) there will be no periods of recession which might adversely affect demand; (viii) there will be no acceleration in the decline of product prices, which are currently projected to decline at a rate of 5-10% per year; and (ix) there will be no inflation. Although no standard rate of inflation was applied to the Projections, each number was projected to reflect the actual number at such point in the future to which such figure relates. See Notes to the Statements of Operations of Exide Electronics Combined with Deltec, of Exide Electronics -- Stand Alone and of Deltec -- Stand Alone, for a review of other assumptions underlying the Projections.

     The assumptions described herein are those that the Company believes are significant to the Projections. The failure of the Company to successfully implement its operating strategy or the occurrence of any of the events or circumstances set forth in the immediately preceding paragraph or elsewhere herein could result in the Company's actual operating results being different than the Projections, and such differences may be adverse and material.

                   EXIDE ELECTRONICS -- COMBINED WITH DELTEC

                            STATEMENTS OF OPERATIONS

                                                                        YEAR ENDED SEPTEMBER 30,
                                                                        -------------------------
                                                                                          1996
                                                                           1995        PRO FORMA
                                                                        PRO FORMA      PROJECTED
                                                                        ----------     ----------
                                                                                   (IN THOUSANDS)
Revenues:
  Products............................................................   $368,767       $440,000
  Services............................................................    138,526        128,000
                                                                         --------       --------
          Total revenues..............................................   $507,293       $568,000
                                                                         ========       ========
Gross profit:
  Products............................................................   $104,984       $137,000
  Services............................................................     46,239         42,500
                                                                         --------       --------
          Total gross profit..........................................    151,223        179,500
Selling, general and administrative expense...........................    105,883        120,890
Research and development expense......................................     18,756         19,000
Litigation expense....................................................        700             --
Merger and acquisition expense........................................      7,000             --
                                                                        ----------     ----------
  Income from operations..............................................     18,884         39,610
Interest expense......................................................     28,488         29,477
Interest income.......................................................     (1,186)          (500)
Other (income) expense................................................       (897)          (500)
                                                                         --------       --------
  Income (loss) before income taxes and minority interest.............     (7,521)        11,133
Provision for (benefit from) income taxes.............................     (2,280)         5,823
                                                                         --------       --------
  Income (loss) before minority interest..............................     (5,241)         5,310
Minority interest in earnings of consolidated subsidiaries............         --            500
                                                                         --------       --------
  Net income (loss)...................................................   $ (5,241)      $  4,810
                                                                         ========       ========
OTHER DATA:
EBITDA................................................................   $ 55,445       $ 69,457
Depreciation..........................................................      9,224         10,500
Amortization..........................................................     19,637         19,347
Capital expenditures..................................................     14,730         16,500

                   EXIDE ELECTRONICS -- COMBINED WITH DELTEC
                       NOTES TO STATEMENTS OF OPERATIONS

BASIS OF PRESENTATION

     The pro forma projected Statement of Operations of Exide
Electronics -- Combined with Deltec combines the separate projected Statement of Operations of Exide Electronics -- Stand Alone with that of Deltec -- Stand Alone and applies the assumed pro forma effect of the Transactions as defined and explained below. The separate Stand Alone Statements of Operations do not reflect any pro forma adjustments related to or any effects resulting from the Transactions.

     The pro forma projected Statement of Operations of Exide
Electronics -- Combined with Deltec for the year ended September 30, 1996 gives effect to the Deltec Acquisition, the conversion of the Convertible Subordinated Notes, the New Credit Facility and the Offering (collectively, the "Transactions") as if they had occurred as of October 1, 1995. The pro forma Statement of Operations for the year ended September 30, 1995 gives effect to the Transactions as if they had occurred as of October 1, 1994.

     The pro forma adjustments to reflect the Transactions assume the following adjustments:

                                                                        1995        1996
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Cost of revenues --
      Cost savings resulting from Deltec Acquisition.................  $(4,700)    $(4,700)
      Effect of preliminary purchase price allocation................    2,200       2,200
                                                                       -------     -------
                                                                       $(2,500)    $(2,500)
                                                                       =======     =======
    Selling, general and administrative expense --
      Cost savings resulting from Deltec Acquisition.................  $(2,300)    $(2,300)
      Effect of preliminary purchase price allocation................    7,690       7,690
                                                                       -------     -------
                                                                       $ 5,390     $ 5,390
                                                                       =======     =======
    Research and development expense --
      Cost savings resulting from Deltec Acquisition.................  $(1,000)    $(1,000)
      Effect of preliminary purchase price allocation................    5,000       5,000
                                                                       -------     -------
                                                                       $ 4,000     $ 4,000
                                                                       =======     =======

     The above pro forma adjustments are described in more detail in the Notes to Unaudited Pro Forma Combined Financial Statements. See Note 2 for a discussion of the preliminary estimates of the cost savings expected to result from the Deltec Acquisition. See Note 3 for a discussion of the effect of the preliminary purchase price allocation.

     The estimated preliminary non-recurring costs of implementing the above pro forma cost savings are $3.5 million and are excluded from the above pro forma adjustments. The actual non-recurring costs will be reflected in the Company's operating results following the Deltec Acquisition and may differ significantly from the preliminary estimates.

     The pro forma projected Statement of Operations of Exide
Electronics -- Combined with Deltec for the year ended September 30, 1996 assumes the Transactions had occurred as of October 1, 1995. However, the consummation of the Deltec Acquisition, the New Credit Facility and the Offering are currently scheduled to close on March 15, 1996. The pro forma results of operations which the Company projects to report for fiscal 1996, assuming a March 31, 1996 closing date, assuming actual cost savings resulting from the Deltec Acquisition of $3 million in fiscal 1996 (representing approximately 4.5 months of actual savings at an annual rate of $8 million), excluding the non-recurring costs of implementing the cost savings and including one-half of the projected 1996 Deltec -- Stand Alone revenues, gross profit, income from operations and EBITDA, are as follows (in thousands):

        Revenues..........................................................  $489,000
        Gross profit......................................................   146,813
        Income from operations............................................    29,006
        EBITDA............................................................    52,833

INTEREST EXPENSE

     Interest expense is projected to increase to $29.5 million in fiscal 1996 from pro forma interest expense of $28.5 million in fiscal 1995 as follows:

                                                                     1995           1996
                                                                   --------       --------
                                                                        (IN THOUSANDS)
    The Notes --
      Ending principal outstanding...............................  $100,000       $100,000
      Interest rate..............................................      11.5%          11.5%
      Interest expense...........................................  $ 11,500       $ 11,500
    New Credit Facility --
      Ending principal outstanding...............................  $151,200       $146,200
      Interest rate..............................................       8.5%           8.0%
      Interest expense, calculated on average balance............  $ 10,858       $ 11,896
    Other Senior Debt (as defined in the Offering Memorandum) --
      Ending principal outstanding...............................  $  8,300       $  8,300
      Interest rate..............................................       7.5%           7.5%
      Interest expense...........................................  $    623       $    623
    Estimated interest payment to Fiskars........................     4,100          4,100
    Amortization of deferred financing costs.....................     1,407          1,358
                                                                   --------       --------
              Total interest expense.............................  $ 28,488       $ 29,477
                                                                   ========       ========

     The increase in pro forma interest expense is due primarily to higher average principal outstanding under the New Credit Facility. Average LIBOR on the New Credit Facility is assumed to be 6.0% in 1995 and 5.5% in 1996. There can be no assurance that interest rates will actually decline.

INCOME TAXES

     The provision for income taxes is projected to be $5.8 million in fiscal 1996 as compared to a tax benefit of $2.3 million in fiscal 1995. The effective tax rate is projected to be 52% in 1996 compared to an actual effective tax rate of 39% for Exide Electronics -- Stand Alone and 24% for Deltec -- Stand Alone in 1995. The higher tax rate in fiscal 1996 is due primarily to the increase in non-deductible goodwill. While the tax benefits for interest deductions on the Notes have been reflected in the provision for (benefit from) income taxes, such deductions may be subject to certain limitations under the Internal Revenue Code.

MINORITY INTEREST

     In 1996, the Company is planning to form 51%-owned subsidiaries in Brazil and India. The projected operating results of these subsidiaries have been consolidated with the Company's projected operating results in the Exide Electronics -- Stand Alone Statement of Operations. The 49% minority interest in the earnings of these consolidated subsidiaries is projected to be $0.5 million in 1996.

EBITDA

     EBITDA represents income from operations plus depreciation and amortization (including the amortization of purchase accounting adjustments), non-recurring 1995 Exide Electronics merger, acquisition and litigation charges of $7.7 million and Deltec royalty expense payable to Fiskars that will not be charged after the Deltec Acquisition. While EBITDA should not be construed as a substitute for income from operations, net income and cash flows from operating activities in analyzing operating performance, financial position and cash flows, the Company has included EBITDA because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt.

                        EXIDE ELECTRONICS -- STAND ALONE

                            STATEMENTS OF OPERATIONS

                                                                                                PROJECTED
                                              HISTORICAL YEAR ENDED SEPTEMBER 30,              YEAR ENDED
                                     ------------------------------------------------------   SEPTEMBER 30,
                                       1991         1992       1993       1994       1995         1996
                                     --------     --------   --------   --------   --------   -------------
                                                                (IN THOUSANDS)
Revenues:
  Small systems products...........  $ 86,800     $ 90,500   $ 89,125   $115,180   $148,079     $ 205,000
  Large systems products...........    88,687       96,079    131,018    144,223    123,403       100,000
                                     --------     --------   --------   --------   --------      --------
     Total products................   175,487      186,579    220,143    259,403    271,482       305,000
                                     --------     --------   --------   --------   --------      --------
  Services.........................    45,912       60,524     97,799    104,580    119,496       105,000
                                     --------     --------   --------   --------   --------      --------
     Total revenues................  $221,399     $247,103   $317,942   $363,983   $390,978     $ 410,000
                                     ========     ========   ========   ========   ========      ========
Gross profit:
  Small systems products...........  $     --     $ 24,811   $ 25,401   $ 33,950   $ 37,582     $  60,000
  Large systems products...........        --       18,872     29,042     31,881     29,217        26,500
                                     --------     --------   --------   --------   --------      --------
     Total products................    30,467(1)    43,683     54,443     65,831     66,799        86,500
  Services.........................    20,998       25,012     31,052     32,864     37,066        30,500
                                     --------     --------   --------   --------   --------      --------
     Total gross profit............    51,465       68,695     85,495     98,695    103,865       117,000
Selling, general and administrative
  expense..........................    46,103       47,066     55,506     65,086     69,966        78,500
Research and development expense...     8,261        8,785      9,592     10,150      9,929        10,000
Litigation expense.................        --           --         --      4,997        700            --
Merger and acquisition expense.....        --           --         --         --      7,000            --
                                     --------     --------   --------   --------   --------      --------
  Income (loss) from operations....  $ (2,899)    $ 12,844   $ 20,397   $ 18,462   $ 16,270     $  28,500
                                     ========     ========   ========   ========   ========      ========

OTHER DATA:

EBITDA.............................  $  1,601     $ 19,642   $ 27,347   $ 31,889   $ 33,415     $  38,209
Depreciation.......................     3,628        4,633      5,304      6,105      6,683         7,237
Amortization.......................       872        2,165      1,646      2,325      2,762         2,472
Capital expenditures...............     6,156        5,828      8,255      8,735     12,497        13,500

---------------
(1) Gross profit information for small systems and large systems products is not available for this period as the Company was not organized into small systems and large systems strategic business units at that time.

FEDERAL GOVERNMENT REVENUE AND MARGIN DATA:

     The following data are provided supplementally to the operating data set forth above in order to reflect the effect on such historical and projected data of the revenues and gross profit from the Company's business with the federal government. The federal government product revenues as set forth below are almost exclusively from large systems products. The Company does not compute total actual gross margin percentages related to federal government revenues, but estimates that the actual gross margin percentages for the period from 1991 to 1995 were approximately 20% to 25%.

                                                                                                PROJECTED
                                              HISTORICAL YEAR ENDED SEPTEMBER 30,              YEAR ENDED
                                     ------------------------------------------------------   SEPTEMBER 30,
                                       1991         1992       1993       1994       1995         1996
                                     --------     --------   --------   --------   --------   -------------
                                                                                             (IN THOUSANDS)
Federal government product
  revenues.........................  $ 18,227     $ 30,107   $ 63,911   $ 73,059   $ 53,280     $  25,000
Federal government service
  revenues.........................     4,760       11,340     46,049     45,709     51,479        30,000
                                     --------     --------   --------   --------   --------    ----------
     Total federal government
       revenues....................  $ 22,987     $ 41,447   $109,960   $118,768   $104,759     $  55,000
                                     ========     ========   ========   ========   ========    ==========

                        EXIDE ELECTRONICS -- STAND ALONE
                       NOTES TO STATEMENTS OF OPERATIONS

REVENUES

     Revenues are projected to increase to $410.0 million in fiscal 1996 from $391.0 million in fiscal 1995, an increase of $19.0 million or 4.9%. The increase in revenues is a result of a projected increase of $56.9 million (38.4%) in small systems revenues, offset by a projected decrease in large systems revenues of $23.4 million (19.0%) and a decrease of $14.5 million (12.1%) in service revenues.

     Large systems product revenues and service revenues are projected to be adversely impacted by scheduled declines in revenues under the Federal Aviation Administration Airport Traffic Control Center Modernization Program, for which the Company supplies products and services pursuant to a five-year contract awarded to the Company by the Air Force Logistics Command (the "ALC Contract") in May 1988. The Projections do not include incremental revenues that could result from a favorable resolution of the outstanding protest of the Company's 1995 award of a three-year follow-on to the ALC Contract. See the Company Periodic Disclosure Documents.

     Commercial (non-federal government) revenues in each segment are projected to grow in part due to continued growth in the UPS industry. The industry growth is expected to be driven by increases in unit sales, somewhat offset by average price declines of 5%-10% per annum. The following table sets forth projected growth in the UPS industry by segment as compared to historical and projected Company growth.

                                                            ANNUAL GROWTH RATE
                               ----------------------------------------------------------------------------
                                                                         EXIDE ELECTRONICS
                                                                             PROJECTED
                                  EXIDE ELECTRONICS HISTORICAL        -----------------------
                                  TOTAL(1)         COMMERCIAL(1)      TOTAL(1)  COMMERCIAL(1)    INDUSTRY
                               --------------      --------------     --------  -------------  PROJECTED(2)
                               1994     1995       1994      1995       1996        1996           1996
                               ----     -----      ----      ----     --------  -------------  ------------
Small systems products.......  29.2%     28.6%     28.7%     28.5%      38.4%        38.4%         15.2%
Large systems products.......  10.1     (14.4)      6.7      (1.2)     (19.0)         6.1           0.9
          Total products.....  17.8       4.7      19.3      17.1       12.3         28.3          12.9
Services.....................   6.9      14.3      13.8      15.5      (12.1)        10.3           4.9
          Total products and
            services.........  14.5       7.4      17.9      16.7        4.9         24.0          11.6

---------------
(1) Total includes commercial and federal government revenues. Commercial excludes federal government revenues.
(2) Based on industry analysts' and Company estimates.

     As indicated in the above table, the Company is projecting that its revenue growth in small systems products and large systems commercial sales and in commercial services will be at rates higher than those projected for the industry on average, resulting in some market share gains in each segment.

     The projected increase in small systems revenues in fiscal 1996 is partially attributable to the inclusion of a full year's revenues of Lectro Products, Inc. ("Lectro"), which was acquired at the end of fiscal 1995. Excluding 1995 actual and 1996 projected revenues of Lectro, the Company is projecting an increase in small systems revenues of 30.4% in fiscal 1996.

     The Company's projected increase in small systems revenues is also attributable to market share gains that are expected to be generated by developing new and expanded original equipment manufacturer ("OEM") partnerships and focusing on selected high growth market segments such as medical equipment. In addition, the Company will focus on increasing international market share in small systems products by building on the Company's current name recognition and reputation. The Company also expects to achieve increased small systems and large systems sales as a result of new 51%-owned subsidiaries in India and Brazil, which are expected to begin operations during fiscal 1996. New product offerings, such as line-interactive UPSs and expanded network management software, will also drive incremental revenues.

     The projected increase in commercial large system revenues is attributable, in part, to increased international market share, which is expected to be generated by introduction of certain mid-range products designed specifically for international use, capitalization on the Company's current name recognition, reputation and leadership role to exploit opportunities in selected international markets, establishing a presence in certain under-served international regions and leveraging the market share and distribution channels of International Power Machines Corporation ("IPM") with those of the Company.

     Commercial service revenues are projected to increase due to initiatives to capitalize on the trend among UPS end users of outsourcing various services that the Company can provide, such as facilities and battery monitoring, battery maintenance services, power quality diagnostic services, and powertrain maintenance. In addition, the Company has recently expanded its Worldwide Logistics Center to provide cost efficient depot repair and expects to expand its revenues from repair and replacement services. The Company has also identified service opportunities related to small systems products, primarily battery monitoring, maintenance and extended warranty contracts. International commercial service revenues have been increasing over time due to recent acquisitions, and this trend is expected to continue. The Company plans to continue to improve the global infrastructure that supports its worldwide service organization, including improving information systems and global repair and spare part depots, and will benefit from its planned 51%-owned subsidiaries in Brazil and India, which are currently being formed.

GROSS PROFIT

     Gross profit is projected to increase to $117.0 million in fiscal 1996 from $103.9 million in fiscal 1995. As a percentage of total revenues, gross profit is projected to increase to 28.5% in fiscal 1996 from 26.6% in fiscal 1995 as follows:

                               GROSS MARGIN                          1995         1996
        -----------------------------------------------------------  ----         ----
        Small systems products.....................................  25.4%        29.3%
        Large systems products.....................................  23.7         26.5
        Services...................................................  31.0         29.0
                  Total............................................  26.6         28.5

     The projected increase in small system gross margins in fiscal 1996 is primarily attributable to programs to standardize manufacturing processes and incorporate new technologies to reduce costs. The Company also expects to benefit from continued growth in the Powerware Prestige product family, which generally generates higher gross margins than the product families it replaced. Delays and higher than expected introduction costs related to the introduction of products in the Powerware Prestige family reduced small systems gross margins in fiscal 1995. In addition, the Company expects to institute programs to reduce the cost of components by consolidating suppliers, outsourcing selected sub-assemblies, and use of advanced materials.

     The projected increase in large system gross margins in fiscal 1996 is primarily attributable to a move away from the Company's former strategy of producing mostly customized products on a job-by-job basis toward more standardized products with common parts and manufacturing processes. In addition, fiscal 1996 will see the full year impact of higher margin mid-range product lines which had very successful introductions in late fiscal 1995 and contributed to improved margins in that fiscal year.

     The projected decrease in services gross margin in fiscal 1996 is primarily attributable to market conditions, which are expected to require the Company to reduce pricing to achieve its expected service revenue growth, which should generate lower gross margins. Service gross margin in fiscal 1996 is also expected to be adversely affected due to the integration of IPM and the Company's existing service organizations.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

     Selling, general and administrative expense is projected to increase to $78.5 million in fiscal 1996 from $70.0 million in fiscal 1995. As a percentage of revenues, selling, general and administrative expense is expected to increase to 19.1% in fiscal 1996 from 17.9% in fiscal 1995. The increase in selling, general and administrative expense as a percentage of revenues is primarily attributable to higher variable selling expenses related to the higher mix of commercial revenues as compared to government revenues and investments in media to build brand awareness, sponsorship of the 1996 Olympic Games in Atlanta and the Company's new 51%-owned subsidiaries in India and Brazil.

RESEARCH AND DEVELOPMENT EXPENSE

     Research and development expense is projected to increase slightly to $10.0 million in fiscal 1996 from $9.9 million in fiscal 1995. As a percentage of revenues, however, research and development expense is projected to decrease to 2.4% in fiscal 1996 from 2.5% in fiscal 1995.

INCOME FROM OPERATIONS

     Excluding non-recurring litigation and merger and acquisition expense, the Company had operating income of $24.0 million, or 6.1% of revenues, in fiscal 1995 which, due to the reasons discussed above, the Company projects will increase to $28.5 million, or 7.0% of revenues, in fiscal 1996.

EBITDA

     EBITDA represents income from operations plus depreciation and amortization, a non-recurring 1994 litigation charge of $5.0 million, and non-recurring 1995 merger, acquisition and litigation charges of $7.7 million. While EBITDA should not be construed as a substitute for income from operations, net income and cash flows from operating activities in analyzing operating performance, financial position and cash flows, the Company has included EBITDA because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt.

                             DELTEC -- STAND ALONE

                            STATEMENTS OF OPERATIONS

                                                                                         PROJECTED
                                                HISTORICAL YEAR ENDED DECEMBER 31,      YEAR ENDED
                                               ------------------------------------    SEPTEMBER 30,
                                                 1993          1994          1995          1996
                                               --------      --------      --------    -------------
                                                                                      (IN THOUSANDS)
Revenues:
  Products...................................  $ 60,446      $ 80,236      $113,031      $ 135,000
  Services...................................    14,982        16,960        19,918         23,000
                                               --------      --------      --------     ----------
     Total revenues..........................    75,428        97,196       132,949        158,000
                                               --------      --------      --------     ----------
Gross profit:
  Products...................................    21,212        29,884        41,110         48,000
  Services...................................     7,537         8,634        10,949         12,000
                                               --------      --------      --------     ----------
     Total gross profit......................    28,749        38,518        52,059         60,000
Selling, general and administrative
  expense....................................    19,963        26,003        33,647         37,000
Research and development expense.............     3,119         4,168         4,976          5,000
Royalty expense..............................     1,478         2,298         3,411             --
                                               --------      --------      --------     ----------
  Income from operations.....................  $  4,189      $  6,049      $ 10,025      $  18,000
                                               ========      ========      ========     ==========
OTHER DATA:
EBITDA.......................................  $  9,016      $ 12,332      $ 17,853      $  23,248
Depreciation.................................     1,358         1,690         2,014          2,763
Amortization.................................     1,991         2,295         2,403          2,485
Capital expenditures.........................     1,456         1,634         2,402          3,000

                          NOTES TO DELTEC  STAND ALONE
                            STATEMENTS OF OPERATIONS

BASIS OF PRESENTATION

     The Deltec -- Stand Alone projected Statement of Operations for the fiscal year ended September 30, 1996 is based on projected financial information provided to the Company by Fiskars and Deltec. Because the Deltec Acquisition has not been consummated and because the Company's management did not participate in the development of the projected financial information provided to the Company by Fiskars and Deltec, the ability of the Company's management to project such information is necessarily more limited than its ability to project financial information for Exide Electronics -- Stand Alone. Accordingly, the projected financial information for Deltec -- Stand Alone is necessarily more speculative in nature.

     Based on the results of the Company's due diligence procedures, the Company has reduced the Deltec -- Stand Alone projected revenues and income from operations for 1996 from the amounts projected by Fiskars and Deltec. The Company reduced Deltec product and service revenue growth rates to levels more in line with expected market growth rates and reduced gross margins to reflect reduced margins due to pressure from the lower-margin OEM channel, as it becomes a greater component of Deltec's revenues, and to reflect lower service margins due to increased competition for third-party service contracts.

REVENUES

     Revenues are projected to increase to $158.0 million in fiscal 1996 from $132.9 million in fiscal 1995, an increase of $25.1 million or 18.8% due to an increase of $22.0 million (19.4%) in product revenues, and an increase of $3.1 million (15.5%) in service revenues. Deltec's annual historical and projected growth rates as compared to projected industry growth rates are as follows:

                                                                  ANNUAL GROWTH RATE
                                                     --------------------------------------------
                                                         DELTEC
                                                       HISTORICAL         DELTEC        INDUSTRY
                                                     --------------      PROJECTED      PROJECTED
                                                     1994      1995        1996           1996
                                                     ----      ----      ---------      ---------
    Products.......................................  32.7%     40.9%        19.4%          15.2%
    Services.......................................  13.2      17.4         15.5            4.9
              Total................................  28.9      36.8         18.8           11.6

     As indicated in the above table, the Company is projecting that Deltec's revenue growth in products and services will be at rates higher than those projected for the industry on average, resulting in some market share gains in those segments.

     The projected increases in product revenues in fiscal 1996 are primarily attributable to increased sales to OEMs, computer distributor channels and Pan-European distributors. Additionally, sales in fiscal 1996 are expected to increase, in part, due to the introduction of a new single-phase product line.

     The projected increase in service revenues is primarily attributable to increased service contract sales, in conjunction with increased product sales, and increased contracts to service UPS products manufactured by third-party vendors.

GROSS PROFIT

     Gross profit is projected to increase to $60.0 million in fiscal 1996 from $52.1 million in fiscal 1995. As a percentage of revenues, gross profit is projected to be 38.0% in fiscal 1996, as compared to 39.2% in fiscal 1995 as follows:

                                 GROSS MARGIN                            1995     1996
        ---------------------------------------------------------------  ----     ----
        Products.......................................................  36.4%    35.6%
        Services.......................................................  55.0     52.2
                  Total................................................  39.2     38.0

     Gross margin percentages are projected to decline slightly due to expected declines in prices of the small systems products, partially offset by improved manufacturing costs due to expanded manufacturing capabilities, improved efficiencies and improved production logistics.

SELLING, GENERAL AND ADMINISTRATIVE

     Selling, general and administrative expense is projected to increase to $37.0 million in fiscal 1996 from $33.6 million in fiscal 1995, an increase of 10.0%. As a percentage of revenues, however, selling, general and administrative expense is expected to decrease to 23.4% in fiscal 1996 from 25.3% in fiscal 1995. The expected increase in selling, general and administrative expense is the result of increased marketing expenses in support of small systems products, continued investment in the European direct sales force and new sales offices in Europe. The decrease as a percentage of revenues is due to increasing revenues over a relatively fixed cost base.

RESEARCH AND DEVELOPMENT EXPENSE

     Research and development expense is projected to remain unchanged at $5.0 million in fiscal 1996. As a percentage of revenues, research and development expense is projected to decrease to 3.2% in fiscal 1996 from 3.7% in fiscal 1995.

INCOME FROM OPERATIONS

     Operating income (excluding royalty payments for use of Fiskar's trademarks that will not be paid following the Deltec Acquisition) was $13.4 million in fiscal 1995 which, for the reasons discussed above, is projected to increase to $18.0 million in fiscal 1996. As a percentage of revenues, operating income is projected to increase to 11.4% in fiscal 1996 from 10.1% of revenues in fiscal 1995.

EBITDA

     EBITDA represents income from operations plus depreciation and amortization and Deltec royalty expense payable to Fiskars that will not be charged after the Deltec Acquisition. While EBITDA should not be construed as a substitute for income from operations, net income and cash flows from operating activities in analyzing operating performance, financial position and cash flows, the Company has included EBITDA because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

     The following sets forth the Company's Unaudited Pro Forma Combined Statement of Operations and Other Data, and the Company's Unaudited Pro Forma Combined Balance Sheet, in each case giving effect to the Transactions described in Note 1 hereto as if such transactions had been consummated at the beginning of fiscal 1995 (in the case of the Unaudited Pro Forma Combined Statement of Operations and Other Data) and on December 31, 1995 (in the case of the Pro Forma Combined Balance Sheet). The Unaudited Pro Forma Combined Financial Statements of the Company do not purport to present the financial position or results of operations of the Company had the Transactions assumed herein occurred on the dates indicated, nor are they necessarily indicative of the results of operations which may be expected to occur in the future.

     The Exide Electronics operating data for the last twelve months ("LTM") ended December 31, 1995 was derived from the Exide Electronics Statements of Operations for the last nine months of the year ended September 30, 1995 and the three months ended December 31, 1995. The Deltec operating data for the year ended September 30, 1995, was derived from the Deltec Statements of Income for the three months ended December 31, 1994, and for the nine months ended September 30, 1995.

     The Deltec Acquisition will be accounted for by the Company as a purchase whereby the basis for accounting for Deltec's assets and liabilities will be based upon their fair market values at the date of the Deltec Acquisition. Pro forma adjustments, including the preliminary purchase price allocation and estimated cost savings resulting from the Deltec Acquisition as described in Notes 1 and 2 of the Notes to the Unaudited Pro Forma Combined Financial Statements, represent the Company's preliminary determination of these adjustments and are based upon preliminary information, assumptions and operating decisions which the Company considers reasonable under the circumstances. Final amounts may differ significantly from those set forth herein.

      UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND OTHER DATA

                  LATEST TWELVE MONTHS ENDED DECEMBER 31, 1995

                                                  EXIDE                       PRO FORMA            PRO FORMA
                                               ELECTRONICS      DELTEC      ADJUSTMENTS(1)         COMBINED
                                               -----------     --------     --------------         ---------
                                                                  (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Product revenues.............................   $ 265,245      $113,031        $     --            $378,276
Service revenues.............................     116,970        19,918              --             136,888
                                               ----------      ---------    --------------         ----------
    Total revenues...........................     382,215       132,949              --             515,164
                                               ----------      ---------    --------------         ----------
Product cost of revenues.....................     198,131        71,921          (4,200)(2)(3)      265,852
Service cost of revenues.....................      81,688         8,969              --              90,657
                                               ----------      ---------    --------------         ----------
    Total cost of revenues...................     279,819        80,890          (4,200)            356,509
                                               ----------      ---------    --------------         ----------
Gross profit.................................     102,396        52,059           4,200             158,655
Selling, general and administrative
  expense....................................      70,866        33,647           3,797(2)(3)       108,310
Research and development expense.............       9,891         4,976          (1,000)(2)          13,867
Litigation expense...........................         700            --              --                 700
Merger and acquisition expense...............       7,000            --              --               7,000
Royalty expense..............................          --         3,411          (3,411)(4)              --
                                               ----------      ---------    --------------         ----------
    Income from operations...................      13,939        10,025           4,814              28,778
Interest expense.............................       5,648         3,177          16,105(5)           24,930
Interest income..............................        (377)         (678)             --              (1,055 )
Other (income) expense.......................        (619)           --              --                (619 )
                                               ----------      ---------    --------------         ----------
    Income before income taxes...............       9,287         7,526         (11,291)              5,522
Provision for income taxes...................       3,738         2,237          (3,067)(6)           2,908
                                               ----------      ---------    --------------         ----------
    Net income...............................       5,549      $  5,289          (8,224)              2,614
                                                               =========
Preferred stock dividends....................         394                           977(7)            1,371
                                               -----------                  --------------         ---------
Net income applicable to common
  shareholders...............................   $   5,155                      $ (9,201)           $  1,243
                                               ==========                   ==============         ==========
Earnings per share(7)........................   $    0.57                                          $    .12
                                               ==========                                          ==========
Weighted average common shares outstanding...       9,677                                            10,439
                                               ==========                                          ==========
OTHER DATA:
EBITDA(8)....................................   $  31,322      $ 17,853        $  8,000(2)         $ 57,175
Depreciation.................................       6,962         2,014             500               9,476
Amortization.................................       2,721         2,403           6,097              11,221
Capital expenditures.........................      14,103         2,402                              16,505
Ratio of EBITDA to interest expense..........         5.5x          5.6x                                2.3 x
Ratio of earnings to fixed charges(9)........         2.1x          2.8x                                1.2 x

  See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements

      UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND OTHER DATA

                         YEAR ENDED SEPTEMBER 30, 1995

                                                EXIDE                       PRO FORMA              PRO FORMA
                                             ELECTRONICS      DELTEC      ADJUSTMENTS(1)           COMBINED
                                             -----------     --------     --------------           ---------
                                                                 (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Product revenues...........................   $ 271,482      $ 97,285        $     --              $368,767
Service revenues...........................     119,496        19,030              --               138,526
                                             ----------      ---------    --------------           ----------
    Total revenues.........................     390,978       116,315              --               507,293
                                             ----------      ---------    --------------           ----------
Product cost of revenues...................     204,683        61,600          (2,500)(2)(3)        263,783
Service cost of revenues...................      82,430         9,857              --                92,287
                                             ----------      ---------    --------------           ----------
    Total cost of revenues.................     287,113        71,457          (2,500)              356,070
                                             ----------      ---------    --------------           ----------
    Gross profit...........................     103,865        44,858           2,500               151,223
Selling, general and administrative
  expense..................................      69,966        30,527           5,390(2)(3)         105,883
Research and development expense...........       9,929         4,827           4,000(2)(3)          18,756
Litigation expense.........................         700             0              --                   700
Merger and acquisition expense.............       7,000             0              --                 7,000
Royalty expense............................           0         2,923          (2,923)(4)                 0
                                             ----------      ---------    --------------           ----------
    Income from operations.................      16,270         6,581          (3,967)               18,884
Interest expense...........................       5,575         2,982          19,931(5)             28,488
Interest income............................        (485)         (701)             --                (1,186 )
Other (income) expense.....................        (897)           --              --                  (897 )
                                             ----------      ---------    --------------           ----------
    Income before income taxes.............      12,077         4,300         (23,898)               (7,521 )
Provision for income taxes.................       4,692         1,012          (7,984)(6)            (2,280 )
                                             ----------      ---------    --------------           ----------
    Net income.............................       7,385      $  3,288         (15,914)               (5,241 )
                                                             =========
Preferred stock dividends..................         592                           779(7)              1,371
                                             -----------                  --------------           ---------
Net income applicable to common
  shareholders.............................   $   6,793                      $(16,693)             $ (6,612 )
                                             ==========                   ==============           ==========
Earnings per share(7)......................   $    0.84                                            $  (0.63 )
                                             ==========                                            ==========
Weighted average common shares
  outstanding..............................       9,673                                              10,471
                                             ==========                                            ==========
OTHER DATA:
EBITDA(8)..................................   $  33,415      $ 14,030        $  8,000(2)           $ 55,445
Depreciation...............................       6,683         2,041             500                 9,224
Amortization...............................       2,762         2,485          14,390                19,637
Capital expenditures.......................      12,497         2,233                                14,730
Ratio of EBITDA to interest expense........         6.0x          4.7x                                  1.9 x
Ratio of earnings to fixed charges.........         2.4x          2.1x                                  0.8 x(9)

  See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements

      UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND OTHER DATA

                      THREE MONTHS ENDED DECEMBER 31, 1994

                                                 EXIDE                      PRO FORMA              PRO FORMA
                                              ELECTRONICS     DELTEC      ADJUSTMENTS(1)           COMBINED
                                              -----------     -------     --------------           ---------
                                                                  (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Product revenues............................    $63,896       $24,620        $     --              $ 88,516
Service revenues............................     28,170         4,854              --                33,024
                                              ----------      --------    ---------- ----          ----------
    Total revenues..........................     92,066        29,474              --               121,540
                                              ----------      --------    ---------- ----          ----------
Product cost of revenues....................     49,060        14,997             650(2)(3)          64,707
Service cost of revenues....................     19,322         2,977              --                22,299
                                              ----------      --------    ---------- ----          ----------
    Total cost of revenues..................     68,382        17,974             650                87,006
                                              ----------      --------    ---------- ----          ----------
    Gross profit............................     23,684        11,500            (650)               34,534
Selling, general and administrative
  expense...................................     16,557         6,862           2,344(2)(3)          25,763
Research and development expense............      2,547         1,145           4,750(2)(3)           8,442
Royalty expense.............................         --           714            (714)(4)                --
                                              ----------      --------    ---------- ----          ----------
    Income from operations..................      4,580         2,779          (7,030)                  329
Interest expense............................      1,424           665           8,073(5)             10,162
Interest income.............................       (139)         (121)             --                  (260 )
Other (income) expense......................       (161)           --              --                  (161 )
                                              ----------      --------    ---------- ----          ----------
    Income before income taxes..............      3,456         2,235         (15,103)               (9,412 )
Provision for income taxes..................      1,207           685          (5,556)(6)            (3,664 )
                                              ----------      --------    ---------- ----          ----------
    Net income..............................      2,249       $ 1,550          (9,547)               (5,748 )
                                                              ========
Preferred stock dividends...................        198                           145(7)                343
                                              -----------                 --------------           ---------
Net income applicable to common
  shareholders..............................    $ 2,051                      $ (9,692)             $ (6,091 )
                                              ==========                  ==============           ==========
Earnings per share(7).......................    $  0.25                                            $  (0.59 )
                                              ==========                                           ==========
Weighted average common shares
  outstanding...............................      9,005                                              10,349
                                              ==========                                           ==========
OTHER DATA:
EBITDA(8)...................................    $ 6,795       $ 4,698        $  2,000(2)           $ 13,493
Depreciation................................      1,562           530             125                 2,217
Amortization................................        653           675           9,619                10,947
Capital expenditures........................      2,332           570                                 2,902
Ratio of EBITDA to interest expense.........        4.8x          7.1x                                  1.3 x
Ratio of earnings to fixed charges(9).......        2.6x          3.7x                                  0.1 x(9)

  See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements

      UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND OTHER DATA

                      THREE MONTHS ENDED DECEMBER 31, 1995

                                                 EXIDE                      PRO FORMA              PRO FORMA
                                              ELECTRONICS     DELTEC      ADJUSTMENTS(1)           COMBINED
                                              -----------     -------     --------------           ---------
                                                                  (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Product revenues............................    $57,659       $40,366        $     --              $ 98,025
Service revenues............................     25,644         5,742              --                31,386
                                              ----------      --------    -------- ------          ----------
    Total revenues..........................     83,303        46,108              --               129,411
                                              ----------      --------    -------- ------          ----------
Product cost of revenues....................     42,508        25,318          (1,050)(2)(3)         66,776
Service cost of revenues....................     18,580         2,089              --                20,669
                                              ----------      --------    -------- ------          ----------
    Total cost of revenues..................     61,088        27,407          (1,050)               87,445
                                              ----------      --------    -------- ------          ----------
    Gross profit............................     22,215        18,701           1,050                41,966
Selling, general and administrative
  expense...................................     17,457         9,982             751(2)(3)          28,190
Research and development expense............      2,509         1,294            (250)(2)             3,553
Royalty expense.............................         --         1,202          (1,202)(4)                --
                                              ----------      --------    -------- ------          ----------
    Income from operations..................      2,249         6,223           1,751                10,223
Interest expense............................      1,497           860           4,247(5)              6,604
Interest income.............................        (31)          (98)             --                  (129 )
Other (income) expense......................        117            --              --                   117
                                              ----------      --------    -------- ------          ----------
    Income before income taxes..............        666         5,461          (2,496)                3,631
Provision for income taxes..................        253         1,910            (639)(6)             1,524
                                              ----------      --------    -------- ------          ----------
    Net income..............................        413       $ 3,551          (1,857)                2,107
                                                              ========
Preferred stock dividends...................         --                           343(7)                343
                                              -----------                 --------------           ---------
Net income applicable to common
  shareholders..............................    $   413                      $ (2,200)             $  1,764
                                              ==========                  ==============           ==========
Earnings per share(7).......................    $  0.04                                            $   0.17
                                              ==========                                           ==========
Weighted average common shares
  outstanding...............................      9,500                                              10,323
                                              ==========                                           ==========
OTHER DATA:
EBITDA(8)...................................    $ 4,702       $ 8,521        $  2,000(2)           $ 15,223
Depreciation................................      1,841           503             125                 2,469
Amortization................................        612           593           1,326                 2,531
Capital expenditures........................      3,938           739                                 4,677
Ratio of EBITDA to interest expense.........        3.1x          9.9x                                  2.3 x
Ratio of earnings to fixed charges(9).......        1.3x          6.2x                                  1.5 x

  See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                                                DECEMBER 31, 1995
                                          -------------------------------------------------------------
                                             EXIDE                      PRO FORMA             PRO FORMA
                                          ELECTRONICS     DELTEC      ADJUSTMENTS(1)          COMBINED
                                          -----------     -------     --------------          ---------
                                                             (DOLLARS IN THOUSANDS)
ASSETS
Current Assets
  Cash and cash equivalents.............   $   2,001      $ 5,603        $ (5,603)(1)         $   2,001
  Accounts receivable...................      95,436       34,268              --               129,704
  Inventories...........................      76,753       21,633           1,700(1)            100,086
  Other current assets..................      15,357        4,388           2,500(1)             22,245
                                            --------      -------     -----------              --------
     Total current assets...............     189,547       65,892          (1,403)              254,036
Property, plant and equipment...........      37,251        7,135           4,000(1)             48,386
Goodwill................................      18,318        7,384         129,624(10)           155,326
Other assets............................       8,823          468          28,500(11)            37,791
                                            --------      -------     -----------              --------
                                           $ 253,939      $80,879        $160,721             $ 495,539
                                            ========      =======     ===========              ========
LIABILITIES, PREFERRED STOCK AND COMMON SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt.......................   $   6,747      $    10        $     --             $   6,757
  Accounts payable......................      43,220       11,845              --                55,065
  Deferred revenues.....................      15,840        4,461              --                20,301
  Other accrued liabilities.............      15,707       19,341          (6,752)(1)(13)        28,296
  Payable to Fiskars....................          --           --           6,657(1)              6,657
                                            --------      -------     -----------              --------
     Total current liabilities..........      81,514       35,657             (95)              117,076
Long-term debt..........................      76,416       37,836         138,457(12)           252,709
Deferred liabilities....................       3,421        4,076           1,670(1)(13)          9,167
Series G Preferred Stock (redeemable
  after September 30, 2006).............          --           --          18,000(1)             18,000
Common shareholders' equity.............      92,588        3,310           2,689(13)            98,587
                                            --------      -------     -----------              --------
                                           $ 253,939      $80,879        $160,721             $ 495,539
                                            ========      =======     ===========              ========

  See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1. The Company's Unaudited Pro Forma Combined Financial Statements assume the following transactions occurred (1) at the beginning (October 1, 1994) of the Company's 1995 fiscal year for purposes of the Unaudited Pro Forma Combined Statements of Operations and Other Data and (2) on December 31, 1995, for purposes of the Unaudited Pro Forma Combined Balance Sheet:

     a. The Deltec Acquisition -- Immediately prior to the closing of the Deltec Acquisition, under the terms of the Acquisition Agreement, Fiskars will convert all net amounts owed by Deltec to Fiskars or affiliates to Deltec shareholders' equity and distribute all Deltec cash to Fiskars. Accordingly, the pro forma adjustments reflect decreases in cash ($5,603), goodwill and intangible assets ($7,384), other accrued liabilities ($6,791), deferred liabilities ($1,060) and long-term debt ($36,643), along with a corresponding increase to Deltec shareholders' equity ($31,507).

        It is assumed that the Deltec Acquisition will be financed through borrowings of $61,000 under the New Credit Facility, $97,000 from the net proceeds of the Offering of the Units, $500 payable to Fiskars on January 8, 1997 and $6,157 additional variable amount payable to Fiskars related to the assumed purchase price adjustment at December 31, 1995.

        The excess of cost over fair value of net assets acquired resulting from the preliminary purchase price allocation is assumed to be as follows:

         Pro forma purchase price --
           Cash --
              Fixed amount stated in Acquisition Agreement......................    $158,500
              Variable amount related to assumed purchase price adjustment;
               calculated based on Deltec net book value and excluded assets and
               liabilities at December 31, 1995.................................       6,157
           Series G Preferred Stock (1,000,000 shares at fair value of $18 per
              share)............................................................      18,000
           Common Stock (825,000 shares at fair market value of $14 per
              share)............................................................      11,550
           Transaction costs....................................................       4,500
                                                                                    --------
              Total pro forma purchase price....................................     198,707
                                                                                    --------
         Pro forma historical net book value of assets acquired --
           Book value per historical financial statements.......................       3,310
           Net liabilities excluded as described above..........................      31,507
                                                                                    --------
              Total pro forma historical net book value of assets acquired......     (34,817)
                                                                                    --------
         Excess of purchase price over net book value of assets acquired........     163,890
           Allocated to:
              Inventories.......................................................      (1,700)
              Other current assets..............................................      (2,500)
              Property and equipment............................................      (4,000)
              Other long-term assets............................................     (20,000)
              In-process research and development...............................      (5,000)
              Deferred income tax liability --
                Current.........................................................       1,638
                Long-term.......................................................       4,680
                                                                                    --------
         Remaining excess of cost over fair value of net assets acquired
           (goodwill)...........................................................    $137,008
                                                                                    ========

        The preliminary purchase price allocation included allocations to other long-term assets for the noncompete agreement, prepaid license fees for use of the Fiskars tradename in Europe, trademarks, patents and product drawings and specifications.

                             (DOLLARS IN THOUSANDS)

        The foregoing preliminary purchase price allocation is based on available information and certain assumptions the Company considers reasonable. The final purchase price allocation will be based upon a final determination of the fair market value of the net assets acquired at the date of the Deltec Acquisition as determined by valuations and other studies which are not yet complete. The final purchase price allocation may differ significantly from the preliminary allocation.

     b. The conversion on October 23, 1995, of Exide Electronics' 8.375% convertible subordinated notes (the "Convertible Subordinated Notes") (balance at September 30, 1995 -- $15,000) into 1,146,789 shares of Common Stock.

     c. The New Credit Facility -- Simultaneously with closing the Offering, the Company will enter into the New Credit Facility to replace its existing credit facility. The Deltec Acquisition will be partially financed through borrowings under the New Credit Facility.

     d.    The issuance of the Notes in the Offering.

2. Because the Deltec Acquisition has not been consummated, the Company has begun, but not completed, its strategic and operating plans for the integration of Deltec's operations into those of the Company. Once the Deltec Acquisition has been consummated, the Company plans to complete its strategic and operating integration plan, including coordinating its strategic and operating plans and decisions with the plans and decisions of Deltec's management. Nevertheless, based on preliminary information, assumptions and operating decisions, the Company estimates that it can eliminate duplicative costs through the combination of the two companies as described below. However, the actual cost savings may differ significantly from the preliminary estimates.

     The pro forma adjustments to reflect estimated cost savings resulting from the Deltec Acquisition assumes the following preliminary estimates of expected cost savings:

                                                                        THREE MONTHS
                                                                            ENDED
                                                     YEAR ENDED         DECEMBER 31,       LTM ENDED
                                                    SEPTEMBER 30,     -----------------   DECEMBER 31,
                                                        1995           1994       1995        1995
                                                    -------------     ------     ------   ------------
    Consolidation of large systems manufacturing
      facilities..................................     $ 3,000        $  750     $  750      $3,000
    Elimination of duplicative selling, general
      and administrative and research and
      development
      costs.......................................       2,700           675        675       2,700
    Elimination of certain manufacturing
      outsourcing and combination of
      procurement.................................       1,200           300        300       1,200
    Consolidation of European sales and service
      operations..................................         600           150        150         600
    Consolidation of international product
      offerings...................................         500           125        125         500
                                                    ----------        ------     ------   ------- ---
         Pro forma adjustment.....................     $ 8,000        $2,000     $2,000      $8,000
                                                    ==========        ======     ======   ==========

     Such pro forma adjustments have reduced costs of revenues, selling, general and administrative expense and research and development expense by $4,700, $2,300 and $1,000, respectively, for both the year ended September 30, 1995 and the LTM ended December 31, 1995 and by $1,175, $575 and $250 for both the three month periods ended December 31, 1994 and 1995, respectively.

     In addition to the cost savings initiatives and estimated cost savings described above, the Company estimates that it can eliminate additional annual duplicative costs through the combination of the two companies. However, such amount cannot be quantified at this time and has not been reflected in the pro forma adjustments.

                             (DOLLARS IN THOUSANDS)

     The estimated preliminary non-recurring costs of implementing the above pro forma cost savings are $3,500 and are excluded from the pro forma adjustments. The actual non-recurring costs may differ significantly from the preliminary estimates.

3. The pro forma adjustment to reflect the effect of the preliminary purchase price allocation on cost of revenues, selling, general and administrative expense and research and development expense assumes:

                                                                    THREE MONTHS
                                                                       ENDED
                                                  YEAR ENDED        DECEMBER 31,       LTM ENDED
                                                 SEPTEMBER 30,    ----------------    DECEMBER 31,
                                                     1995          1994      1995         1995
                                                 -------------    ------    ------    ------------
    Cost of revenues --
      Record amortization of amounts allocated
         to inventories........................     $ 1,700       $1,700    $   --      $     --
      Record depreciation of amounts allocated
         to property and equipment.............         500          125       125           500
                                                 ----------       ------    ------    -------- --
                                                    $ 2,200       $1,825    $  125      $    500
                                                 ==========       ======    ======    ==========
    Selling, general and administrative
      expense --
      Record amortization of amounts allocated
         to other current assets...............     $ 2,500       $1,675    $   --      $    825
      Record amortization of goodwill in
         connection with the acquisition over
         40 years..............................       3,425          856       856         3,425
      Record amortization of amounts allocated
         to other long-term assets.............       4,250        1,063     1,063         4,250
      Elimination of previously recorded Deltec
         amortization of goodwill and
         intangible assets.....................      (2,485)        (675)     (593)       (2,403)
                                                 ----------       ------    ------    -------- --
                                                    $ 7,690       $2,919    $1,326      $  6,097
                                                 ==========       ======    ======    ==========
    Research and development expense --
      Record amortization of amounts allocated
         to purchased in-process research and
         development...........................     $ 5,000       $5,000    $   --      $     --
                                                 ==========       ======    ======    ==========

     The amounts allocated to inventories, other current assets and purchased in-process research and development will be fully amortized during the twelve months following the Deltec Acquisition date. Amounts allocated to certain long-term assets will be fully amortized during the four years following the Deltec Acquisition date, which will reduce the annual amortization for such amounts from $4,250 as shown above to $750 beginning in the fifth year following the Deltec Acquisition date.

4. The royalty expense previously charged by Fiskars to Deltec will not be charged after the Deltec Acquisition due to the license fees paid in the purchase price for use of the Fiskars tradename in Europe.

                             (DOLLARS IN THOUSANDS)

5.   The pro forma adjustment to interest expense assumes:

                                                                        THREE MONTHS
                                                                            ENDED
                                                     YEAR ENDED         DECEMBER 31,       LTM ENDED
                                                    SEPTEMBER 30,     -----------------   DECEMBER 31,
                                                        1995           1994       1995        1995
                                                    -------------     ------     ------   ------------
    Elimination of interest related to --
      Conversion of Deltec debt to Fiskars to
         Deltec equity............................     $(2,888)       $ (635)    $ (808)    $ (3,061)
      Conversion of Convertible Subordinated
         Notes....................................      (1,256)         (314)       (80)      (1,022)
    Additional interest expense related to --
      The Notes at 11.5%(a).......................      11,500         2,875      2,875       11,500
      $75,100 of net additional borrowings under
         the New Credit Facility..................       6,353         1,571      1,587        6,369
      Replacement of the existing credit facility
         with the New Credit Facility.............         715           125        334          924
      Estimated interest payment to Fiskars as
         part of amendment to Acquisition
         Agreement................................       4,100         4,100         --           --
    Amortization of deferred financing costs
      related to --
      The Notes...................................         425           106        106          425
      New Credit Facility.........................         982           245        233          970
                                                    ----------        ------     ------   -------- --
         Pro forma adjustment.....................     $19,931        $8,073     $4,247     $ 16,105
                                                    ==========        ======     ======   ==========

---------------
     (a) Assumes a 11.5% interest rate. Does not reflect the sale of any Warrants as part of the Units offered hereby. The issuance of any such Warrants will result in the Notes being recorded at a discount, which discount will be amortized over the life of the Notes resulting in additional interest expense being recorded.

     The additional interest expense related to the replacement of the existing credit facility with the New Credit Facility was determined based on (i) average borrowings outstanding under the existing credit facility of $40,985 for the year ended September 30, 1995, $28,550 for the three months ended December 31, 1994, $70,334 for the three months ended December 31, 1995 and $51,431 for the LTM ended December 31, 1995, and (ii) an increase in the interest rate from the agent bank's base rate or, at the Company's option, the LIBOR rate plus 0.60% under the existing credit facility to the agent bank's base rate plus 1.5%, or at the Company's option, the LIBOR rate plus 2.5% under the New Credit Facility.

     A 25 basis point increase (or decrease) in such interest rates would increase (or decrease) annual interest expense with respect to the New Credit Facility by $378 based on pro forma borrowings of $151,200 at December 31, 1995.

6. The pro forma adjustments to the provision for income taxes assumes a tax benefit at a 39% tax rate is applied (1) to the pro forma adjustments which are assumed to be deductible for tax return purposes and (2) to non-deductible pro forma adjustments for which deferred income taxes were established in the preliminary purchase price allocation. While tax benefits for interest deductions on the Notes have been reflected in the pro forma adjustments, such deductions may be subject to certain limitations under the Code (as defined).

                             (DOLLARS IN THOUSANDS)

7.   The pro forma adjustments to preferred stock dividends assumes:

                                                                    THREE MONTHS
                                                                        ENDED
                                                  YEAR ENDED        DECEMBER 31,      LTM ENDED
                                                 SEPTEMBER 30,     ---------------   DECEMBER 31,
                                                     1995          1994      1995        1995
                                                 -------------     -----     -----   ------------
    Dividends related to Series G Preferred
      Stock issued to Fiskars --
      Cash dividends...........................      $ 800         $ 200     $ 200      $  800
      Accreted dividends.......................        571           143       143         571
    Eliminate dividends on Exide Electronics
      Series D and E preferred stock which was
      converted to Common Stock in 1995........       (592)         (198)       --        (394)
                                                 ----------        -----     -----   ------ ----
                                                     $ 779         $ 145     $ 343      $  977
                                                 ==========        =====     =====   ==========

     The accreted dividends relate to the accretion of the difference between the assumed fair market value of the Series G Preferred Stock at the Deltec Acquisition date ($18,000) and the redemption price at the option of holder ($24,000) after September 30, 2006 over the period from the Deltec Acquisition date to September 30, 2006.

     Pro forma primary and fully diluted earnings per share are the same for all periods presented. The computation of pro forma primary and fully diluted earnings per share assumes that the Exide Electronics Series D and E preferred stock were converted to Common Stock on October 1, 1994.

8. EBITDA represents income from operations plus depreciation and amortization (including depreciation and amortization of purchase accounting adjustments), non-recurring 1995 Exide Electronics merger, acquisition and litigation charges of $7,700 and Deltec royalty expense payable to Fiskars which will not be charged after the Deltec Acquisition. While EBITDA should not be construed as a substitute for income from operations, net income and cash flows from operating activities in analyzing operating performance, financial position and cash flows, the Company has included EBITDA because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt.

9. In the computation of the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges minus the undistributed earnings of Exide Electronics' 50%-owned subsidiary accounted for by the equity method. Fixed charges consist of interest expense which includes amortization of deferred financing costs, and one-third of rental expenses which represents that portion of rental expenses attributable to interest. On a pro forma basis after giving effect to the Transactions, earnings were inadequate to cover fixed charges by $7,778 for the year ended September 30, 1995 and $9,529 for the three months ended December 31, 1994. Adjusted to eliminate non-cash charges of depreciation and amortization of $28,861 for the year ended September 30, 1995 and $13,164 for the three months ended December 31, 1994, pro forma earnings would have exceeded fixed charges by $21,083 and $3,635, respectively.

10.   The pro forma adjustment to goodwill assumes:

    Record additional goodwill related to the Deltec Acquisition............    $137,008
    Eliminate existing Deltec goodwill......................................      (7,384)
                                                                                --------
         Pro forma adjustment...............................................    $129,624
                                                                                ========

                             (DOLLARS IN THOUSANDS)

11. The pro forma adjustment to other long-term assets assumes:

    Record certain other intangible assets.....................................    $ 20,000
    Record deferred financing costs related to the Notes.......................       4,250
    Record deferred financing costs related to New Credit Facility.............       4,250
                                                                                   --------
         Pro forma adjustment..................................................    $ 28,500
                                                                                   ========

12. The pro forma adjustment to long-term debt assumes:

    Record the Notes...........................................................    $100,000(a)
    Record net additional borrowings under New Credit Facility:
         Cash purchase price to Fiskars........................................      61,000
         Acquisition transaction costs.........................................       4,500
         Transaction costs related to the Notes................................       1,250
         Transaction costs related to New Credit Facility......................       4,250
         Interest paid to Fiskars..............................................       4,100
    Eliminate Deltec long-term debt to Fiskars.................................     (36,643)
                                                                                   --------
         Pro forma adjustment..................................................    $138,457
                                                                                   ========

---------------
    (a) Does not reflect the sale of any Warrants as part of the Units offered hereby. The issuance of any such Warrants will result in the Notes being recorded at a discount.

13. The pro forma adjustment to shareholders' equity assumes:

    Record common stock issued to Fiskars......................................    $ 11,550
    Record writeoff of purchased in-process research and development, net of
      assumed tax benefit of $1,950............................................      (3,050)
    Record interest of $4,100 paid to Fiskars, net of assumed tax benefit of
      $1,599...................................................................      (2,501)
    Eliminate Deltec shareholders' equity......................................      (3,310)
                                                                                   --------
         Pro forma adjustment..................................................    $  2,689(a)
                                                                                   ========

---------------
    (a) Does not reflect the sale of any Warrants as part of the Units offered hereby. The issuance of any such Warrants will result in the value of the Warrants being recorded as additional common shareholders' equity.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
Exide Electronics Group, Inc.
  Annual Consolidated Financial Statements
     Report of Arthur Andersen LLP, Independent Public Accountants....................  F-2
     Consolidated Balance Sheet as of September 30, 1994 and 1995.....................  F-3
     Consolidated Statement of Operations for the years ended September 30, 1993, 1994 and 1995........................................................................  F-4
     Consolidated Statement of Changes in Common Shareholders' Equity for the years ended September 30, 1993, 1994 and 1995.........................................  F-5
     Consolidated Statement of Cash Flows for the years ended September 30, 1993, 1994 and 1995.......................................................................  F-6
     Notes to Consolidated Financial Statements.......................................  F-7
  Interim Consolidated Financial Statements -- unaudited
     Consolidated Balance Sheet as of September 30, 1995 and December 31, 1995........  F-30
     Consolidated Statement of Operations for the three months ended December 31, 1994 and 1995........................................................................  F-31
     Consolidated Statement of Cash Flows for the three months ended December 31, 1994 and 1995........................................................................  F-32
     Notes to Consolidated Financial Statements.......................................  F-33
Deltec Power Systems, Inc.
  Annual Combined and Consolidated Financial Statements
     Report of Price Waterhouse LLP, Independent Accountants..........................  F-40
     Reports of KPMG Peat Marwick LLP, Independent Accountants, covering FPS Power
      Systems Oy Ab (Finland), FPS Power Systems A/S (Norway), Fiskars Power Systems
      A/S (Denmark) and Fiskars Power Systems AB (Sweden).............................  F-41
     Consolidated Balance Sheets as of December 31, 1994 and 1995 (unaudited) and
      September 30, 1995..............................................................  F-45
     Combined/Consolidated Statements of Operations for the years ended December 31,
      1993, 1994, and 1995 (unaudited) and for the nine months ended September 30,
      1995............................................................................  F-46
     Combined/Consolidated Statements of Shareholders' Equity for the years ended
      December 31, 1993 and 1994, and for the nine months ended September 30, 1995 and for the three months ended December 31, 1995 (unaudited)........................  F-47
     Combined/Consolidated Statements of Cash Flows for the years ended December 31,
      1993, 1994 and 1995 (unaudited) and for the nine months ended September 30,
      1995............................................................................  F-48
     Notes to the Combined and Consolidated Financial Statements......................  F-49
  Interim Consolidated Financial Statements -- unaudited
     Consolidated Balance Sheets as of September 30, 1995 and December 31, 1995.......  F-67
     Consolidated Statements of Operations for the three months ended December 31,
      1994 and 1995...................................................................  F-68
     Consolidated Statements of Cash Flows for the three months ended December 31,
      1994 and 1995...................................................................  F-69
     Notes to the Consolidated Financial Statements...................................  F-70

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO EXIDE ELECTRONICS GROUP, INC.:

     We have audited the accompanying consolidated balance sheet of Exide Electronics Group, Inc. (a Delaware corporation) and subsidiaries as of September 30, 1994 and 1995, and the related consolidated statements of operations, changes in common shareholders' equity and cash flows (restated for the pooling-of-interest transaction as discussed in Note 2) for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Exide Electronics Group, Inc. and subsidiaries as of September 30, 1994 and 1995 and the results of their operations and their cash flows (restated for the pooling-of-interest transaction as discussed in Note 2) for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.

     As explained in Note 12, in 1993 the Company changed its method of accounting for income taxes.

                                          ARTHUR ANDERSEN LLP

Raleigh, North Carolina,
October 25, 1995 (except for the matters discussed in Note 16, as to which the date is December 13, 1995).

                         EXIDE ELECTRONICS GROUP, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                             SEPTEMBER 30,
                                                                         ---------------------
                                                                           1994         1995
                                                                         --------     --------
                                                                         (DOLLARS IN THOUSANDS)
                                            ASSETS
Current assets
  Cash and cash equivalents..........................................    $  5,886     $  2,787
  Accounts receivable................................................     105,712      105,524
  Inventories........................................................      55,529       72,890
  Deferred tax assets................................................       7,532        9,672
  Other current assets...............................................       4,549        3,705
                                                                         --------     --------
     Total current assets............................................     179,208      194,578
                                                                         --------     --------
Property, plant, and equipment
  Land, buildings, and leasehold improvements........................       8,809        9,931
  Machinery and equipment............................................      51,653       61,519
                                                                         --------     --------
                                                                           60,462       71,450
  Accumulated depreciation...........................................      32,250       36,393
                                                                         --------     --------
                                                                           28,212       35,057
Goodwill.............................................................       8,947       18,738
Other assets.........................................................       8,309        8,078
                                                                         --------     --------
                                                                         $224,676     $256,451
                                                                         ========     ========
            LIABILITIES, REDEEMABLE PREFERRED STOCK, & COMMON SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt....................................................    $  5,802     $  7,655
  Accounts payable...................................................      44,958       46,041
  Deferred revenues..................................................      16,577       15,602
  Accrued compensation...............................................       8,153        7,945
  Other accrued liabilities..........................................      10,381       11,792
                                                                         --------     --------
     Total current liabilities.......................................      85,871       89,035
                                                                         --------     --------
Long-term debt.......................................................      43,400       65,258
                                                                         --------     --------
Convertible subordinated notes.......................................      15,000       15,000
                                                                         --------     --------
Deferred liabilities.................................................       2,943        3,391
                                                                         --------     --------
Redeemable preferred stock...........................................      10,000           --
                                                                         --------     --------
Commitments and contingencies (Notes 6, 7 and 15)
Common shareholders' equity
  Common stock, $0.01 par value, 30,000,000 shares authorized;
     shares issued: 7,735,165 in 1994 and 8,376,341 in 1995..........          77           84
  Additional paid-in capital.........................................      48,223       58,190
  Retained earnings..................................................      26,870       32,437
  Cumulative translation adjustments.................................      (1,757)      (1,404)
                                                                         --------     --------
                                                                           73,413       89,307
Less: Notes receivable from shareholders.............................      (5,951)      (5,520)
      Treasury stock.................................................          --          (20)
                                                                         --------     --------
                                                                           67,462       83,767
                                                                         --------     --------
                                                                         $224,676     $256,451
                                                                         ========     ========

  The accompanying notes are an integral part of these financial statements, which have been restated to reflect the merger with International Power
                   Machines on a pooling-of-interests basis.

                         EXIDE ELECTRONICS GROUP, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                 YEAR ENDED SEPTEMBER 30,
                                                           ------------------------------------
                                                             1993          1994          1995
                                                           --------      --------      --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Product revenues.........................................  $220,143      $259,403      $271,482
Service revenues.........................................    97,799       104,580       119,496
                                                           --------      --------      --------
     Total revenues......................................   317,942       363,983       390,978
                                                           --------      --------      --------
Product cost of revenues.................................   165,700       193,572       204,683
Service cost of revenues.................................    66,747        71,716        82,430
                                                           --------      --------      --------
     Total cost of revenues..............................   232,447       265,288       287,113
                                                           --------      --------      --------
  Gross profit...........................................    85,495        98,695       103,865
Selling, general and administrative expense..............    55,506        65,086        69,966
Research and development expense.........................     9,592        10,150         9,929
Litigation expense.......................................        --         4,997           700
Merger and acquisition expense...........................        --            --         7,000
                                                           --------      --------      --------
  Income from operations.................................    20,397        18,462        16,270
Interest expense.........................................     4,421         5,417         5,575
Interest income..........................................      (466)         (488)         (485)
Other (income) expense...................................       396            74          (897)
                                                           --------      --------      --------
  Income before income taxes and the cumulative effect of
     accounting change...................................    16,046        13,459        12,077
Provision for income taxes...............................     6,214         4,284         4,692
                                                           --------      --------      --------
  Income before the cumulative effect of accounting
     change..............................................     9,832         9,175         7,385
Cumulative effect of accounting change for income
  taxes..................................................     1,000            --            --
                                                           --------      --------      --------
Net income...............................................  $ 10,832      $  9,175      $  7,385
                                                           ========      ========      ========
Preferred stock dividends................................     1,071           790           592
                                                           --------      --------      --------
Net income applicable to common shareholders.............  $  9,761      $  8,385      $  6,793
                                                           ========      ========      ========
PRIMARY EARNINGS PER SHARE
  Income before the cumulative effect of accounting
     change..............................................  $   1.21      $   1.07      $   0.84
  Cumulative effect of accounting change for income
     taxes...............................................      0.13            --            --
                                                           --------      --------      --------
  Net income.............................................  $   1.34      $   1.07      $   0.84
                                                           ========      ========      ========
  Weighted average number of common and equivalent shares
     outstanding.........................................     7,270         7,814         8,054
                                                           ========      ========      ========
FULLY DILUTED EARNINGS PER SHARE
  Income before the cumulative effect of accounting
     change..............................................  $   1.10      $   1.03      $   0.84
  Cumulative effect of accounting change for income
     taxes...............................................      0.11            --            --
                                                           --------      --------      --------
  Net income.............................................  $   1.21      $   1.03      $   0.84
                                                           ========      ========      ========
  Weighted average number of common and equivalent shares
     outstanding.........................................     9,316         9,393         9,673
                                                           ========      ========      ========

  The accompanying notes are an integral part of these financial statements, which have been restated to reflect the merger with International Power
                   Machines on a pooling-of-interests basis.

                         EXIDE ELECTRONICS GROUP, INC.

        CONSOLIDATED STATEMENT OF CHANGES IN COMMON SHAREHOLDERS' EQUITY

                                                                                   NOTES
                                          ADDITIONAL              CUMULATIVE     RECEIVABLE
                                 COMMON    PAID-IN     RETAINED   TRANSLATION       FROM       TREASURY
                                 STOCK     CAPITAL     EARNINGS   ADJUSTMENTS   SHAREHOLDERS    STOCK      TOTAL
                                 ------   ----------   --------   -----------   ------------   --------   -------
                                                                                                   (IN THOUSANDS)
Balance at September 30, 1992,
  as restated for merger.......   $ 70     $ 40,578    $ 10,215     $  (515)      $ (5,847)     $   --    $44,501
  Issuance of common stock.....      1          597          --          --             --          --        598
  Conversion of Series C
     preferred stock...........      5        4,995          --          --             --          --      5,000
  IPM preferred stock
     dividends.................     --           --        (400)         --             --          --       (400)
  Exide Electronics preferred
     stock dividends...........     --           --      (1,071)         --             --          --     (1,071)
  Accrued interest income on
     notes receivable from
     shareholders..............     --           --          --          --           (262)         --       (262)
  Other, net...................     --           55          --      (1,396)           160          --     (1,181)
  Net income...................     --           --      10,832          --             --          --     10,832
                                 ------     -------     -------   -------- -    -------- -      ------    -------
Balance at September 30,
  1993.........................     76       46,225      19,576      (1,911)        (5,949)         --     58,017
  Adjustment to conform fiscal
     year of IPM...............     --           --        (591)         --             --          --       (591)
  Issuance of common stock.....      1        1,998          --          --             --          --      1,999
  IPM preferred stock
     dividends.................     --           --        (500)         --             --          --       (500)
  Exide Electronics preferred
     stock dividends...........     --           --        (790)         --             --          --       (790)
  Accrued interest income on
     notes receivable from
     shareholders..............     --           --          --          --           (278)         --       (278)
  Other, net...................     --           --          --         154            276          --        430
  Net income...................     --           --       9,175          --             --          --      9,175
                                 ------     -------     -------   -------- -    -------- -      ------    -------
Balance at September 30,
  1994.........................     77       48,223      26,870      (1,757)        (5,951)         --     67,462
  Issuance of common stock.....      1           (3)         --          --             --       1,288      1,286
  Conversion of Series D and
     Series E preferred
     stock.....................      6        9,994          --          --             --          --     10,000
  Purchases of treasury
     stock.....................     --           --          --          --            605      (1,308)      (703)
  IPM preferred stock
     dividends.................     --           --      (1,226)         --             --          --     (1,226)
  Exide Electronics preferred
     stock dividends...........     --           --        (592)         --             --          --       (592)
  Accrued interest income on
     notes receivable from
     shareholders..............     --           --          --          --           (310)         --       (310)
  Other, net...................     --          (24)         --         353            136          --        465
  Net income...................     --           --       7,385          --             --          --      7,385
                                 ------     -------     -------   -------- -    -------- -      ------    -------
Balance at September 30,
  1995.........................   $ 84     $ 58,190    $ 32,437     $(1,404)      $ (5,520)     $  (20)   $83,767
                                 ======     =======     =======   =========      =========      ======    =======

The accompanying notes are an integral part of these financial statements, which have been restated
          to reflect the merger with International Power Machines on a pooling-of-interests basis.

                         EXIDE ELECTRONICS GROUP, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                  YEAR ENDED SEPTEMBER 30,
                                                             ----------------------------------
                                                               1993         1994         1995
                                                             --------     --------     --------
                                                                       (IN THOUSANDS)
Cash flows from operating activities
  Net income...............................................  $ 10,832     $  9,175     $  7,385
  Adjustment to conform fiscal year of IPM.................        --           49           --
  Adjustments to reconcile net income to cash provided by
     (used in) operating activities:
     Depreciation expense..................................     5,304        6,105        6,683
     Amortization expense..................................     1,646        2,325        2,762
     (Increase) decrease in accounts receivable............   (25,867)      (7,351)       2,251
     Increase in inventories...............................   (14,795)      (4,943)     (17,131)
     (Increase) decrease in other current assets...........       437       (2,549)        (360)
     Increase (decrease) in accounts payable...............    14,935        2,657          (77)
     Increase (decrease) in other current liabilities......     5,869        1,946         (681)
     Cumulative effect of accounting change................    (1,000)          --           --
     Other, net............................................      (682)       1,064          276
                                                             --------     --------     --------
       Net cash provided by (used in) operating
          activities.......................................    (3,321)       8,478        1,108
                                                             --------     --------     --------
Cash flows from investing activities
  Acquisitions of property, plant, and equipment...........    (8,255)      (8,735)     (12,497)
  Acquisitions, net of cash acquired.......................    (1,983)      (3,580)     (13,151)
  Other, net...............................................    (1,282)      (1,576)         (50)
                                                             --------     --------     --------
       Net cash used in investing activities...............   (11,520)     (13,891)     (25,698)
                                                             --------     --------     --------
Cash flows from financing activities
  Proceeds from bank credit facilities.....................    78,527       91,938      143,713
  Payments of bank credit facilities.......................   (63,703)     (83,629)    (116,274)
  Payments of industrial revenue bonds.....................      (900)      (3,500)      (4,600)
  (Increase) decrease in funds held in trust for future
     construction..........................................       (64)       2,600           --
  Issuance of common stock.................................       598        1,055        1,342
  Purchases of treasury stock..............................        --           --         (703)
  Issuance of redeemable preferred stock...................     4,900           --           --
  Preferred stock dividends of Exide Electronics...........    (1,006)        (839)        (789)
  Preferred stock dividends of IPM.........................      (400)        (500)      (1,226)
  Payments of notes receivable from shareholders...........       160          276          136
  Other, net...............................................      (879)        (567)        (108)
                                                             --------     --------     --------
       Net cash provided by financing activities...........    17,233        6,834       21,491
                                                             --------     --------     --------
Net increase (decrease) in cash and cash equivalents.......     2,392        1,421       (3,099)
Cash and cash equivalents, beginning of period.............     2,073        4,465        5,886
                                                             --------     --------     --------
Cash and cash equivalents, end of period...................  $  4,465     $  5,886     $  2,787
                                                             ========     ========     ========

  The accompanying notes are an integral part of these financial statements, which have been restated to reflect the merger with International Power
                   Machines on a pooling-of-interests basis.

                         EXIDE ELECTRONICS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION The consolidated financial statements include the accounts of Exide Electronics Group, Inc. (the "Company") and its wholly-owned subsidiaries. The Company designs, manufactures, markets, and services a broad line of uninterruptible power systems ("UPS") products that protect computers and other sensitive electronic equipment against electrical power distortions and interruptions. The Company's products are used principally for financial, medical, industrial, telecommunications, military, and aerospace applications throughout the world. The Company's investment in a joint venture is accounted for using the equity method. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts in the prior years' financial statements have been reclassified to conform to the current year presentation. These reclassifications are not material.

     On February 8, 1995, the Company completed the merger of International Power Machines Corporation ("IPM") with and into a newly formed subsidiary of the Company. The merger was structured as a tax-free exchange and was accounted for as a pooling-of-interests. Accordingly, the accompanying consolidated financial statements and related notes include the accounts and results of operations of IPM for all periods presented (see Note 2).

     REVENUES Revenues from product sales are recognized at the time of shipment to customers. Service revenues are recognized as services are performed. Maintenance contract revenues, net of directly associated costs, are deferred and recognized on a straight-line basis over the terms of the contracts. All revenues are shown net of provisions for customer returns and adjustments.

     ADVERTISING COSTS Advertising costs are reported in selling, general and administrative expenses in the accompanying consolidated statement of operations and include costs of advertising, public relations, trade shows, direct mailings, customer seminars, and other activities designed to enhance demand for the Company's products. Advertising costs were $4,356,000 in 1993, $5,972,000 in 1994, and $7,344,000 in 1995. There are no capitalized advertising costs in the accompanying consolidated balance sheet.

     PER SHARE DATA Primary net income per common and equivalent share is computed using net income after preferred stock dividends and the weighted average number of shares of common stock and dilutive common stock equivalents. Fully diluted net income per share is similarly computed but includes the effect, when dilutive, of assumed conversion of the Company's convertible subordinated notes, and prior to its conversion, the Company's redeemable preferred stock (see Note 8).

     INVENTORIES Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out ("LIFO") method for certain domestic inventories and by the first-in, first-out ("FIFO") method for the remaining inventories.

     PROPERTY, PLANT, AND EQUIPMENT Property, plant, and equipment is stated at original cost. Depreciation and amortization is calculated using primarily the straight-line method for financial reporting purposes and primarily accelerated methods for tax purposes. For financial reporting purposes, equipment is depreciated over three to ten years and buildings are depreciated over thirty years. Leasehold improvements are amortized over the shorter of the useful life of the asset or the term of the lease.

     SOFTWARE DEVELOPMENT COSTS Costs of developing new software products and enhancements to existing software products are capitalized after technological feasibility is established. The costs of capitalized software are amortized over the estimated useful lives of the related products, generally one to five years. The accompanying consolidated balance sheet at September 30, 1994 and 1995 includes unamortized software development costs of $2,128,000 and $2,072,000, respectively. Related amortization expense was $277,000 in 1993, $683,000 in 1994, and $1,035,000 in 1995.

     GOODWILL Goodwill is amortized over periods ranging from ten to forty years.

                         EXIDE ELECTRONICS GROUP, INC.

     TRANSLATION OF FOREIGN CURRENCIES Certain of the Company's non-U.S. subsidiaries use their local currency as their functional currency. Their asset and liability accounts are translated into U.S. dollars at the exchange rates in effect at the balance sheet date, while revenues and expenses are translated using average exchange rates during the period. Translation adjustments are recorded directly to the cumulative translation adjustments component of common shareholders' equity and do not affect the results of operations. Losses on foreign currency transactions were $221,000 in 1993, $257,000 in 1994, and $218,000 in 1995.

     USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses. Actual results may differ from those estimates.

     RECENT ACCOUNTING PRONOUNCEMENTS The Financial Accounting Standards Board recently issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement requires long-lived assets to be evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company will adopt SFAS No. 121 in fiscal 1996 and does not expect its provisions to have a material effect on the Company's consolidated results of operations.

     The Financial Accounting Standards Board also recently issued SFAS No. 123, "Accounting for Stock-Based Compensation." This statement introduces a fair-value based method of accounting for stock-based compensation. It encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on the new fair value accounting rules. However, if the Company chooses not to recognize compensation expense in accordance with the provisions of this statement, pro forma disclosures are required in the notes to consolidated financial statements. The Company will adopt the disclosure provisions of SFAS No. 123 by fiscal 1997.

NOTE 2: MERGER WITH IPM

     On February 8, 1995, the Company completed the merger of IPM with and into a newly-formed subsidiary of the Company. IPM develops, manufactures, sells, and services UPS products, and is compatible with Exide Electronics in terms of the products and services provided and its channels of distribution. Under the terms of the agreement, the Company issued approximately 1,510,000 newly registered shares of Exide Electronics' common stock for all of the outstanding shares of IPM's common and preferred stock. The merger was structured as a tax-free exchange and was accounted for as a pooling-of-interests. Accordingly, the accompanying consolidated financial statements and related notes have been restated to include the accounts and results of operations of IPM for all periods presented.

     Historically, IPM prepared its financial statements using a December 31 fiscal year end. As of September 30, 1994, IPM's fiscal year end has been changed to conform to Exide Electronics' September 30 year end. The consolidated statement of operations for the year ended September 30, 1994, combines Exide Electronics' historical consolidated statement of operations for the fiscal year ended September 30, 1994, with IPM's consolidated statement of operations for the year ended September 30, 1994. In accordance with the accounting rules prescribed or permitted for pooling-of-interests, the restated financial statements for the fiscal year ended September 30, 1993 combine the historical consolidated results of operations of Exide Electronics for the year then ended with IPM's historical consolidated results of operations for the calendar year ended December 31, 1993. As a result, IPM's operations for the quarter ended December 31, 1993, are included in the consolidated statements of income, changes in shareholders' equity, and cash flows for both of the fiscal years ended September 30, 1994 and 1993. IPM's revenues were $9,486,000 and net income was $688,000 for the quarter ended December 31, 1993.

                         EXIDE ELECTRONICS GROUP, INC.

     The restated balance sheet as of September 30, 1994 combines Exide Electronics' historical consolidated balance sheet as of September 30, 1994 with IPM's historical consolidated balance sheet as of that date. The restated balance sheet as of September 30, 1993 combines Exide Electronics' historical consolidated balance sheet as of September 30, 1993 with IPM's historical consolidated balance sheet as of December 31, 1993. An adjustment to conform IPM's fiscal year is shown in the accompanying consolidated statement of changes in shareholders' equity. An adjustment is also shown in the accompanying consolidated statement of cash flows for the year ended September 30, 1994 to account for IPM's change in cash for the quarter ended December 31, 1993. Combined and separate results of Exide Electronics and IPM during the periods preceding the merger were as follows (in thousands):

                                                     EXIDE
                                                  ELECTRONICS       IPM       ADJUSTMENTS     COMBINED
                                                  -----------     -------     -----------     --------
Quarter ended December 31, 1994
  Revenues....................................     $  81,264      $10,802             --      $ 92,066
  Net income..................................     $   1,746      $   538      $     (35)     $  2,249
                                                    --------      -------      ---------      --------
Year ended September 30, 1994
  Revenues....................................     $ 326,583      $37,400             --      $363,983
  Net income..................................     $   7,731      $ 1,566      $    (122)     $  9,175
                                                    --------      -------      ---------      --------
Year ended September 30, 1993
  Revenues....................................     $ 281,949      $35,993             --      $317,942
  Net income..................................     $   9,251      $ 1,814      $    (233)     $ 10,832
                                                    --------      -------      ---------      --------

     The combined financial results presented above and the accompanying consolidated financial statements include adjustments to conform the accounting methodology of IPM for reserving for excess and obsolete service inventories to the accounting methodology used by Exide Electronics. There were no intercompany transactions during the periods presented.

     In connection with the merger, the Company recorded a nonrecurring charge of $5.5 million ($4.4 million after tax) in the second quarter of fiscal 1995. This charge included approximately $3.0 million for legal, accounting, financial advisory, and other costs. The Company also expensed approximately $2.5 million for the estimated costs of closing a duplicate operating facility and discontinuing certain duplicate product lines manufactured at that facility. As of September 30, 1995, all operations at the duplicate facility have ceased, and the Company has entered into negotiations to sell the remaining fixed assets at the facility. The Company is also in the process of disposing of excess inventories related to the duplicate product lines. Other than amounts sufficient to cover remaining lease payments on the duplicate facilities and disposal of excess inventory, there are no significant accrued costs related to the merger included in the consolidated balance sheet at September 30, 1995.

                         EXIDE ELECTRONICS GROUP, INC.

NOTE 3: ACCOUNTS RECEIVABLE

     Accounts receivable consisted of the following (in thousands):

                                                                             SEPTEMBER 30,
                                                                         ---------------------
                                                                           1994         1995
                                                                         --------     --------
Accounts Receivable:
  Commercial.........................................................    $ 73,913     $ 86,936
  United States government...........................................      33,947       21,105
                                                                         --------     --------
                                                                          107,860      108,041
Less: Allowance for doubtful accounts, customer returns and
      adjustments....................................................       2,148        2,517
                                                                         --------     --------
                                                                         $105,712     $105,524
                                                                         ========     ========

     Accounts receivable at September 30, 1994 and 1995 included unbilled receivables of $12,808,000 and $7,371,000, and retainage receivables of $755,500 and $1,452,000, respectively. Unbilled receivables relate primarily to one United States government contract with multiple installation sites and are generally billable in the month following contract performance. Retainage receivables generally relate to larger customer contracts and become payable at specified dates after installation and customer acceptance.

     Commercial accounts receivable are generally not concentrated in any geographic region or industry. Collateral is usually not required except for certain international transactions for which the Company requires letters of credit to secure payment.

NOTE 4: INVENTORIES

     Inventories, which include materials, labor and manufacturing overhead, consisted of the following (in thousands):

                                                                              SEPTEMBER 30,
                                                                           -------------------
                                                                            1994        1995
                                                                           -------     -------
Raw materials and supplies.............................................    $20,149     $27,989
Work in process........................................................      7,288       6,064
Finished goods.........................................................     14,805      24,054
Service parts..........................................................     13,287      14,783
                                                                           -------     -------
                                                                           $55,529     $72,890
                                                                           =======     =======

     Domestic inventories of approximately $37,900,000 and $52,167,000 were valued using the LIFO method at September 30, 1994 and 1995, respectively. The LIFO value exceeded the FIFO value of these inventories by approximately $693,000 at September 30, 1994 and $1,941,000 at September 30, 1995. There was no liquidation of prior years' LIFO layers in 1995, and the effect of such liquidation in 1994 was not significant.

NOTE 5: SHORT-TERM DEBT

     Certain of the Company's subsidiaries maintain various lines of credit. These lines, which had interest rates ranging from 7.25% to 8.50% at September 30, 1995, are primarily due on demand and are generally secured by guaranties of payment by the Company. Approximately $4,902,000 and $7,130,000 were outstanding under these facilities at September 30, 1994 and 1995, respectively. The remaining availability under these facilities at September 30, 1995, was approximately $6,900,000.

                         EXIDE ELECTRONICS GROUP, INC.

     The weighted average interest rate incurred on the Company's short-term debt was 8.5% in 1995 and 8.1% in 1994. The short-term debt balance outstanding at September 30, 1995 approximated fair value for loans with similar terms.

NOTE 6: LONG-TERM DEBT AND CONVERTIBLE SUBORDINATED NOTES

     Long-term debt consisted of the following (in thousands):

                                                                              SEPTEMBER 30,
                                                                           -------------------
                                                                            1994        1995
                                                                           -------     -------
Domestic bank credit facility..........................................    $39,700     $65,000
Industrial revenue bonds...............................................      4,600          --
Other long-term debt...................................................         --         783
                                                                           -------     -------
                                                                            44,300      65,783
Less current portion...................................................        900         525
                                                                           -------     -------
                                                                           $43,400     $65,258
                                                                           =======     =======
Convertible subordinated notes.........................................    $15,000     $15,000
                                                                           =======     =======

     At September 30, 1995, the Company had $145 million of committed domestic unsecured bank credit facilities comprised of a $95 million revolving credit facility ("Facility A") for working capital and general corporate purposes, which may include letters of credit, and a $50 million revolving credit facility ("Facility B") for financing certain acquisitions and refinancing specified existing obligations. Facility A includes a sublimit of $30 million which may be used in support of the Company's international subsidiaries.

     Amounts outstanding at September 30, 1995 under both facilities bear interest at either the agent bank's base rate or, at the Company's option, the LIBOR rate plus .60%. For the year ended September 30, 1995, the weighted average interest rate on these facilities was 6.5%. The average daily unutilized commitment incurs a commitment fee of .20% per annum, and letters of credit bear a fee of .60% per annum. These rates and fees may be adjusted based on a senior debt to cash flow ratio, as defined. Balances outstanding on these facilities at September 30, 1994 and 1995 approximated their fair value. Amounts outstanding under Facility A are due and payable on September 30, 1997. Amounts outstanding under Facility B will convert to a term loan on September 30, 1996, with quarterly principal payments thereafter of 5% of the amount outstanding on conversion, with the remaining balance due September 30, 1999.

     The credit agreement contains certain financial covenants, including a senior debt to cash flow ratio, a fixed charge coverage ratio, a leverage ratio, and a minimum net worth requirement. As of September 30, 1995, the Company was in compliance with all financial covenants, as amended. The agreement also imposes certain restrictions on mergers, acquisitions, investments in other companies and liquidations; additional senior indebtedness; disposition of assets; related party transactions; and prohibits payments of dividends on common stock if the Company would be in default before or after such dividend payment.

     In December 1995, the Company received a commitment to refinance these facilities, concurrent with the closing of the Deltec Acquisition (see Note 16).

     In fiscal 1990, Industrial Revenue Bonds ("the IRBs") in the aggregate amount of $9 million were issued to finance a portion of the cost of constructing a manufacturing facility near Wilmington, North Carolina. The average interest rate on the IRBs was 7.24%. On June 1, 1994, the Company executed a partial redemption in the amount of $2.6 million using the excess project funds held in trust. On December 1, 1994, the Company exercised its option to redeem the remaining bonds outstanding at a redemption price of 102%.

                         EXIDE ELECTRONICS GROUP, INC.

     In September 1992, the Company sold $15 million of convertible subordinated notes (the "Notes"). The Notes bore interest at 8.375% per annum, payable semi-annually. The Notes were convertible into common stock of the Company at any time for an initial conversion price of $13.08 per share, subject to adjustment for certain events. On October 23, 1995, the holder of the Notes exercised its option to convert the Notes into 1,146,789 shares of the Company's common stock. The market value of the Notes if they had been converted into the Company's common stock was approximately $24.9 million and $21.5 million at September 30, 1994 and 1995, respectively.

     Future maturities of long-term debt at September 30, 1995, giving effect to the October 1995 conversion of the Notes into the Company's common stock, were (in thousands):

                        1996.............................    $   525
                        1997.............................     53,469
                        1998.............................      2,969
                        1999.............................      8,769
                        2000.............................         51
                        Thereafter.......................         --
                                                             -------
                                                             $65,783
                                                             =======

NOTE 7: LEASE COMMITMENTS

     The Company leases buildings, equipment and machinery under various operating leases. Future minimum payments at September 30, 1995 under noncancellable operating leases were (in thousands):

                        1996.............................    $ 6,410
                        1997.............................      6,175
                        1998.............................      5,249
                        1999.............................      4,815
                        2000.............................      3,909
                        Thereafter.......................     19,265
                                                             -------
                                                             $45,823
                                                             =======

     Rental expense related to operating leases was $7,165,000 in 1993, $7,780,000 in 1994, and $8,109,000 in 1995.

NOTE 8: REDEEMABLE PREFERRED STOCK

     Authorized preferred stock consists of 2,000,000 shares of $0.01 par value preferred stock, of which 6,000 shares have been designated as Series D Preferred Stock, 6,000 shares as Series E Preferred Stock, and 200,000 shares as Series F Junior Participating Preferred Stock.

     In August 1991, the Company issued 5,000 shares of Series C Preferred Stock (the "Series C shares") at a purchase price of $1,000 per share. The Series C shares were convertible at the option of the holder into the Company's common stock at a conversion price per share of $9.5062. The holder exercised this option in August 1993 and converted the Series C shares into 525,972 shares of the Company's common stock. In February 1995, authorization for Series C Preferred Stock was removed from the Company's Certificate of Incorporation.

     In July 1992, the Company issued to Japan Storage Battery Co., Ltd. ("JSB") 5,100 shares of the Company's Series D Preferred Stock (the "Series D shares") at a purchase price of $1,000 per share. JSB had

                         EXIDE ELECTRONICS GROUP, INC.

the right to convert some or all of the Series D shares into the Company's common stock at a conversion price per share of $13.08, subject to adjustment upon the occurrence of certain events. In December 1992, JSB exercised an option to purchase 4,900 shares of Series E Preferred Stock (the "Series E shares") at a purchase price of $1,000 per share. The Series E shares were convertible at the option of JSB into the Company's common stock at a conversion price per share of $23.86, subject to adjustment upon the occurrence of certain events. On July 1, 1995, JSB exercised these options and converted all of the Series D and Series E shares into 595,273 shares of the Company's common stock.

     The Company owns 50% of a joint venture with JSB for distribution of products in Japan. The carrying value of the Company's investment in the joint venture at September 30, 1995 was $399,000. Total sales to the joint venture by the Company were approximately $3.6 million in 1993, $4.1 million in 1994, and $9.1 million in 1995. Accounts receivable from the joint venture were approximately $938,000 and $2,806,000 at September 30, 1994 and 1995, respectively.

NOTE 9: COMMON SHAREHOLDERS' EQUITY

     As of September 30, 1995, the Company had notes receivable of $5,520,000 (including accrued interest of $1,917,000) related to the sale of 537,852 shares of common stock to certain employees. The notes generally bear simple interest at prime and are payable ten years from the date of issuance or earlier upon sales of the shares or upon termination of employment. The market value of these notes receivable was approximately $5,120,000 and $4,956,000 at September 30, 1994 and 1995, respectively.

     In November 1992, the Board of Directors adopted a shareholders' rights plan to deter coercive takeover tactics and to prevent a potential acquirer from gaining control of the Company without offering a fair price to all of the Company's shareholders. The Board declared a dividend distribution of one right for each share of common stock outstanding on or issued after December 7, 1992 (the "Right" or "Rights"). Each Right, when exercisable, entitles the registered holder to purchase from the Company one one-hundredth of a share of Series F Junior Participating Preferred Stock at a purchase price of $80 per one one-hundredth share, subject to certain adjustments. The Rights will become exercisable only upon the occurrence of a person or group acquiring beneficial ownership of 15% or more of the Company's then outstanding common stock, and will expire in December 2002 unless previously redeemed or exchanged by the Company.

     In the event that a person becomes the beneficial owner of 15% or more of the Company's then outstanding shares of common stock, except pursuant to an offer for all outstanding shares of common stock which the outside directors determine to be fair to and otherwise in the best interests of the Company and its shareholders, each holder of a Right, other than the person triggering the Rights, will have the right to receive common stock (or in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Similarly, if the Company is acquired in a merger or other similar business combination without the consent of the Company's Board of Directors, each holder of a Right, except the person triggering the Rights, will have the right to receive common stock of the acquiring Company having a value equal to two times the exercise price of the Right.

     In November 1994, the Board of Directors authorized the repurchase of up to 5% of the Company's outstanding common stock. Purchases may be made from time to time as management considers appropriate. In October 1995, the Company repurchased approximately 131,000 shares of its common stock.

NOTE 10: STOCK AND BENEFIT PLANS

     1995 EMPLOYEE STOCK OPTION AND RESTRICTED STOCK PLAN This plan provides for the grant to selected employees of up to 750,000 shares of the Company's common stock. The purchase price for stock options under this plan shall be no less than fair market value of the common stock at the date of grant.

                         EXIDE ELECTRONICS GROUP, INC.

     1995 DIRECTORS PLAN This plan provides for the grant of up to 150,000 shares of the Company's common stock. Each of the Company's non-employee directors receives an option to purchase 3,000 shares of common stock on the date of commencement of service as a director and annually thereafter for as long as the director remains on the board. The purchase price for stock options under this plan shall be no less than fair market value of the common stock at the date of grant.

     1989 STOCK OPTION PLAN This plan provides for the grant to selected employees of options for up to 550,000 shares of the Company's common stock. The purchase price for stock options under this plan shall be no less than fair market value of the common stock at the date of grant.

     NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN This plan provided for the grant of 87,500 shares of the Company's common stock. All options available under this plan have been granted. The purchase price for stock options granted under this plan was no less than the fair market value of the common stock at the date of grant.

     The following table summarizes the activity under these plans:

                                                          SHARES
                                                         AVAILABLE       OPTIONS         EXERCISE
                                                         FOR GRANT     OUTSTANDING     PRICE RANGE
                                                         ---------     -----------     ------------
Balances at September 30, 1992.......................      201,270        434,980      $2.99-$18.00
                                                          --------      ---------       -----------
  Granted............................................      (48,000)        48,000       15.00-20.13
  Exercised..........................................           --        (23,375)       6.50-15.00
  Forfeited..........................................       17,250        (17,250)       6.50-15.00
                                                          --------      ---------       -----------
Balances at September 30, 1993.......................      170,520        442,355        2.99-20.13
                                                          --------      ---------       -----------
  Granted............................................      (64,000)        64,000       16.13-23.50
  Exercised..........................................           --        (49,059)       2.99-17.38
  Forfeited..........................................       26,285        (26,285)       6.50-15.00
                                                          --------      ---------       -----------
Balances at September 30, 1994.......................      132,805        431,011        6.50-23.50
                                                          --------      ---------       -----------
  1995 Director and Employee Plans...................      900,000             --                --
  Granted............................................     (291,987)       291,987       16.38-16.75
  Exercised..........................................           --        (42,590)       6.50-17.38
  Forfeited..........................................       29,250        (29,250)      15.00-23.50
                                                          --------      ---------       -----------
Balances at September 30, 1995.......................      770,068        651,158      $6.50-$23.50
                                                          ========      =========       ===========

     As of September 30, 1995, outstanding options to purchase 342,404 common shares were exercisable. The majority of these options expire ten years after the grant date if not exercised.

     EMPLOYEE STOCK PURCHASE PLAN This plan provides for the grant to employees of rights to purchase shares of the Company's common stock. Shares are purchased at the end of an offering period, with a purchase price for the shares equal to the lower of 85% of the fair market value of the common stock at the beginning or the end of the offering period. A maximum of 600,000 shares have been authorized under this plan, and through September 30, 1995, 234,242 shares have been issued under this plan. Under the current offering, which expires December 31, 1995, the offering price at the beginning of the offering period was $13.84.

     BENEFIT PLANS The Company and its subsidiaries have defined contribution plans that cover substantially all employees. The plans allow for the matching of voluntary employee contributions, and the Company may

                         EXIDE ELECTRONICS GROUP, INC.

elect to make additional contributions at the discretion of the Board of Directors. Total expenses related to these plans were $2,097,000 in 1993, $2,303,000 in 1994, and $1,917,000 in 1995.

NOTE 11: GEOGRAPHIC OPERATIONS

                                                               1993         1994         1995
                                                             --------     --------     --------
                                                                                 (IN THOUSANDS)
REVENUES
  United States --
     Unaffiliated customers
       United States.....................................    $248,452     $273,087     $268,289
       Latin America.....................................      19,962       31,392       36,590
       Far East..........................................      11,958       13,138       23,353
       Other.............................................       6,986        8,669          452
     Intercompany........................................      18,171       22,030       37,338
  Outside the United States --
     Unaffiliated customers
       Europe............................................      13,538       19,193       34,975
       Canada............................................      13,768       14,779       18,523
       Other.............................................       3,278        3,725        8,796
     Intercompany........................................       2,341        3,360        6,541
  Intercompany eliminations..............................     (20,512)     (25,390)     (43,879)
                                                             --------     --------     --------
          Total revenues.................................    $317,942     $363,983     $390,978
                                                             ========     ========     ========
INCOME (LOSS) BEFORE INCOME TAXES AND THE CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE
  United States..........................................    $ 17,560     $ 13,333     $  9,035
  Europe.................................................      (2,630)        (218)       2,097
  Canada.................................................       1,068          120          419
  Other..................................................          48          224          526
                                                             --------     --------     --------
          Total income before income taxes and the
            cumulative effect of accounting change.......    $ 16,046     $ 13,459     $ 12,077
                                                             ========     ========     ========
IDENTIFIABLE ASSETS
  United States..........................................    $179,482     $190,515     $213,541
  Europe.................................................      11,011       18,842       24,935
  Canada.................................................      11,767       14,019       15,179
  Other..................................................         973        1,300        2,796
                                                             --------     --------     --------
          Total assets...................................    $203,233     $224,676     $256,451
                                                             ========     ========     ========

     Revenues include sales to unaffiliated customers and the Company's joint venture (see Note 8). Intercompany sales are made at transfer prices intended to provide a profit for the purchasing entities after coverage of their selling, general and administrative expenses. Identifiable assets are those assets identified with operations in each geographic area.

                         EXIDE ELECTRONICS GROUP, INC.

NOTE 12: INCOME TAXES

     As of the beginning of fiscal 1993, the Company adopted Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes," which superseded Statement No. 96, the method of accounting for income taxes previously used by the Company. Statement No. 109 requires recognition of future tax benefits, to the extent that realization of such benefits is more likely than not, attributable to deductible temporary differences between the financial statement and income tax basis of assets and liabilities and to tax net operating loss carryforwards ("NOLs"). The Company elected to adopt Statement No. 109 using the prospective adoption method. Under this method, the Company recognized an increase in net income of $1.0 million in fiscal year 1993 for the cumulative effect of the change in accounting principle. The increase resulted from recording the net benefit of approximately $850,000 in net deferred tax assets for temporary differences and state income tax NOLs which could not previously be recognized under Statement No. 96, and approximately $150,000 for the net benefit of NOLs for certain of the Company's foreign subsidiaries.

     Components of the tax provision are shown below (in thousands):

                                                                 1993        1994        1995
                                                                -------     -------     -------
Provision for (benefit from) income taxes:
  Federal
     Current................................................    $ 6,770     $ 4,784     $ 4,691
     Deferred...............................................     (1,736)     (1,020)       (731)
                                                                -------     -------     -------
       Total federal........................................      5,034       3,764       3,960
                                                                -------     -------     -------
  State
     Current................................................      1,328         619         653
     Deferred...............................................       (363)       (275)         --
                                                                -------     -------     -------
       Total state..........................................        965         344         653
                                                                -------     -------     -------
  Foreign
     Current................................................        420         228         269
     Deferred...............................................       (205)        (52)       (190)
                                                                -------     -------     -------
       Total foreign........................................        215         176          79
                                                                -------     -------     -------
       Total................................................    $ 6,214     $ 4,284     $ 4,692
                                                                =======     =======     =======

     Deferred income tax provision (benefit) has been provided for temporary differences resulting from the recognition of taxable income for tax and financial statement purposes. The provision (benefit) of the significant differences consisted of the following (in thousands):

                                                                 1993        1994        1995
                                                                -------     -------     -------
Deferred income, net........................................    $  (427)    $  (775)    $  (352)
Provisions for uncollectible accounts.......................       (406)        365        (204)
Inventory provisions........................................       (616)       (208)     (1,310)
Foreign currency gains and losses...........................       (231)          5        (104)
Depreciation................................................        (46)        127         515
                                                                -------     -------     -------

                         EXIDE ELECTRONICS GROUP, INC.

     The effective income tax provision differs from the amount computed by applying the federal statutory rate of 35% to income before income taxes due to the following (in thousands):

                                                                 1993        1994        1995
                                                                -------     -------     -------
Income tax expense computed at the federal statutory rate...    $ 5,616     $ 4,710     $ 4,227
State taxes, net of federal tax benefit.....................        648         253         424
Effect of permanent differences.............................        132         442       1,413
Operating losses by foreign subsidiaries with no tax
  benefit...................................................        692         100          26
Benefit of Foreign Sales Corporation........................       (189)       (206)       (315)
Change in valuation allowance...............................       (603)       (534)       (995)
Other.......................................................        (82)       (481)        (88)
                                                                -------     -------     -------
  Provision for income taxes................................    $ 6,214     $ 4,284     $ 4,692
                                                                -------     -------     -------

     The components of the Company's net deferred tax assets (liabilities) were as follows (in thousands):

                                                                              SEPTEMBER 30,
                                                                           -------------------
                                                                            1994        1995
                                                                           -------     -------
Current:
  Service revenue deferred for financial reporting purposes............    $ 4,189     $ 4,842
  Non-deductible accruals..............................................      4,569       6,491
  Accelerated expenses recognized for tax purposes.....................     (1,366)     (1,548)
  Valuation allowance..................................................       (702)       (867)
  Other................................................................        842         754
                                                                           -------     -------
                                                                             7,532       9,672
                                                                           -------     -------
Noncurrent:
  NOLs of foreign subsidiaries.........................................      2,215       1,234
  Accelerated depreciation for tax purposes............................     (1,464)     (1,979)
  Accelerated expenses for tax purposes................................       (932)       (955)
  Valuation allowance..................................................     (1,731)       (370)
  Other................................................................        223         212
                                                                           -------     -------
                                                                            (1,689)     (1,858)
                                                                           -------     -------
  Net deferred tax assets..............................................    $ 5,843     $ 7,814
                                                                           =======     =======

     The Company's foreign subsidiaries have tax NOLs of approximately $3.4 million, of which $1.3 million expires in fiscal 1998, and $2.1 million has no expiration date. If the NOLs are fully utilized at current statutory tax rates of the respective countries, the total asset is estimated to be approximately $1.2 million. Although the Company anticipates future operating income in these subsidiaries, because of prior operating losses in these subsidiaries, as well as general economic conditions, competition, and other factors beyond the Company's control, there can be no guarantee that these NOLs will be utilized. A valuation reserve has been established which reduces the net deferred tax asset of the NOLs to an amount which the Company believes is more likely than not to be realized.

     The Company has not provided for potential U.S. taxes on undistributed earnings of its foreign subsidiaries of approximately $7.6 million at September 30, 1995, as it does not currently intend to repatriate such earnings. Calculation of the potential unrecognized deferred tax liability related to these earnings is not

                         EXIDE ELECTRONICS GROUP, INC.

practicable; however, credits for foreign income taxes already paid may partially offset potential U.S. income taxes.

NOTE 13: SUPPLEMENTAL CASH FLOW INFORMATION

     Cash and cash equivalents consist of cash and short-term investments with original maturities of three months or less. Cash equivalents are carried at cost, which approximates market.

     Cash flow disclosures, including non-cash investing and financing activities for the three years ended September 30, 1995, are as follows (in thousands):

                                                                 1993        1994        1995
                                                                -------     -------     -------
Income taxes paid...........................................    $ 5,048     $ 9,616     $ 4,665
Interest paid...............................................      4,718       4,990       4,775
Liabilities assumed in exchange for certain assets in
  acquisitions of subsidiaries (see Note 14)................        758       2,505         450
Conversion of preferred stock to common stock (see Note
  8)........................................................      5,000          --      10,000
Issuance of common stock in the acquisition of a subsidiary
  (see Note 14).............................................         --         944          --
Note receivable repaid with proceeds from treasury stock
  purchases.................................................         --          --         605
                                                                -------     -------     -------

NOTE 14: ACQUISITIONS

     During the fourth quarter of fiscal 1995, the Company acquired Lectro Products, Inc. ("Lectro"), a broadband industry leader specializing in power protection and other transmission enhancement devices for converging cable television and telecommunications networks, for approximately $12.4 million plus the assumption of certain liabilities. The acquisition was accounted for using the purchase method of accounting. In connection with the acquisition, the Company recorded goodwill of approximately $10.2 million, which is being amortized over 20 years. The Company is evaluating the final purchase price allocation, which may impact currently recorded goodwill. Lectro's results of operations are included in the Company's results of operations beginning in July 1995. If Lectro had been consolidated at the beginning of the fiscal year, the effect on the Company's operations or financial condition would not have been significant.

     During the fourth quarter of fiscal 1994, the Company acquired two companies in Canada and one in the United Kingdom. These companies are involved in the sales and service of UPS products. The acquisitions were accounted for using the purchase method of accounting. Goodwill totaling approximately $4.0 million was recorded and is being amortized over periods ranging from ten to twenty years. The results of operations of these companies were included in the Company's consolidated financial statements at various dates beginning in the fourth quarter of fiscal 1994. If these companies had been consolidated at the beginning of fiscal 1994, the effect on the Company's operations or financial condition would not have been significant.

     During the fiscal year ended September 30, 1993, the Company completed the acquisition of DataTrax Systems Corporation ("DataTrax"). DataTrax is a developer of power, environmental, and security monitoring systems for computer rooms and other mission-critical applications, and is based in Colorado. The acquisition was accounted for using the purchase method of accounting. Goodwill of approximately $1.0 million was recorded and is being amortized over 15 years. The results of operations of DataTrax were included in the Company's consolidated financial statements beginning in September 1993. If DataTrax had been consolidated at the beginning of fiscal 1993, the effect on the Company's operations or financial condition would not have been significant.

                         EXIDE ELECTRONICS GROUP, INC.

     In September 1995, the Company wrote off approximately $1.5 million ($813,000 after tax) of costs related to a proposed acquisition that was not consummated. Such costs were incurred during fiscal 1995, and consisted primarily of legal, accounting, and other financial advisory services.

NOTE 15: CONTINGENCIES

     LITIGATION In January 1989, a case was filed by a former manufacturer's representative of the Company, alleging that the Company failed to pay commissions owed to him on certain sales. In April 1990, a jury awarded the plaintiff damages of approximately $14.9 million. The Company appealed the decision, and in September 1992, the appellate court reversed the judgment against the Company. In response to various motions filed by the plaintiff, a new trial was granted, and in March 1994, the jury in the new trial awarded damages of $3.75 million to the plaintiff. While the Company continued to believe that it should have no liability in this matter and announced its intention to appeal, it recorded a one-time charge in the second quarter of fiscal 1994 of $4,997,000 ($2,936,000 after tax) for the jury verdict and for the costs of the trial.

     In July 1994, the Company announced that this litigation had been settled. Following agreement among the parties to settle, the court vacated the jury award of $3.75 million previously entered and determined that the vacated judgment cannot be used against the Company in the future. To avoid further litigation including post-trial motions and appeals, the Company settled the case by making payments to the plaintiff and his attorneys. The parties thereafter stipulated that the entire action was dismissed with prejudice. Since the total value of the settlement payments was less than the one-time charge for the jury verdict recorded by the Company in the second quarter of fiscal 1994, no further charges were necessary in this matter. By agreement with the plaintiff, the terms of the confidential settlement were not disclosed.

     In May 1990, the Company was served with a complaint in the Delaware Court of Chancery and in May 1991, a related case was filed in Federal Court in New York. These complaints alleged, among other things, that the Company's description of the case involving the manufacturer's representative in its prospectus dated December 21, 1989, was false and misleading. In April 1995, the Company announced that it had settled both the Delaware and New York suits. The Delaware action had been dismissed once for failure to state a claim, but was reinstated following an appeal and was in the discovery process prior to the settlement. The Company recorded a charge of $700,000 ($424,000 after tax) for the settlement of the two related lawsuits in the quarter ended March 31, 1995. Court approval of the settlement agreement, after notice to affected shareholders, was granted in August 1995. While the Company believed that neither suit had merit, it decided to settle as the suits were taking valuable corporate time and attention and would have involved significant legal costs to pursue further.

     The Company is involved in various litigation proceedings incidental to its business. The defense of most of these matters is handled by the Company's insurance carriers. The Company believes that the outcome of such other pending litigation in the aggregate will not have a material adverse effect on its financial statements.

     GOVERNMENT CONTRACT MATTERS Sales to the United States Federal government accounted for approximately 35%, 33%, and 27% of total revenues for the years ended September 30, 1993, 1994, and 1995, respectively. The Company's Federal government business is currently performed under firm fixed-price type contracts and time-and-materials type contracts, and at times a combination of both contract types. The Company's compliance with government contract regulations is audited or reviewed from time to time by government auditors, who have the right to audit the Company's records and the records of its subcontractors during and after completion of contract performance. Under Federal government regulations, certain costs are not allowable as costs for which the government will reimburse the Company. Government auditors may recommend that certain charges be treated as unallowable and reimbursement be made to the government. The Company provides for estimated unallowable charges and voluntary refunds in its financial statements, and believes that its provisions are adequate as of September 30, 1995.

                         EXIDE ELECTRONICS GROUP, INC.

     During fiscal 1993, the Company engaged in discussions with the Federal government regarding contract interpretation matters relating to certain time-and-materials charges by the Company under its principal government contract. In August 1993, the Company reached an agreement with the Federal government under which these matters were resolved to the satisfaction of the Company. Under this agreement, there were no adjustments relating to the Company's past time-and-materials charges, and accordingly there was no effect on the Company's financial statements for prior periods relating to this matter. The agreement provided for adjustments to certain hourly labor rates and limited the recovery of certain general and administrative costs prospectively from August 1993.

     In June 1995, the Company was awarded a follow-on ALC contract. This is a three-year requirements contract, which permits extension of the ordering period for up to two additional one-year periods at the option of the Government. Actual revenues under this contract will depend on the specific purchases, if any, by the Air Force and other governmental agencies which can use the contract during the contract period. Following the award of the contract, certain competitors filed protests with the General Accounting Office ("GAO"). In December 1995, the GAO notified the Company that all of the protests had been dismissed, except the protest of the Air Force's evaluation of certain discounts offered by the Company in the contract. In sustaining this protest on the basis that it did, the GAO did not recommend termination of the contract or any other remedy adverse to the interests of the Company at this time. As a result, the Company retains the contract for the present and the Government can place orders under the contract. The GAO has, however, recommended that the Air Force amend a portion of the request for proposal that led to the contract award. The GAO further recommended that the Air Force allow the protesting companies and the Company to submit new proposals regarding such portion, and that the Air Force re-evaluate the award to the Company based upon these new proposals. The Company has not been advised by the Air Force whether it will contest or accept the GAO's recommendations. Similarly, the Air Force has not advised the Company of its plans regarding the issuance of additional orders under the contract, or an amended request for proposal. No assurances can be given that the Company ultimately will retain the contract.

NOTE 16: SUBSEQUENT EVENTS

     In November 1995, the Company executed a definitive agreement to acquire Deltec Power Systems, Inc. and its subsidiaries ("Deltec") from Fiskars Oy Ab ("Fiskars") and an affiliated company for a purchase price of approximately $195 million, subject to certain post-closing adjustments. The acquisition will be accounted for as a purchase. Under the stock purchase agreement, Fiskars will receive cash of approximately $157.5 million and 1,875,000 shares of the Company's common stock valued at a fixed price of $20 per share ($37.5 million), in exchange for all of the issued and outstanding capital stock of Deltec. Deltec had revenues of $86.8 million and net income of $1.7 million for the nine months ended September 30, 1995, and revenues of $97.2 million and net income of $3.2 million for the year ended December 31, 1994. Deltec has two principal operating subsidiaries: Deltec Electronics Corporation, which is headquartered in San Diego, California; and FPS Power Systems Oy Ab, which is based in Espoo, Finland near Helsinki. Deltec is one of the world's largest manufacturers and marketers of off-line and line-interactive small UPS systems. Off-line and line-interactive systems are smaller and less expensive than larger on-line systems, and are suitable for applications where system downtime may be less costly, such as personal or small business uses. The combination will strengthen the product line offering of the Company and enhance its global service capabilities. It is expected that the acquisition will close in the first calendar quarter of 1996, after completion of due diligence reviews by the Company and attainment of all required governmental and other regulatory approvals.

     In December 1995, the Company received a commitment from several banks to establish a five-year senior bank package (the "Facilities") of up to $225 million comprised of a $75 million term loan (the "Term Loan") and a $150 million revolving credit facility (the "Revolver"). The Term Loan would be used for the Deltec acquisition and to refinance a portion of the Company's existing debt, while the Revolver would be

                         EXIDE ELECTRONICS GROUP, INC.

used for working capital, letters of credit, and general corporate purposes. Amounts outstanding under the Facilities would be secured by substantially all the inventory and accounts receivable of the Company and would initially bear interest at LIBOR plus 200 basis points, or the bank's base rate plus 100 basis points, as defined. This commitment is subject to consummation of the Deltec acquisition by February 28, 1996, and the issuance of at least $75 million of subordinated debt, or equivalent bridge financing.

NOTE 17: SUMMARIZED QUARTERLY FINANCIAL DATA

                                          FIRST      SECOND       THIRD       FOURTH
                                         QUARTER     QUARTER     QUARTER     QUARTER       TOTAL
                                         -------     -------     -------     --------     --------
                                              (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE DATA)
1994
Total revenues.......................    $79,675     $88,013     $91,764     $104,531     $363,983
Gross profit.........................     22,241      25,359      24,804       26,291       98,695
Net income...........................      1,887         522       3,176        3,590        9,175
Per share amounts
  Primary............................    $  0.22     $  0.04     $  0.38     $   0.43     $   1.07
                                         -------     -------     -------     --------     --------
  Fully diluted......................    $  0.21     $  0.04     $  0.35     $   0.40     $   1.03
                                         =======     =======     =======     ========     ========
1995
Total revenues.......................    $92,066     $91,268     $98,846     $108,798     $390,978
Gross profit.........................     23,684      23,903      27,418       28,860      103,865
Net income (loss)....................      2,249      (2,574)      4,093        3,617        7,385
Per share amounts
  Primary............................    $  0.26     $ (0.36)    $  0.49     $   0.42     $   0.84
                                         -------     -------     -------     --------     --------
  Fully diluted......................    $  0.25     $ (0.36)    $  0.44     $   0.39     $   0.84
                                         =======     =======     =======     ========     ========

     The Company completed its merger with IPM during the second quarter of 1995. This merger has been accounted for as a pooling-of-interests, as discussed in Note 2. Accordingly, the results for all quarterly periods presented include the results of IPM. Per share amounts have been recalculated after adding the shares of Exide Electronics common stock issued to effect the merger to weighted average share amounts.

     In connection with the merger, the Company recorded a non-recurring charge in the second quarter of $5.5 million ($4.4 million after tax). The one-time charge included approximately $3.0 million for legal, accounting, financial advisory, and other costs related to the merger. The Company also expensed approximately $2.5 million for the estimated costs of closing a duplicate operating facility and discontinuing certain duplicate product lines manufactured at that facility.

     The Company incurred additional nonrecurring charges in the second quarter of fiscal 1995 for litigation, and in the fourth quarter of fiscal 1995 for expenses related to a potential acquisition. The amount of these charges was $700,000, or $424,000 after tax (see Note 15), and $1,500,000, or $813,000 after tax (see Note 14), respectively.

     The Company recorded a one-time litigation charge in the second quarter of fiscal 1994 of $5.0 million ($2.9 million after tax), which is described in Note 15.

     The sum of quarterly per share amounts does not necessarily equal the annual net income per share due to the rounding effect of the weighted average common shares outstanding for the individual periods, and for the fully diluted calculation, to the inclusion of the dilutive effect of convertible securities.

     The effective tax rate for the fourth quarter of fiscal 1995 was lower than the rate for the previous quarters in fiscal 1995. The lower rate reflected the use in the fourth quarter of foreign NOL's due to a different mix of foreign versus domestic taxable earnings for the full year than was anticipated in prior quarters.

                         EXIDE ELECTRONICS GROUP, INC.

NOTE 18: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

     If the Offering of $100 million of Senior Subordinated Notes described elsewhere in this Offering Memorandum is consummated, the Company's payment obligations under the Notes will be jointly and severally guaranteed by certain of the Company's subsidiaries (the "Guarantor Subsidiaries"). The following supplemental financial information sets forth, on an unconsolidated basis, balance sheet, statement of operations and cash flow information for the Company ("Parent Company Only"), for the Guarantor Subsidiaries and for the Company's other subsidiaries (the "Non-Guarantor Subsidiaries").

               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
                               SEPTEMBER 30, 1995

                                         PARENT
                                         COMPANY    GUARANTOR     NON-GUARANTOR
                                          ONLY     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                         -------   ------------   -------------   ------------   ------------
                                                                (DOLLARS IN THOUSANDS)
                                                   ASSETS
Current assets
  Cash and cash equivalents............  $    --     $    593        $ 2,194       $       --      $  2,787
  Accounts receivable..................       --       85,512         20,012               --       105,524
  Intercompany accounts receivable.....      206       30,836            791          (31,833)           --
  Inventories..........................       --       62,923         10,473             (506)       72,890
  Other current........................       57       12,124          1,196               --        13,377
                                         -------    ---------     -----------       ---------     ---------
          Total current assets.........      263      191,988         34,666          (32,339)      194,578
Property, plant, and equipment, net....       --       32,901          2,156               --        35,057
Goodwill...............................       --       12,224          6,514               --        18,738
Noncurrent intercompany receivables....   26,969       21,972             --          (48,941)           --
Investment in affiliates...............   41,776       23,902             --          (65,280)          398
Other assets...........................      425        6,381            874               --         7,680
                                         -------    ---------     -----------       ---------     ---------
                                         $69,433     $289,368        $44,210       $ (146,560)     $256,451
                                         =======    =========     ===========       =========     =========
                                    LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt......................  $   456     $     68        $ 7,131       $       --      $  7,655
  Accounts payable.....................       --       41,100          4,941               --        46,041
  Intercompany accounts payable........       --       23,599          8,234          (31,833)           --
  Deferred revenues....................       --       13,021          2,581               --        15,602
  Other accrued liabilities............      355       17,153          2,230               (1)       19,737
                                         -------    ---------     -----------       ---------     ---------
          Total current liabilities....      811       94,941         25,117          (31,834)       89,035
Long-term debt.........................       --       65,258             --               --        65,258
Noncurrent intercompany payables.......    4,838       44,103             --          (48,941)           --
Convertible subordinated notes.........   15,000           --             --               --        15,000
Deferred liabilities...................       --        3,332             59               --         3,391
Shareholders' equity...................   48,784       81,734         19,034          (65,785)       83,767
                                         -------    ---------     -----------       ---------     ---------
                                         $69,433     $289,368        $44,210       $ (146,560)     $256,451
                                         =======    =========     ===========       =========     =========

                         EXIDE ELECTRONICS GROUP, INC.

NOTE 18: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
                               SEPTEMBER 30, 1994

                                         PARENT
                                         COMPANY    GUARANTOR     NON-GUARANTOR
                                          ONLY     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                         -------   ------------   -------------   ------------   ------------
                                                                (DOLLARS IN THOUSANDS)
                                                   ASSETS
Current assets
  Cash and cash equivalents............  $    --     $  3,754        $ 2,132       $       --      $  5,886
  Accounts receivable..................       --       91,022         14,690               --       105,712
  Intercompany accounts receivable.....       --       24,888          1,587          (26,475)           --
  Inventories..........................       --       47,389          8,294             (154)       55,529
  Other current assets.................        5       11,018          1,058               --        12,081
                                         -------    ---------     -----------       ---------     ---------
          Total current assets.........        5      178,071         27,761          (26,629)      179,208
Property, plant, and equipment, net....       --       26,475          1,737               --        28,212
Goodwill...............................       --        2,259          6,688               --         8,947
Noncurrent intercompany receivables....   26,533        2,226             --          (28,759)           --
Investment in affiliates...............   41,526       23,797             --          (65,192)          131
Other assets...........................      565        6,566          1,047               --         8,178
                                         -------    ---------     -----------       ---------     ---------
                                         $68,629     $239,394        $37,233       $ (120,580)     $224,676
                                         =======    =========     ===========       =========     =========
                                 LIABILITIES, REDEEMABLE PREFERRED STOCK AND
                                         COMMON SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt......................  $    --     $    900        $ 4,902       $       --      $  5,802
  Accounts payable.....................       --       39,517          5,441               --        44,958
  Intercompany accounts payable........       --       18,724          7,751          (26,475)           --
  Deferred revenues....................       --       14,199          2,378               --        16,577
  Other accrued liabilities............      511       16,075          1,948               --        18,534
                                         -------    ---------     -----------       ---------     ---------
          Total current liabilities....      511       89,415         22,420          (26,475)       85,871
Long-term debt.........................       --       43,400             --               --        43,400
Noncurrent intercompany payables.......       --       28,759             --          (28,759)           --
Convertible subordinated notes.........   15,000           --             --               --        15,000
Deferred liabilities...................       --        2,837            106               --         2,943
Redeemable preferred stock.............   10,000           --             --               --        10,000
Common shareholders' equity............   43,118       74,983         14,707          (65,346)       67,462
                                         -------    ---------     -----------       ---------     ---------
                                         $68,629     $239,394        $37,233       $ (120,580)     $224,676
                                         =======    =========     ===========       =========     =========

                         EXIDE ELECTRONICS GROUP, INC.

NOTE 18: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                         YEAR ENDED SEPTEMBER 30, 1995

                                         PARENT
                                         COMPANY    GUARANTOR     NON-GUARANTOR
                                          ONLY     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                         -------   ------------   -------------   ------------   ------------
                                                                (DOLLARS IN THOUSANDS)
Product revenues.......................  $    --     $261,101        $54,415        $(44,034)      $271,482
Service revenues.......................       --      105,126         14,370              --        119,496
                                         -------    ---------     -----------      ---------      ---------
          Total revenues...............       --      366,227         68,785         (44,034)       390,978
                                         -------    ---------     -----------      ---------      ---------
Product cost of revenues...............       --      204,491         43,872         (43,680)       204,683
Service cost of revenues...............       --       73,654          8,776              --         82,430
                                         -------    ---------     -----------      ---------      ---------
          Total cost of revenues.......       --      278,145         52,648         (43,680)       287,113
                                         -------    ---------     -----------      ---------      ---------
     Gross profit......................       --       88,082         16,137            (354)       103,865
Selling, general and administrative
  expense..............................      365       57,106         12,495              --         69,966
Research and development expense.......       --        9,929             --              --          9,929
Litigation expense.....................      700           --             --              --            700
Merger and acquisition expense.........    4,500        2,500             --              --          7,000
                                         -------    ---------     -----------      ---------      ---------
     Income (loss) from operations.....   (5,565)      18,547          3,642            (354)        16,270
Interest expense.......................    1,314        3,828            540            (107)         5,575
Interest income........................     (315)         (32)          (138)             --           (485)
Other (income) expense.................   (1,312)         217            204              (6)          (897)
                                         -------    ---------     -----------      ---------      ---------
     Income (loss) before income
       taxes...........................   (5,252)      14,534          3,036            (241)        12,077
Provision for (benefit from) income
  taxes................................   (1,118)       5,730             80              --          4,692
                                         -------    ---------     -----------      ---------      ---------
Net income (loss)......................  $(4,134)    $  8,804        $ 2,956        $   (241)      $  7,385
                                         =======    =========     ===========      =========      =========

                         EXIDE ELECTRONICS GROUP, INC.

NOTE 18: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                         YEAR ENDED SEPTEMBER 30, 1994

                                         PARENT
                                         COMPANY    GUARANTOR     NON-GUARANTOR
                                          ONLY     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                         -------   ------------   -------------   ------------   ------------
                                                                (DOLLARS IN THOUSANDS)
Product revenues.......................  $    --     $252,938        $31,855        $(25,390)      $259,403
Service revenues.......................       --       94,931          9,649              --        104,580
                                         -------    ---------     -----------      ---------      ---------
          Total revenues...............       --      347,869         41,504         (25,390)       363,983
                                         -------    ---------     -----------      ---------      ---------
Product cost of revenues...............       --      193,729         25,131         (25,288)       193,572
Service cost of revenues...............       --       64,893          6,823              --         71,716
                                         -------    ---------     -----------      ---------      ---------
          Total cost of revenues.......       --      258,622         31,954         (25,288)       265,288
                                         -------    ---------     -----------      ---------      ---------
     Gross profit......................       --       89,247          9,550            (102)        98,695
Selling, general and administrative
  expense..............................      222       55,652          9,212              --         65,086
Research and development expense.......       --       10,150             --              --         10,150
Litigation expense.....................       --        4,997             --              --          4,997
                                         -------    ---------     -----------      ---------      ---------
          Income (loss) from
            operations.................     (222)      18,448            338            (102)        18,462
Interest expense.......................    1,300        3,918            199              --          5,417
Interest income........................     (278)         (85)          (125)             --           (488)
Other (income) expense.................   (1,305)       1,137            231              11             74
                                         -------    ---------     -----------      ---------      ---------
Income before income taxes.............       61       13,478             33            (113)        13,459
Provision for income taxes.............       25        4,074            185              --          4,284
                                         -------    ---------     -----------      ---------      ---------
Net income (loss)......................  $    36     $  9,404        $  (152)       $   (113)      $  9,175
                                         =======    =========     ===========      =========      =========

                         EXIDE ELECTRONICS GROUP, INC.

NOTE 18: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                         YEAR ENDED SEPTEMBER 30, 1993

                                         PARENT
                                         COMPANY     GUARANTOR     NON-GUARANTOR
                                          ONLY      SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                        ---------   ------------   -------------   ------------   ------------
                                                                (DOLLARS IN THOUSANDS)
Product revenues......................   $    --      $215,040        $25,615        $(20,512)      $220,143
Service revenues......................        --        89,878          7,921              --         97,799
                                         -------     ---------     -----------      ---------      ---------
          Total revenues..............        --       304,918         33,536         (20,512)       317,942
                                         -------     ---------     -----------      ---------      ---------
Product cost of revenues..............        --       164,576         21,608         (20,484)       165,700
Service cost of revenues..............        --        61,758          4,989              --         66,747
                                         -------     ---------     -----------      ---------      ---------
          Total cost of revenues......        --       226,334         26,597         (20,484)       232,447
                                         -------     ---------     -----------      ---------      ---------
     Gross profit.....................        --        78,584          6,939             (28)        85,495
Selling, general and administrative
  expense.............................       219        47,048          8,239              --         55,506
Research and development expense......        --         9,592             --              --          9,592
                                         -------     ---------     -----------      ---------      ---------
          Income (loss) from
            operations................      (219)       21,944         (1,300)            (28)        20,397
Interest expense......................     1,330         2,993            155             (57)         4,421
Interest income.......................      (262)          (73)          (188)             57           (466)
Other (income) expense................    (1,330)        1,382            344              --            396
                                         -------     ---------     -----------      ---------      ---------
Income (loss) before taxes and
  cumulative effect of accounting
  change..............................        43        17,642         (1,611)            (28)        16,046
Provision for income taxes............         9         5,985            220              --          6,214
                                         -------     ---------     -----------      ---------      ---------
Income (loss) before cumulative
  effect..............................        34        11,657         (1,831)            (28)         9,832
Cumulative effect of accounting
  change..............................         9           846            145              --          1,000
                                         -------     ---------     -----------      ---------      ---------
Net income (loss).....................   $    43      $ 12,503        $(1,686)       $    (28)      $ 10,832
                                         =======     =========     ===========      =========      =========

                         EXIDE ELECTRONICS GROUP, INC.

NOTE 18: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

               SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS
                         YEAR ENDED SEPTEMBER 30, 1995

                                              PARENT
                                              COMPANY     GUARANTOR     NON-GUARANTOR
                                               ONLY      SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                             ---------   ------------   --------------   ------------   ------------
                                                                     (DOLLARS IN THOUSANDS)
Cash flows from operating activities
  Net income (loss)........................   $(4,134)     $  8,804         $2,956         $   (241)      $  7,385
  Adjustments to reconcile net income to
    cash provided by (used in) operating
    activities:
    Depreciation expense...................        --         6,182            501               --          6,683
    Amortization expense...................        57         2,132            573               --          2,762
    (Increase) decrease in accounts
      receivable...........................      (206)        1,625         (4,526)           5,358          2,251
    Increase in inventories................        --       (15,304)        (2,179)             352        (17,131)
    Increase in other current assets.......       (52)         (170)          (138)              --           (360)
    Increase (decrease) in accounts
      payable..............................        --         5,298            (17)          (5,358)           (77)
    Increase (decrease) in other current
      liabilities..........................      (156)       (1,011)           485                1           (681)
    Other, net.............................        83           289            (96)              --            276
                                             ---------   ---------- -   ------- -------  ---------- -   ---------- -
      Net cash provided by (used in)
         operating activities..............    (4,408)        7,845         (2,441)             112          1,108
                                             ---------   ---------- -   ------- -------  ---------- -   ---------- -
Cash flows from investing activities
  Acquisitions of property, plant, and
    equipment..............................        --       (11,553)          (944)              --        (12,497)
  Acquisitions, net of cash acquired.......      (250)      (13,151)            --              250        (13,151)
  Other, net...............................       752         1,415            (63)          (2,154)           (50)
                                             ---------   ---------- -   ------- -------  ---------- -   ---------- -
      Net cash provided by (used in)
         investing activities..............       502       (23,289)        (1,007)          (1,904)       (25,698)
                                             ---------   ---------- -   ------- -------  ---------- -   ---------- -
Cash flows from financing activities
  Proceeds from bank credit facilities.....        --       139,600          4,113               --        143,713
  Payments of bank credit facilities.......        --      (114,329)        (1,945)              --       (116,274)
  Payments of industrial revenue bonds.....        --        (4,600)            --               --         (4,600)
  Issuance of common stock.................     1,342            --             --               --          1,342
  Purchases of treasury stock..............      (703)           --             --               --           (703)
  Preferred stock dividends of Exide
    Electronics............................      (789)           --             --               --           (789)
  Preferred stock dividends of IPM.........        --        (1,226)            --               --         (1,226)
  Payments of notes receivable from
    shareholders...........................       136            --             --               --            136
  Other, net...............................     3,920        (7,162)         1,342            1,792           (108)
                                             ---------   ---------- -   ------- -------  ---------- -   ---------- -
      Net cash provided by financing
         activities........................     3,906        12,283          3,510            1,792         21,491
                                             ---------   ---------- -   ------- -------  ---------- -   ---------- -
Net increase (decrease) in cash and cash
  equivalents..............................        --        (3,161)            62               --         (3,099)
Cash and cash equivalents, beginning of
  period...................................        --         3,754          2,132               --          5,886
                                             ---------   ---------- -   ------- -------  ---------- -   ---------- -
Cash and cash equivalents, end of period...   $    --      $    593         $2,194         $     --       $  2,787
                                             =========   ===========    ==============   ===========    ===========

                         EXIDE ELECTRONICS GROUP, INC.

NOTE 18: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

               SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS
                         YEAR ENDED SEPTEMBER 30, 1994



                                              PARENT
                                              COMPANY     GUARANTOR     NON-GUARANTOR
                                               ONLY      SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                             ---------   ------------   --------------   ------------   ------------
                                                                     (DOLLARS IN THOUSANDS)
Cash flows from operating activities
  Net income (loss)........................   $    36      $  9,404         $ (152)         $ (113)       $  9,175
  Adjustment to conform fiscal year
    of IPM.................................        --            49             --              --              49
  Adjustments to reconcile net income to
    cash provided by (used in) operating
    activities:
    Depreciation expense...................        --         5,701            404              --           6,105
    Amortization expense...................        --         2,110            215              --           2,325
    (Increase) decrease in accounts
      receivable...........................        --        (3,271)        (5,207)          1,127          (7,351)
    Increase in inventories................        --        (4,483)          (239)           (221)         (4,943)
    (Increase) decrease in other current
      assets...............................        (4)       (2,201)          (357)             13          (2,549)
    Increase (decrease) in accounts
      payable..............................        --        (1,318)         5,102          (1,127)          2,657
    Increase (decrease) in other current
      liabilities..........................       (57)        2,032            (52)             23           1,946
    Other, net.............................        --         1,000             64              --           1,064
                                             ---------   ------------   ---------------  ------------   ------------
      Net cash provided by (used in)
         operating activities..............       (25)        9,023           (222)           (298)          8,478
                                             ---------   ------------   ---------------  ------------   ------------
Cash flows from investing activities
  Acquisitions of property, plant, and
    equipment..............................        --        (8,206)          (529)             --          (8,735)
  Acquisitions, net of cash acquired.......        --            --         (3,580)             --          (3,580)
  Other, net...............................     1,232         1,201         (1,567)         (2,442)         (1,576)
                                             ---------   ------------   ---------------  ------------   ------------
      Net cash provided by (used in)
         investing activities..............     1,232        (7,005)        (5,676)         (2,442)        (13,891)
                                             ---------   ------------   ---------------  ------------   ------------
Cash flows from financing activities
  Proceeds from bank credit facilities.....        --        88,629          3,309              --          91,938
  Payments of bank credit facilities.......        --       (83,430)          (199)             --         (83,629)
  Payments of industrial revenue bonds.....        --        (3,500)            --              --          (3,500)
  (Increase) decrease in funds held in
    trust for future construction..........                   2,600             --              --           2,600
  Issuance of common stock.................     1,055            --             --              --           1,055
  Preferred stock dividends of Exide
    Electronics............................      (839)           --             --              --            (839)
  Preferred stock dividends of IPM.........        --          (500)            --              --            (500)
  Payments of notes receivable from
    shareholders...........................       276            --             --              --             276
  Other, net...............................    (1,699)       (2,253)           645           2,740            (567)
                                             ---------   ------------   ---------------  ------------   ------------
      Net cash provided by (used in)
         financing activities..............    (1,207)        1,546          3,755           2,740           6,834
                                             ---------   ------------   ---------------  ------------   ------------
Net increase (decrease) in cash and cash
  equivalents..............................        --         3,564         (2,143)             --           1,421
Cash and cash equivalents, beginning of
  period...................................        --           190          4,275              --           4,465
                                             ---------   ------------   ---------------  ------------   ------------
Cash and cash equivalents, end of period...   $    --      $  3,754         $2,132          $   --        $  5,886
                                             =========   ===========    ==============   ===========    ===========

                         EXIDE ELECTRONICS GROUP, INC.

NOTE 18: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

               SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS
                         YEAR ENDED SEPTEMBER 30, 1993

                                            PARENT       GUARANTOR     NON-GUARANTOR
                                         COMPANY ONLY   SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                         ------------   ------------   --------------   ------------   ------------
                                                                   (DOLLARS IN THOUSANDS)
Cash flows from operating activities
  Net income (loss)....................    $     43       $ 12,503        $ (1,686)       $    (28)      $ 10,832
  Adjustments to reconcile net income
    to cash provided by (used in)
    operating activities:
    Depreciation expense...............          --          4,925             379              --          5,304
    Amortization expense...............          --          1,475              74              97          1,646
    (Increase) decrease in accounts
      receivable.......................           1        (19,362)          6,156         (12,662)       (25,867)
    Increase in inventories............          --        (14,171)           (404)           (220)       (14,795)
    (Increase) decrease in other
      current assets...................          (1)           549             (98)            (13)           437
    Increase (decrease) in accounts
      payable..........................          --         10,830          (8,561)         12,666         14,935
    Increase (decrease) in other
      current liabilities..............         284          6,153            (543)            (25)         5,869
    Cumulative effect of accounting
      change...........................          (9)          (846)           (145)             --         (1,000)
    Other, net.........................        (214)          (652)            184              --           (682)
                                         ----------     ------------   ---------------  ------------   ------------
      Net cash provided by (used in)
         operating activities..........         104          1,404          (4,644)           (185)        (3,321)
                                         ----------     ------------   ---------------  ------------   ------------
Cash flows from investing activities
  Acquisitions of property, plant, and
    equipment..........................          --         (7,907)           (348)             --         (8,255)
  Acquisitions, net of cash acquired...          --         (1,983)             --              --         (1,983)
  Other, net...........................     (11,681)       (11,975)            747          21,627         (1,282)
                                         ----------     ------------   ---------------  ------------   ------------
      Net cash provided by (used in)
         investing activities..........     (11,681)       (21,865)            399          21,627        (11,520)
                                         ----------     ------------   ---------------  ------------   ------------
Cash flows from financing activities
  Proceeds from bank credit
    facilities.........................          --         73,813           4,714              --         78,527
  Payments of bank credit facilities...          --        (60,101)         (3,602)             --        (63,703)
  Payments of industrial revenue
    bonds..............................          --           (900)             --              --           (900)
  (Increase) decrease in funds held in
    trust for future construction......          --            (64)             --              --            (64)
  Issuance of common stock.............         598             --              --              --            598
  Issuance of redeemable preferred
    stock..............................       4,900             --              --              --          4,900
  Preferred stock dividends of Exide
    Electronics........................      (1,006)            --              --              --         (1,006)
  Preferred stock dividends of IPM.....          --           (400)             --              --           (400)
  Payments of notes receivable from
    shareholders.......................         160             --              --              --            160
  Other, net...........................       6,925          8,043           5,595         (21,442)          (879)
                                         ----------     ------------   ---------------  ------------   ------------
      Net cash provided by (used in)
         financing activities..........      11,577         20,391           6,707         (21,442)        17,233
                                         ----------     ------------   ---------------  ------------   ------------
Net increase (decrease) in cash and
  cash
  equivalents..........................    $     --            (70)          2,462              --          2,392
Cash and cash equivalents, beginning of
  period...............................    $     --            260           1,813              --          2,073
                                         ----------     ------------   ---------------  ------------   ------------
Cash and cash equivalents, end of
  period...............................          --       $    190        $  4,275        $     --       $  4,465
                                         ==========     ============   ===============  ============   ============

                         EXIDE ELECTRONICS GROUP, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                   SEPTEMBER 30,       DECEMBER 31,
                                                                       1995                1995
                                                                   -------------       ------------
                                                                                       (UNAUDITED)
                                                                        (DOLLARS IN THOUSANDS)
                                              ASSETS
Current assets
  Cash and cash equivalents......................................    $   2,787           $  2,001
  Accounts receivable............................................      105,524             95,436
  Inventories....................................................       72,890             76,753
  Other current assets...........................................       13,377             15,357
                                                                    ----------         ----------
          Total current assets...................................      194,578            189,547
                                                                    ----------         ----------
Property, plant, and equipment
  Land, buildings, and leasehold improvements....................        9,931             10,248
  Machinery and equipment........................................       61,519             64,564
                                                                    ----------         ----------
                                                                        71,450             74,812
  Accumulated depreciation.......................................       36,393             37,561
                                                                    ----------         ----------
                                                                        35,057             37,251
Goodwill.........................................................       18,738             18,318
Other assets.....................................................        8,078              8,823
                                                                    ----------         ----------
                                                                     $ 256,451           $253,939
                                                                    ==========         ==========
                               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt................................................    $   7,655           $  6,747
  Accounts payable...............................................       46,041             43,220
  Deferred revenues..............................................       15,602             15,840
  Other accrued liabilities......................................       19,737             15,707
                                                                    ----------         ----------
          Total current liabilities..............................       89,035             81,514
                                                                    ----------         ----------
Long-term debt...................................................       65,258             76,416
                                                                    ----------         ----------
Convertible subordinated notes...................................       15,000                 --
                                                                    ----------         ----------
Deferred liabilities.............................................        3,391              3,421
                                                                    ----------         ----------
Common shareholders' equity
  Common stock, $0.01 par value, 30,000,000 shares authorized;
     shares issued -- 8,376,341 at September 30, 1995 and
     9,537,130 at December 31, 1995..............................           84                 95
  Additional paid-in capital.....................................       58,190             72,556
  Retained earnings..............................................       32,437             32,850
  Cumulative translation adjustments.............................       (1,404)            (1,456)
                                                                    ----------         ----------
                                                                        89,307            104,045
  Less: Notes receivable from shareholders.......................       (5,520)            (5,122)
       Treasury stock, 926 shares at September 30, 1995 and
       385,899 shares at December 31, 1995.......................          (20)            (6,335)
                                                                    ----------         ----------
                                                                        83,767             92,588
                                                                    ----------         ----------
                                                                     $ 256,451           $253,939
                                                                    ==========         ==========

   The accompanying notes are an integral part of these financial statements.

                         EXIDE ELECTRONICS GROUP, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                          THREE MONTHS ENDED
                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                          1994          1995
                                                                         -------       -------
                                                                              (UNAUDITED)
                                                                         (IN THOUSANDS, EXCEPT
                                                                          PER SHARE AMOUNTS)
Product revenues.....................................................    $63,896       $57,659
Service revenues.....................................................     28,170        25,644
                                                                         -------       -------
          Total revenues.............................................     92,066        83,303
                                                                         -------       -------
Product cost of revenues.............................................     49,060        42,508
Service cost of revenues.............................................     19,322        18,580
                                                                         -------       -------
          Total cost of revenues.....................................     68,382        61,088
                                                                         -------       -------
  Gross profit.......................................................     23,684        22,215
Selling, general and administrative expense..........................     16,557        17,457
Research and development expense.....................................      2,547         2,509
                                                                         -------       -------
  Income from operations.............................................      4,580         2,249
Interest expense.....................................................      1,424         1,497
Interest income......................................................       (139)          (31)
Other (income) expense...............................................       (161)          117
                                                                         -------       -------
  Income before income taxes.........................................      3,456           666
Provision for income taxes...........................................      1,207           253
                                                                         -------       -------
  Net income.........................................................    $ 2,249       $   413
                                                                         =======       =======
Preferred stock dividends............................................        198            --
Net income applicable to common shareholders.........................    $ 2,051       $   413
                                                                         =======       =======
Per Share amounts
Primary
  Net income.........................................................    $  0.26       $  0.04
                                                                         =======       =======
  Weighted average number of common and equivalent shares
     outstanding.....................................................      7,782         9,211
                                                                         =======       =======
Fully diluted
  Net income.........................................................    $  0.25       $  0.04
                                                                         =======       =======
  Weighted average number of common and equivalent shares
     outstanding.....................................................      9,005         9,500
                                                                         =======       =======

   The accompanying notes are an integral part of these financial statements.

                         EXIDE ELECTRONICS GROUP, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                         THREE MONTHS ENDED
                                                                            DECEMBER 31,
                                                                       -----------------------
                                                                         1994           1995
                                                                       --------       --------
                                                                             (UNAUDITED)
                                                                       (DOLLARS IN THOUSANDS)
Cash flows from operating activities
  Net income.........................................................  $  2,249       $    413
  Adjustments to reconcile net income to cash provided by (used in)
     operating activities:
     Depreciation expense............................................     1,562          1,841
     Amortization expense............................................       653            612
     Decrease in accounts receivable.................................    15,940         10,088
     Increase in inventories.........................................    (4,317)        (3,863)
     Increase in other current assets................................        --         (1,714)
     Increase (decrease) in accounts payable.........................     8,518         (2,821)
     Decrease in other current liabilities...........................    (6,150)        (3,792)
     Other, net......................................................      (138)        (1,276)
                                                                       --------       --------
          Net cash provided by (used in) operating activities........    18,317           (512)
                                                                       --------       --------
Cash flows from investing activities
  Acquisitions of property, plant, and equipment.....................    (2,332)        (3,938)
  Other, net.........................................................      (783)          (165)
                                                                       --------       --------
          Net cash used in investing activities......................    (3,115)        (4,103)
                                                                       --------       --------
Cash flows from financing activities
  Proceeds from bank credit facilities...............................    18,130         36,925
  Payments of bank credit facilities.................................   (32,196)       (26,504)
  Payment of industrial revenue bonds................................    (4,600)            --
  Issuances of common stock..........................................         2            142
  Purchases of treasury stock........................................      (625)        (6,926)
  Preferred stock dividends of Exide Electronics.....................      (395)            --
  Preferred stock dividends of IPM...................................      (100)            --
  Payments of notes receivables from shareholders....................       104            215
  Other, net.........................................................       (53)           (23)
                                                                       --------       --------
          Net cash provided by (used in) financing activities........   (19,733)         3,829
                                                                       --------       --------
Net decrease in cash and cash equivalents............................    (4,531)          (786)
Cash and cash equivalents, beginning of period.......................     5,886          2,787
                                                                       --------       --------
Cash and cash equivalents, end of period.............................  $  1,355       $  2,001
                                                                       ========       ========
Supplemental cash flow disclosures
  Interest paid, net of amounts capitalized..........................  $  1,368       $  1,920
  Income taxes paid..................................................  $    221       $  1,548

   The accompanying notes are an integral part of these financial statements.

                         EXIDE ELECTRONICS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission for interim financial statements. Certain information and footnote disclosures required for complete financial statements have been condensed or omitted. These financial statements should be read in conjunction with the annual financial statements included elsewhere herein.

     In the opinion of management, the accompanying consolidated financial statements include all adjustments (which consist of normal recurring adjustments) necessary to present fairly the financial position at December 31, 1995, and the results of operations and cash flows for the three months ended December 31, 1994 and 1995. The results of operations for the three months ended December 31, 1995 are not necessarily indicative of the results to be expected for the full year.

NOTE 2 -- INVENTORIES

     Inventories, which include materials, labor, and manufacturing overhead, are stated at the lower of cost or market, and consist of the following:

                                                                  SEPTEMBER 30,   DECEMBER 31,
                                                                      1995            1995
                                                                  -------------   ------------
                                                                         (IN THOUSANDS)
     Raw materials and supplies.................................     $27,989        $ 31,153
     Work in process............................................       6,064           7,259
     Finished goods.............................................      24,054          23,318
     Service parts..............................................      14,783          15,023
                                                                  ----------      -------- --
                                                                     $72,890        $ 76,753
                                                                  ==========      ==========

NOTE 3 -- LONG-TERM DEBT

     At December 31, 1995, the Company had borrowings of $76.1 million outstanding under its $145 million package of committed domestic unsecured bank credit facilities comprised of a $95 million revolving credit facility for working capital and general corporate purposes, including a sublimit of $30 million which may be used in support of its international subsidiaries, and a $50 million revolving credit facility to be used for financing certain acquisitions and refinancing specified existing obligations. The credit agreement contains certain financial covenants, including a senior debt to cash flow ratio, a fixed charge ratio, a leverage ratio and a minimum net worth requirement. At December 31, 1995, the Company was in compliance with all financial covenants, except that its senior debt to cash flow ratio exceeded the prescribed ratio; however, the lenders have waived the applicability of this covenant from December 31, 1995 through March 30, 1996.

NOTE 4 -- COMMON SHAREHOLDERS' EQUITY

     In September 1992, the Company sold $15 million of convertible subordinated notes (the "Notes"). The Notes bore interest at 8.375% per annum, payable semi-annually. The Notes were convertible into common stock of the Company at any time for an initial conversion price of $13.08 per share, subject to adjustment for certain events. On October 23, 1995, the holder of the Notes exercised its option to convert the Notes into 1,146,789 shares of the Company's common stock.

     During the three months ended December 31, 1995, the Company's treasury stock transactions included: (1) the repurchase of approximately 444,000 shares of its common stock for approximately $7.4 million under a program to repurchase up to 5% of the Company's outstanding common stock as originally authorized by the Board of Directors in November 1994 and reaffirmed in September 1995 and (2) the issuance of

                         EXIDE ELECTRONICS GROUP, INC.

approximately 59,000 shares of its common stock for approximately $.8 million under its Employee Stock Purchase Plan, which included $1.1 million credited to treasury stock and $.3 million charged to additional paid-in capital.

NOTE 5 -- SUBSEQUENT EVENTS

     Pursuant to a Stock Purchase Agreement dated November 17, 1995, as amended on February 9, 1996, the Company intends to acquire Deltec Power Systems, Inc. from Fiskars Oy Ab and Fiskars Holdings, Inc. simultaneously with the closing of the Offering of Units consisting of $100 million of Senior Subordinated Notes and an unspecified number of Warrants to purchase shares of the Company's Common Stock as described elsewhere herein. The purchase price of approximately $188.1 million will be comprised of approximately $158.5 million in cash, 825,000 shares of the Company's common stock valued at $14.00 per share, and 1,000,000 shares of the Company's Series G Convertible Preferred Stock valued at $18.00 per share (the "Series G Preferred Stock"). The purchase price was determined based on an assumption that the net book value of Deltec on the closing would be approximately $28.7 million. The purchase price will be adjusted upward or downward to the extent the closing date net book value (as adjusted for certain excluded assets and liabilities) differs from this amount. The Series G Preferred Stock will be convertible into shares of the Company's Common Stock on a one-for-one basis (subject to adjustment under certain circumstances), will have a dividend rate of $0.80 per share through March 31, 2001, and $1.20 per share thereafter, will be subject to redemption at the option of the holder at $24 per share at any time after September 30, 2006 and will have a liquidation preference of $20 per share, plus all accrued and unpaid dividends. The Company expects to finance the cash portion of the purchase price, excluding transaction costs, with (i) the net proceeds of the Offering (excluding transaction costs), estimated to be $97.0 million, (ii) an estimated $61.0 million of borrowings under a new credit facility (the "New Credit Facility"), for which the Company has obtained a commitment and (iii) $500,000 payable to Fiskars on January 8, 1997. The New Credit Facility will provide for term and revolving credit facilities in the aggregate amount of up to $225.0 million, which will be automatically reduced to $200.0 million upon completion of the Offering. Consummation of the Offering and the Deltec Acquisition and the effectiveness of the New Credit Facility are each contingent upon the consummation or effectiveness, as applicable, of each other. In the event that the Deltec acquisition is not consummated by March 15, 1996, the Company will be required to pay Fiskars a $5 million break-up fee. In addition, the Company has agreed to make certain interest payments to Fiskars through March 15, 1996. Such interest payments will be made regardless of whether the Deltec Acquisition is consummated and are estimated to be approximately $4.1 million.

                         EXIDE ELECTRONICS GROUP, INC.

NOTE 6 -- SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (UNAUDITED)

     If the Offering of $100 million of Senior Subordinated Notes described elsewhere in this Offering Memorandum is consummated, the Company's payment obligations under the Notes will be jointly and severally guaranteed by certain of the Company's subsidiaries (the "Guarantor Subsidiaries"). The following supplemental financial information sets forth, on an unconsolidated basis, balance sheet, statement of operations and cash flow information for the Company ("Parent Company Only"), for the Guarantor Subsidiaries and for the Company's other subsidiaries (the "Non-Guarantor Subsidiaries").

               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 1995

                                         PARENT
                                         COMPANY    GUARANTOR     NON-GUARANTOR
                                          ONLY     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                         -------   ------------   -------------   ------------   ------------
                                                                (DOLLARS IN THOUSANDS)
                                                   ASSETS
Current assets
  Cash and cash equivalents............  $    --     $  1,160        $   841       $       --      $  2,001
  Accounts receivable..................      766       72,177         22,493               --        95,436
  Intercompany accounts receivable.....      209       26,447          1,287          (27,943)           --
  Inventories..........................       --       66,749         10,392             (388)       76,753
  Other current........................       57       13,866          1,434               --        15,357
                                         -------    ---------     -----------       ---------     ---------
          Total current assets.........    1,032      180,399         36,447          (28,331)      189,547
Property, plant, and equipment, net....       --       34,940          2,311               --        37,251
Goodwill...............................       --       12,059          6,259               --        18,318
Noncurrent intercompany receivables....   26,944       12,088             --          (39,032)           --
Investment in affiliates...............   41,776       24,013             --          (65,281)          508
Other assets...........................    1,071        6,424            820               --         8,315
                                         -------    ---------     -----------       ---------     ---------
                                         $70,823     $269,923        $45,837       $ (132,644)     $253,939
                                         =======    =========     ===========       =========     =========
                                    LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt......................  $   459     $     --        $ 6,288       $       --      $  6,747
  Accounts payable.....................       --       38,431          4,789               --        43,220
  Intercompany accounts payable........       --       18,065          9,878          (27,943)           --
  Deferred revenues....................       --       13,718          2,122               --        15,840
  Other accrued liabilities............       85       12,632          2,990               --        15,707
                                         -------    ---------     -----------       ---------     ---------
          Total current liabilities....      544       82,846         26,067          (27,943)       81,514
Long-term debt.........................       --       76,416             --               --        76,416
Noncurrent intercompany payables.......   13,132       25,900             --          (39,032)           --
Deferred liabilities...................       --        3,204            217               --         3,421
Shareholders' equity...................   57,147       81,557         19,553          (65,669)       92,588
                                         -------    ---------     -----------       ---------     ---------
                                         $70,823     $269,923        $45,837       $ (132,644)     $253,939
                                         =======    =========     ===========       =========     =========

                         EXIDE ELECTRONICS GROUP, INC.

NOTE 6 -- SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      THREE MONTHS ENDED DECEMBER 31, 1995

                                         PARENT
                                         COMPANY    GUARANTOR     NON-GUARANTOR
                                          ONLY     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                         -------   ------------   -------------   ------------   ------------
                                                                (DOLLARS IN THOUSANDS)
Product revenues.......................   $  --      $ 58,633        $15,444        $(16,418)      $ 57,659
Service revenues.......................      --        22,695          3,154            (205)        25,644
                                         -------   -------- -     -------- ---     ---------     -------- -
          Total revenues...............      --        81,328         18,598         (16,623)        83,303
                                         -------   -------- -     -------- ---     ---------     -------- -
Product cost of revenues...............      --        47,248         11,762         (16,502)        42,508
Service cost of revenues...............      --        16,617          2,168            (205)        18,580
                                         -------   -------- -     -------- ---     ---------     -------- -
          Total cost of revenues.......      --        63,865         13,930         (16,707)        61,088
                                         -------   -------- -     -------- ---     ---------     -------- -
     Gross profit......................      --        17,463          4,668              84         22,215
Selling, general and administrative
  expense..............................     121        14,170          3,166              --         17,457
Research and development expense.......      --         2,509             --              --          2,509
                                         -------   -------- -     -------- ---     ---------     -------- -
          Income (loss) from
            operations.................    (121)          784          1,502              84          2,249
Interest expense.......................      34         1,343            120              --          1,497
Interest income........................     (31)           --             --              --            (31)
Other (income) expense.................      --          (237)           354              --            117
                                         -------   -------- -     -------- ---     ---------     -------- -
Income (loss) before income taxes......    (124)         (322)         1,028              84            666
Provision for (benefit from) income
  taxes................................     (44)           48            249              --            253
                                         -------   -------- -     -------- ---     ---------     -------- -
Net income (loss)......................   $ (80)     $   (370)       $   779        $     84       $    413
                                         =======    =========     ===========      =========      =========

                         EXIDE ELECTRONICS GROUP, INC.

NOTE 6 -- SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      THREE MONTHS ENDED DECEMBER 31, 1994

                                         PARENT
                                         COMPANY    GUARANTOR     NON-GUARANTOR
                                          ONLY     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                         -------   ------------   -------------   ------------   ------------
                                                                (DOLLARS IN THOUSANDS)
Product revenues.......................   $  --      $ 62,315        $11,884        $(10,303)      $ 63,896
Service revenues.......................      --        24,812          3,358              --         28,170
                                         -------   -------- -     -------- ---     ---------     -------- -
          Total revenues...............      --        87,127         15,242         (10,303)        92,066
                                         -------   -------- -     -------- ---     ---------     -------- -
Product cost of revenues...............      --        49,623          9,507         (10,070)        49,060
Service cost of revenues...............      --        17,225          2,097              --         19,322
                                         -------   -------- -     -------- ---     ---------     -------- -
          Total cost of revenues.......      --        66,848         11,604         (10,070)        68,382
                                         -------   -------- -     -------- ---     ---------     -------- -
     Gross profit......................      --        20,279          3,638            (233)        23,684
Selling, general and administrative
  expense..............................      82        13,582          2,893              --         16,557
Research and development expense.......      --         2,547             --              --          2,547
                                         -------   -------- -     -------- ---     ---------     -------- -
          Income (loss) from
            operations.................     (82)        4,150            745            (233)         4,580
Interest expense.......................     328           987            109              --          1,424
Interest income........................     (77)          (27)           (35)             --           (139)
Other (income) expense.................      --          (163)             9              (7)          (161)
                                         -------   -------- -     -------- ---     ---------     -------- -
Income (loss) before income taxes......    (333)        3,353            662            (226)         3,456
Provision for (benefit from) income
  taxes................................    (116)        1,131            192              --          1,207
                                         -------   -------- -     -------- ---     ---------     -------- -
Net income (loss)......................   $(217)     $  2,222        $   470        $   (226)      $  2,249
                                         =======    =========     ===========      =========      =========

                         EXIDE ELECTRONICS GROUP, INC.

NOTE 6 -- SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

               SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS
                      THREE MONTHS ENDED DECEMBER 31, 1995

                                              PARENT
                                              COMPANY     GUARANTOR     NON-GUARANTOR
                                               ONLY      SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                             ---------   ------------   --------------   ------------   ------------
                                                                     (DOLLARS IN THOUSANDS)
Cash flows from operating activities
  Net income (loss)........................   $   (80)     $   (370)        $  779         $     84       $    413
  Adjustments to reconcile net income to
    cash provided by (used in) operating
    activities:
    Depreciation expense...................        --         1,723            118               --          1,841
    Amortization expense...................        --           242            370               --            612
    (Increase) decrease in accounts
      receivable...........................      (769)       17,724         (2,977)          (3,890)        10,088
    (Increase) decrease in inventories.....        --        (3,826)            81             (118)        (3,863)
    Increase in other current assets.......        --        (1,476)          (238)              --         (1,714)
    Increase (decrease) in accounts
      payable..............................        --        (8,203)         1,492            3,890         (2,821)
    Increase (decrease) in other current
      liabilities..........................      (270)       (3,824)           301                1         (3,792)
    Other, net.............................         3        (1,202)           (77)              --         (1,276)
                                             ---------   ---------- -   ------- -------  ---------- -   ---------- -
      Net cash provided by (used in)
         operating activities..............    (1,116)          788           (151)             (33)          (512)
                                             ---------   ---------- -   ------- -------  ---------- -   ---------- -
Cash flows from investing activities
  Acquisitions of property, plant,
    and equipment..........................        --        (3,521)          (417)              --         (3,938)
  Other, net...............................       445         9,086            212           (9,908)          (165)
                                             ---------   ---------- -   ------- -------  ---------- -   ---------- -
      Net cash provided by (used in)
         investing activities..............       445         5,565           (205)          (9,908)        (4,103)
                                             ---------   ---------- -   ------- -------  ---------- -   ---------- -
Cash flows from financing activities
  Proceeds from bank credit facilities.....        --        36,558            367               --         36,925
  Payments of bank credit facilities.......        --       (25,400)        (1,104)              --        (26,504)
  Issuance of common stock.................       142            --             --               --            142
  Purchases of treasury stock..............    (6,926)           --             --               --         (6,926)
  Payments of notes receivable from
    shareholders...........................       215            --             --               --            215
  Other, net...............................     7,240       (16,944)          (260)           9,941            (23)
                                             ---------   ---------- -   ------- -------  ---------- -   ---------- -
      Net cash provided by (used in)
         financing
         activities........................       671        (5,786)          (997)           9,941          3,829
                                             ---------   ---------- -   ------- -------  ---------- -   ---------- -
Net increase (decrease) in cash and cash
  equivalents..............................        --           567         (1,353)              --           (786)
Cash and cash equivalents, beginning of
  period...................................        --           593          2,194               --          2,787
                                             ---------   ---------- -   ------- -------  ---------- -   ---------- -
Cash and cash equivalents, end of period...   $    --      $  1,160         $  841         $     --       $  2,001
                                             =========   ===========    ==============   ===========    ===========

                         EXIDE ELECTRONICS GROUP, INC.

NOTE 6 -- SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

               SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS
                      THREE MONTHS ENDED DECEMBER 31, 1994

                                              PARENT
                                              COMPANY     GUARANTOR     NON-GUARANTOR
                                               ONLY      SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                             ---------   ------------   --------------   ------------   ------------
                                                                     (DOLLARS IN THOUSANDS)
Cash flows from operating activities
  Net income (loss)........................    $(217)      $  2,222        $    470        $   (226)      $  2,249
  Adjustments to reconcile net income to
    cash provided by (used in) operating
    activities:
    Depreciation expense...................       --          1,430             132              --          1,562
    Amortization expense...................       --            528             125              --            653
    (Increase) decrease in accounts
      receivable...........................       --         15,220          (2,723)          3,443         15,940
    (Increase) decrease in inventories.....       --         (3,021)         (1,464)            168         (4,317)
    (Increase) decrease in other current
      assets...............................        6           (142)            208             (72)            --
    Increase (decrease) in accounts
      payable..............................       --         10,783           2,315          (4,580)         8,518
    Increase (decrease) in other current
      liabilities..........................     (549)        (4,906)           (810)            115         (6,150)
    Other, net.............................       --           (138)             --              --           (138)
                                             ---------   ---------- -   -------- ------  -------- ---   ---------- -
      Net cash provided by (used in)
         operating activities..............     (760)        21,976          (1,747)         (1,152)        18,317
                                             ---------   ---------- -   -------- ------  -------- ---   ---------- -
Cash flows from investing activities
  Acquisitions of property, plant, and
    equipment..............................       --         (2,181)           (151)             --         (2,332)
  Other, net...............................      893          1,265             663          (3,604)          (783)
                                             ---------   ---------- -   -------- ------  -------- ---   ---------- -
      Net cash provided by (used in)
         investing activities..............      893           (916)            512          (3,604)        (3,115)
                                             ---------   ---------- -   -------- ------  -------- ---   ---------- -
Cash flows from financing activities
  Proceeds from bank credit facilities.....       --         17,116           1,014              --         18,130
  Payments of bank credit facilities.......       --        (32,100)            (96)                       (32,196)
  Payments of industrial revenue bonds.....       --         (4,600)             --              --         (4,600)
  Issuance of common stock.................        2             --              --              --              2
  Purchases of treasury stock..............     (625)            --              --              --           (625)
  Preferred stock dividends of Exide
    Electronics............................     (395)            --              --              --           (395)
  Preferred stock dividends of IPM.........       --           (100)             --              --           (100)
  Payments of notes receivable from
    shareholders...........................      104             --              --              --            104
  Other, net...............................      781         (4,764)           (826)          4,756            (53)
                                             ---------   ---------- -   -------- ------  -------- ---   ---------- -
      Net cash provided by (used in)
         financing
         activities........................     (133)       (24,448)             92           4,756        (19,733)
                                             ---------   ---------- -   -------- ------  -------- ---   ---------- -
Net decrease in cash and cash
  equivalents..............................       --         (3,388)         (1,143)             --         (4,531)
Cash and cash equivalents, beginning of
  period...................................       --          3,754           2,132              --          5,886
                                             ---------   ---------- -   -------- ------  -------- ---   ---------- -
Cash and cash equivalents, end of period...    $  --       $    366        $    989        $     --       $  1,355
                                             =========   ===========    ==============   ===========    ===========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
  and Shareholders of
  Deltec Power Systems, Inc.

     In our opinion, based upon our audits and the reports of other auditors, the accompanying consolidated balance sheets and the related combined/consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Deltec Power Systems, Inc. and its subsidiaries (the "Company") at December 31, 1994 and September 30, 1995, and the results of their operations and their cash flows for the years ended December 31, 1993 and 1994 and for the nine months ended September 30, 1995 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of FPS Power Systems Oy Ab, FPS Power Systems A/S, Fiskars Power Systems A/S and Fiskars Power Systems AB, wholly-owned subsidiaries, which statements reflect total assets of $13.0 and $23.7 million at December 31, 1994 and September 30, 1995, respectively, and total revenues of $20.8, $26.7 and $25.8 million for the years ended December 31, 1993 and 1994 and for the nine months ended September 30, 1995, respectively. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for those companies, is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.

     As discussed in Notes 2 and 9 to the financial statements, effective January 1, 1993, Statement of Financial Accounting Standards No. 109 was adopted.

PRICE WATERHOUSE LLP

Milwaukee, Wisconsin
January 16, 1996,
except as to Note 13 which is
as of February 9, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
FPS Power Systems Oy Ab

     We have audited the accompanying balance sheets of FPS Power Systems Oy Ab (the "Company"), a wholly-owned subsidiary of Deltec Power Systems, Inc., as of December 31, 1994 and September 30, 1995, and the related statements of income and cash flows for years ended December 31, 1993 and 1994 and the nine months ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As more fully described in note 1 to the financial statements, the Company accounts for its investments in wholly-owned subsidiaries using the cost method. The subsidiaries should be consolidated in order to conform with generally accepted accounting principles.

     In our opinion, except for the effects of accounting for investments in subsidiaries on the cost method as discussed in the preceding paragraph, the financial statements referred to above present fairly, in all material respects, the financial position of FPS Power Systems Oy Ab, as of December 31, 1994 and September 30, 1995, and the results of its operations and its cash flows for the years ended December 31, 1993 and 1994 and the nine months ended September 30, 1995, in conformity with generally accepted accounting principles in the United States of America.

KPMG WIDERI OY AB
Helsinki, Finland
January 12, 1996

Sixten Nyman
Authorized Public Accountant

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
and Shareholder of
FPS Power Systems A/S

     We have audited the accompanying balance sheets of FPS Power Systems A/S (the "Company"), a wholly-owned subsidiary of Deltec Power Systems, Inc., as of September 30, 1995 and December 31, 1994 and the related statements of income and retained earnings and of cash flows for the nine month period ended September 30, 1995 and for the years ended December 31, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements audited by us present fairly, in all material respects, the financial position of FPS Power Systems A/S at September 30, 1995 and December 31, 1994, and the results of their operations and their cash flows for the nine month period ended September 30, 1995 and for the years ended December 31, 1994 and 1993, in conformity with generally accepted accounting principles in the United States of America.

KPMG
Oslo, Norway
January 11, 1996

Tom Myhre
State Authorized Public Accountant (Norway)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Shareholder of
Fiskars Power Systems A/S

     We have audited the accompanying balance sheets of Fiskars Power Systems A/S, a wholly-owned subsidiary of Deltec Power Systems, Inc., as of September 30, 1995 and December 31, 1994 and the related statements of income and retained earnings and of cash flows for the nine month period ended September 30, 1995 and for the years ended December 31, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We have conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As more fully described in summary of significant accounting policies note to the financial statements, the Company accounts for its wholly owned subsidiary company, on the equity method. The subsidiary should be consolidated to conform with generally accepted accounting principles.

     In our opinion, except for the effects of accounting for its investment in subsidiary on the equity method, the financial statements audited by us present fairly, in all material respects, the financial position of Fiskars Power Systems A/S at September 30, 1995 and December 31, 1994, and the results of their operations and their cash flows for the nine month period ended September 30, 1995 and for the years ended December 31, 1994 and 1993, in conformity with generally accepted accounting principles in the United States of America.

KPMG C. Jespersen
Copenhagen, Denmark
December 22, 1995

Torben Vonsild
State Authorized
Public Accountant

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
and Shareholder of
Fiskars Power Systems AB

     We have audited the accompanying balance sheets of Fiskars Power Systems AB (the "Company"), a wholly-owned subsidiary of Deltec Power Systems, Inc., as of September 30, 1995 and December 31, 1994 and the related statements of income and retained earnings and of cash flows for the nine month period ended September 30, 1995 and for the years ended December 31, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements audited by us present fairly, in all material respects, the financial position of Fiskars Power Systems AB at September 30, 1995 and December 31, 1994 and the results of their operations and their cash flows for the nine month period ended September 30, 1995 and for the years ended December 31, 1994 and 1993, in conformity with generally accepted accounting principles.

     As discussed in the income taxes note to the financial statements, in 1993 the Company adopted the method of accounting for income taxes prescribed by Statements of Financial Accounting Standards No. 109.

KPMG Bohlins AB
Stockholm, Sweden
December 22, 1995

Thomas Thiel
Partner

                           DELTEC POWER SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS



                                                      DECEMBER 31,     SEPTEMBER 30,     DECEMBER 31,
                                                          1994             1995              1995
                                                      ------------     -------------     ------------
                                                                                         (UNAUDITED)
                                               ASSETS
Current assets:
  Cash..............................................  $  6,008,000      $  8,842,000     $  5,603,000
  Accounts receivable, net..........................    21,463,000        23,641,000       34,268,000
  Inventories, net..................................    16,379,000        19,923,000       21,633,000
  Deferred income taxes.............................     1,681,000         2,007,000        2,518,000
  Other current assets..............................     1,606,000         1,920,000        1,870,000
                                                       -----------       -----------     ------------
          Total current assets......................    47,137,000        56,333,000       65,892,000
Property and equipment, net.........................     6,611,000         6,927,000        7,135,000
Intangible assets, net..............................     9,630,000         7,905,000        7,384,000
Other long-term assets..............................       124,000           436,000          468,000
                                                       -----------       -----------     ------------
                                                      $ 63,502,000      $ 71,601,000     $ 80,879,000
                                                       ===========       ===========     ============
                                LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................  $  5,843,000      $  8,135,000     $ 11,845,000
  Deferred revenue..................................     4,374,000         4,678,000        4,461,000
  Accrued payroll and employee benefits.............     3,350,000         3,552,000        4,840,000
  Income taxes payable..............................     1,576,000         1,778,000        3,281,000
  Intercompany payable, net.........................     2,537,000         5,546,000        6,791,000
  Accrued commissions...............................       740,000           814,000        1,125,000
  Accrued warranty..................................       504,000           610,000          836,000
  Current maturities of long-term debt..............            --         2,121,000           10,000
  Other current liabilities.........................     1,877,000         2,405,000        2,468,000
                                                       -----------       -----------     ------------
          Total current liabilities.................    20,801,000        29,639,000       35,657,000
                                                       -----------       -----------     ------------
Deferred income taxes...............................     2,941,000         2,307,000        2,252,000
                                                       -----------       -----------     ------------
Long-term debt (payable primarily to related
  parties)..........................................    33,257,000        31,941,000       37,836,000
                                                       -----------       -----------     ------------
Other long-term liabilities.........................     1,461,000         1,474,000        1,824,000
                                                       -----------       -----------     ------------
Commitments (Note 11)
Shareholders' equity:
  Class A redeemable preferred stock -- $.01 par
     value, 1,500 shares outstanding at December 31,
     1994 and September 30, 1995 (liquidation value
     of $15,000,000); 900 shares outstanding at
     December 31, 1995 (liquidation value of
     $9,000,000), at ascribed value.................     9,695,000         9,695,000        5,817,000
  Common stock -- $.01 par value, 600 shares
     outstanding, at ascribed value.................    (4,881,000)       (4,881,000)      (4,881,000)
  Retained earnings.................................       269,000           882,000        1,936,000
  Cumulative translation adjustment.................       (41,000)          544,000          438,000
                                                       -----------       -----------     ------------
          Total shareholders' equity................     5,042,000         6,240,000        3,310,000
                                                       -----------       -----------     ------------
                                                      $ 63,502,000      $ 71,601,000     $ 80,879,000
                                                       ===========       ===========     ============

   The accompanying notes are an integral part of these financial statements.

                           DELTEC POWER SYSTEMS, INC.

                 COMBINED/CONSOLIDATED STATEMENTS OF OPERATIONS


                                                         YEAR ENDED       NINE MONTHS
                                        YEAR ENDED      DECEMBER 31,         ENDED          YEAR ENDED
                                       DECEMBER 31,         1994         SEPTEMBER 30,     DECEMBER 31,
                                           1993          (COMBINED/          1995              1995
                                        (COMBINED)      CONSOLIDATED)    (CONSOLIDATED)    (CONSOLIDATED)
                                       ------------     ------------     -------------     -------------
                                                                                            (UNAUDITED)
Revenues:
  Products...........................  $ 60,446,000     $ 80,236,000      $ 72,665,000     $ 113,031,000
  Services...........................    14,982,000       16,960,000        14,176,000        19,918,000
                                         ----------       ----------        ----------       -----------
          Total revenues.............    75,428,000       97,196,000        86,841,000       132,949,000
Cost of revenues:
  Products...........................    39,234,000       50,352,000        46,603,000        71,921,000
  Services...........................     7,445,000        8,326,000         6,880,000         8,969,000
                                         ----------       ----------        ----------       -----------
          Total cost of revenues.....    46,679,000       58,678,000        53,483,000        80,890,000
                                         ----------       ----------        ----------       -----------
Gross profit.........................    28,749,000       38,518,000        33,358,000        52,059,000
Operating expenses:
  Selling and marketing..............    15,059,000       19,767,000        18,628,000        26,067,000
  General and administrative.........     4,904,000        6,236,000         5,037,000         7,580,000
  Engineering........................     3,119,000        4,168,000         3,682,000         4,976,000
  Royalty expense (primarily with
     related parties)................     1,478,000        2,298,000         2,209,000         3,411,000
                                         ----------       ----------        ----------       -----------
Income from operations...............     4,189,000        6,049,000         3,802,000        10,025,000
Interest income (primarily with
  related parties)...................      (382,000)        (367,000)         (580,000)         (678,000)
Interest expense (primarily with
  related parties)...................       781,000        1,375,000         2,317,000         3,177,000
                                         ----------       ----------        ----------       -----------
Income before income taxes and
  cumulative effect of change in
  accounting principle for income
  taxes..............................     3,790,000        5,041,000         2,065,000         7,526,000
Provision for income taxes...........       815,000        1,885,000           327,000         2,237,000
                                         ----------       ----------        ----------       -----------
Income before cumulative effect of
  change in accounting principle for
  income taxes.......................     2,975,000        3,156,000         1,738,000         5,289,000
Cumulative effect of change in
  accounting principle for income
  taxes..............................     1,509,000               --                --                --
                                         ----------       ----------        ----------       -----------
Net income...........................     4,484,000        3,156,000         1,738,000         5,289,000
Dividends on preferred stock.........            --          375,000         1,125,000         1,500,000
Premium on redemption of preferred
  stock..............................            --               --                --         2,122,000
                                         ----------       ----------        ----------       -----------
          Net income allocable to
            common shares............  $  4,484,000     $  2,781,000      $    613,000     $   1,667,000
                                         ==========       ==========        ==========       ===========

   The accompanying notes are an integral part of these financial statements.

                           DELTEC POWER SYSTEMS, INC.

            COMBINED/CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                     CAPITAL IN                 CUMULATIVE
                         PREFERRED       COMMON      EXCESS OF     RETAINED     TRANSLATION
                           STOCK         STOCK       PAR VALUE     EARNINGS     ADJUSTMENT      TOTAL
                         ----------   ------------   ----------   -----------   ----------   -----------
BALANCE AT DECEMBER 31,
  1992.................  $       --   $ 23,164,000   $  904,000   $(2,370,000)  $       --   $21,698,000
Combined net income....          --             --           --     4,484,000           --     4,484,000
Group Contribution, net
  of tax benefit.......          --             --           --      (649,000)          --      (649,000)
Translation
  adjustments..........                                                           (502,000)     (502,000)
                          ---------    -----------    ---------    ----------    ---------    ----------
BALANCE AT DECEMBER 31,
  1993.................          --     23,164,000      904,000     1,465,000     (502,000)   25,031,000
Combined/consolidated
  net income...........          --             --           --     3,156,000           --     3,156,000
Group Contribution, net
  of tax benefit.......          --             --           --    (1,068,000)          --    (1,068,000)
Dividends declared:
  Common stock.........          --             --           --    (5,786,000)          --    (5,786,000)
  Preferred stock......          --             --           --      (375,000)          --      (375,000)
Assumption of Fiskars
  Holdings, Inc.
  debt.................                 (6,000,000)          --            --           --    (6,000,000)
Capitalization of
  DPSI.................   9,695,000    (22,045,000)    (904,000)    2,877,000      502,000    (9,875,000)
Translation
  adjustments..........                                                            (41,000)      (41,000)
                          ---------    -----------    ---------    ----------    ---------    ----------
BALANCE AT DECEMBER 31,
  1994.................   9,695,000     (4,881,000)          --       269,000      (41,000)    5,042,000
Consolidated net
  income...............          --             --           --     1,738,000           --     1,738,000
Preferred stock
  dividends declared...          --             --           --    (1,125,000)          --    (1,125,000)
Translation
  adjustments..........                                                            585,000       585,000
                          ---------    -----------    ---------    ----------    ---------    ----------
BALANCE AT SEPTEMBER
  30, 1995.............  9,695,000..    (4,881,000)          --       882,000      544,000     6,240,000
Consolidated net
  income...............          --             --           --     3,551,000           --     3,551,000
Preferred stock
  dividends declared...          --             --           --      (375,000)          --      (375,000)
Preferred stock
  redemption...........  (3,878,000)            --           --    (2,122,000)          --    (6,000,000)
Translation
  adjustments..........          --             --           --            --     (106,000)     (106,000)
                          ---------    -----------    ---------    ----------    ---------    ----------
BALANCE AT DECEMBER 31,
  1995 (UNAUDITED).....  $5,817,000.. $ (4,881,000)  $       --   $ 1,936,000   $  438,000   $ 3,310,000
                          =========    ===========    =========    ==========    =========    ==========

   The accompanying notes are an integral part of these financial statements.

                           DELTEC POWER SYSTEMS, INC.

                 COMBINED/CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             YEAR ENDED       NINE MONTHS
                                            YEAR ENDED      DECEMBER 31,         ENDED         YEAR ENDED
                                           DECEMBER 31,         1994         SEPTEMBER 30,    DECEMBER 31,
                                               1993          (COMBINED/          1995             1995
                                            (COMBINED)      CONSOLIDATED)    (CONSOLIDATED)   (CONSOLIDATED)
                                          --------------    -------------    -------------    -------------
                                                                                                (UNAUDITED)
Cash flows from operating activities:
  Net income............................   $  4,484,000      $  3,156,000     $  1,738,000    $   5,289,000
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Depreciation of property and
       equipment........................      1,358,000         1,690,000        1,511,000        2,014,000
     Amortization of intangibles........      1,991,000         2,295,000        1,810,000        2,403,000
     Loss on sale of property and
       equipment........................         53,000            47,000               --               --
     Deferred income taxes..............      3,813,000        (1,102,000)        (934,000)      (1,482,000)
     Other..............................             --            68,000               --               --
     Cumulative effect of change in
       accounting for income taxes......     (1,509,000)               --               --               --
     Changes in:
       Net accounts receivable..........     (3,031,000)       (4,832,000)      (1,486,000)     (12,199,000)
       Net intercompany accounts........     (3,759,000)        6,112,000        1,497,000        2,427,000
       Net inventories..................        (77,000)       (6,047,000)      (2,959,000)      (4,822,000)
       Other current assets.............       (424,000)          (70,000)        (251,000)        (227,000)
       Accounts payable.................        803,000          (196,000)       1,858,000        5,773,000
       Accrued expenses.................        791,000         1,530,000        1,229,000        4,417,000
       Deferred revenue.................        582,000           480,000          239,000          102,000
                                             ----------        ----------       ----------      -----------
Net cash provided by operating
  activities............................      5,075,000         3,131,000        4,252,000        3,695,000
                                             ----------        ----------       ----------      -----------
Cash flows from investing activities:
  Purchases of property and equipment...     (1,456,000)       (1,634,000)      (1,663,000)      (2,402,000)
  Proceeds from sale of property and
     equipment..........................             --             7,000           10,000           10,000
  Acquisition of NSSI...................             --        (1,751,000)              --               --
  Other.................................       (388,000)         (544,000)        (378,000)        (481,000)
                                             ----------        ----------       ----------      -----------
Net cash used in investing activities...     (1,844,000)       (3,922,000)      (2,031,000)      (2,873,000)
                                             ----------        ----------       ----------      -----------
Cash flows from financing activities:
  Payments on intercompany note.........     (1,500,000)         (300,000)        (232,000)      (1,921,000)
  Payments on external debt.............       (618,000)               --               --               --
  Advances on intercompany note.........             --         3,814,000               --               --
  Proceeds from external debt...........        211,000           138,000          537,000          537,000
  Dividends paid........................             --          (786,000)              --               --
  Group Contributions, net of tax
     benefit............................       (649,000)       (1,068,000)              --               --
                                             ----------        ----------       ----------      -----------
Net cash provided (used) by financing
  activities............................     (2,556,000)        1,798,000          305,000       (1,384,000)
                                             ----------        ----------       ----------      -----------
Effect of exchange rates on cash........       (293,000)          379,000          308,000          157,000
Increase (decrease) in cash.............        382,000         1,386,000        2,834,000         (405,000)
Cash at beginning of period.............      4,240,000         4,622,000        6,008,000        6,008,000
                                             ----------        ----------       ----------      -----------
Cash at end of period...................   $  4,622,000      $  6,008,000     $  8,842,000    $   5,603,000
                                             ==========        ==========       ==========      ===========
Supplemental information:
  Income taxes paid.....................   $    356,000      $    795,000     $  1,441,000    $   2,128,000
  Assumption of Fiskars Holdings, Inc.
     debt...............................   $         --      $  6,000,000     $         --    $          --
  Dividends to Fiskars Holdings, Inc.
     financed by note...................   $         --      $  5,000,000     $         --    $          --
  Preferred stock redemption financed by
     note...............................   $         --      $         --     $         --    $   6,000,000

   The accompanying notes are an integral part of these financial statements.

                           DELTEC POWER SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                     (AMOUNTS AT DECEMBER 31, 1995 AND FOR
                       THE YEAR THEN ENDED ARE UNAUDITED)

NOTE 1 -- THE COMPANY AND DESCRIPTION OF BUSINESS

     Deltec Power Systems, Inc. ("DPSI" or the "Company") was organized on September 27, 1994 by Fiskars Oy Ab ("Fiskars"), a Finnish company, to acquire the outstanding common shares of FPS Power Systems Oy Ab ("Power Systems") and Deltec Electronics Corporation ("Deltec"). As discussed in Note 12, DPSI acquired Power Systems from Fiskars and Deltec was acquired from Fiskars Holdings, Inc., a wholly-owned subsidiary of Fiskars. This acquisition, between companies under common control, was treated as a tax-free reorganization. Assets acquired and liabilities assumed were recorded at approximate historical values.

     The accompanying DPSI financial statements include Deltec and Power Systems on a combined basis prior to the formation of DPSI and on a consolidated basis thereafter. All significant intercompany transactions and accounts have been eliminated.

     Deltec's financial statements include the accounts of Deltec S.A. de C.V., a subsidiary in Mexico. During 1994, Deltec purchased the assets and assumed certain liabilities of Network Security Systems, Inc. ("NSSI"). The excess of the purchase price over the market value of the net assets acquired was recorded as goodwill. NSSI designs, manufactures and markets a line of uninterruptible power supplies and related software used in computer networking environments. NSSI's operations are not material. On July 1, 1994, Fiskars Holdings, Inc. pushed down $6,000,000 of acquisition debt to Deltec; accordingly, an intercompany note payable was recorded and common stock was reduced by this amount as a return of capital.

     The financial statements of Power Systems include the accounts of the following wholly-owned subsidiaries:

                                 SUBSIDIARY                             COUNTRY
          --------------------------------------------------------  ---------------
          Fiskars Power Systems GmbH..............................  Germany
          Fiskars Power Systems A/S...............................  Denmark
          FPS Power Systems A/S...................................  Norway
          Fiskars Power Systems AB................................  Sweden
          Fiskars Electronics Limited.............................  United Kingdom

     Both Power Systems and Deltec design, manufacture, and distribute uninterruptible power supply systems and related electronic equipment, and power management and facilities monitoring software used in computer networking environments.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

FOREIGN CURRENCY

     Assets and liabilities of the Company's foreign operations are translated at period-end exchange rates; income and expenses are translated at average exchange rates prevailing during the year. Gains and losses from the translation of foreign currency financial statements are accumulated as a separate component of shareholders' equity. Foreign exchange transaction gains and losses were not significant.

INVENTORIES

     Inventories are valued at the lower of cost or market. Cost is determined on a first-in, first-out method.

                           DELTEC POWER SYSTEMS, INC.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and are depreciated over their estimated useful lives of three to ten years on a straight-line basis for financial reporting purposes. Expenditures which substantially increase value or extend useful lives are capitalized. Maintenance and repairs are expensed as incurred.

INTANGIBLE ASSETS

     Intangible assets are amortized using the straight-line method over their estimated economic lives of three to ten years. The Company reviews the carrying value of intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Measurement of any impairment would include a comparison of estimated future operating cash flows anticipated to be generated during the remaining life to the net carrying value of the intangible.

REVENUE RECOGNITION

     Revenue from product sales is recognized upon shipment. Revenue and the directly-related costs arising from the sale of maintenance and extended warranty contracts are recognized ratably over the terms of the individual contracts.

INCOME TAXES

     Deltec was included in the consolidated income tax return of Fiskars Holdings, Inc. until the formation of DPSI on September 27, 1994; thereafter, Deltec has been included in the consolidated income tax return of the Company. Federal and state income tax provisions and related tax balances through September 27, 1994 were allocated to Deltec on a separate-company basis by its parent and were settled periodically through the intercompany accounts. The Company's foreign subsidiaries, both before and after the formation of DPSI, filed tax returns in their respective countries based on their separate taxable income.

     Domestic income taxes are not provided on undistributed earnings of foreign subsidiaries which are considered to be permanently invested. If undistributed earnings were remitted, foreign tax credits would substantially offset any resulting domestic tax liability.

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 ("FAS 109"), "Accounting for Income Taxes". The adoption of FAS 109 changes the method of accounting for income taxes from the deferred method to an asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial reporting and tax bases of the assets and liabilities.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UNAUDITED FINANCIAL DATA

     The financial data as of and for the year ended December 31, 1995 is unaudited; however, in the opinion of the Company, this financial data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the year ended December 31, 1995.

                           DELTEC POWER SYSTEMS, INC.

RECLASSIFICATIONS

     Certain amounts in the 1994 Consolidated Balance Sheet have been reclassified to conform to the current financial statement presentation.

NOTE 3 -- COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

                                               DECEMBER 31,       SEPTEMBER 30,       DECEMBER 31,
                                                   1994               1995                1995
                                               ------------       -------------       ------------
                                                                                      (UNAUDITED)
Accounts receivable:
  Trade accounts receivable..................  $ 22,249,000       $  25,219,000       $ 35,990,000
  Allowance for doubtful accounts............      (786,000)         (1,578,000)        (1,722,000)
                                                -----------         -----------        -----------
                                               $ 21,463,000       $  23,641,000       $ 34,268,000
                                                ===========         ===========        ===========
Inventories:
  Raw materials..............................  $  8,652,000       $  11,580,000       $ 14,014,000
  Work-in-process............................     1,773,000             304,000            411,000
  Finished goods.............................     8,040,000          10,483,000         10,015,000
  Allowance for obsolescence.................    (2,086,000)         (2,444,000)        (2,807,000)
                                                -----------         -----------        -----------
                                               $ 16,379,000       $  19,923,000       $ 21,633,000
                                                ===========         ===========        ===========
Property and equipment:
  Machinery and equipment....................  $  8,766,000       $   9,307,000       $ 10,228,000
  Furniture and fixtures.....................     3,917,000           4,620,000          4,575,000
  Leasehold improvements.....................       988,000           1,174,000          1,432,000
  Construction in progress...................       395,000           1,103,000            473,000
                                                -----------         -----------        -----------
                                                 14,066,000          16,204,000         16,708,000
  Accumulated depreciation...................    (7,455,000)         (9,277,000)        (9,573,000)
                                                -----------         -----------        -----------
                                               $  6,611,000       $   6,927,000       $  7,135,000
                                                ===========         ===========        ===========
Intangible assets:
  Goodwill...................................  $ 10,074,000       $  10,074,000       $ 10,074,000
  Other intangible assets....................    10,773,000          10,256,000         10,299,000
                                                -----------         -----------        -----------
                                                 20,847,000          20,330,000         20,373,000
  Accumulated amortization...................   (11,217,000)        (12,425,000)       (12,989,000)
                                                -----------         -----------        -----------
                                               $  9,630,000       $   7,905,000       $  7,384,000
                                                ===========         ===========        ===========

                           DELTEC POWER SYSTEMS, INC.

NOTE 4 -- TRANSACTIONS WITH RELATED PARTIES

     Intercompany balances due to (from) other affiliates within the Fiskars Oy Ab consolidated group were:

                                               DECEMBER 31,       SEPTEMBER 30,       DECEMBER 31,
                                                   1994               1995                1995
                                               ------------       -------------       ------------
                                                                                      (UNAUDITED)
    Fiskars Holdings, Inc..................     $2,611,000         $ 2,867,000        $  7,847,000
    Fiskars Oy Ab..........................       (357,000)            791,000          (1,497,000)
    Fiskars AB.............................        225,000              (6,000)              3,000
    Fiskars Europe BV......................        146,000           1,532,000             145,000
    Fiskars GmbH...........................         99,000              66,000                  --
    Fiskars Finance AG.....................       (224,000)             54,000              11,000
    Fiskars Ltd............................             --             206,000               7,000
    Fiskars S.a.r.1........................             --              55,000             142,000
    Other related entities.................         37,000             (19,000)            133,000
                                                ----------          ----------          ----------
                                                $2,537,000         $ 5,546,000        $  6,791,000
                                                ==========          ==========          ==========

     Cash included $5,012,000, $7,701,000 and $4,048,000 in pooled accounts with various related parties at December 31, 1994, September 30, 1995 and December 31, 1995, respectively. The Company recorded interest income from the pooled account totaling $135,000, $222,000 and $375,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $247,000 for the nine month period ended September 30, 1995.

     The Company is obligated to pay royalties to affiliates on sales of certain product lines bearing the Fiskars name. The Company recorded royalty expense of $1,478,000, $2,298,000 and $3,411,000 for the years ended December 31, 1993,
1994 and 1995, respectively, and $2,209,000 for the nine month period ended September 30, 1995.

     Interest expense of $687,000, $1,330,000 and $3,061,000 was recorded on long-term intercompany borrowings for the years ended December 31, 1993, 1994 and 1995, respectively, and $2,253,000 for the nine month period ended September 30, 1995.

     Intercompany payables to Fiskars Holdings, Inc. include accrued dividends relating to the Class A redeemable preferred stock of $375,000, $1,500,000 and $1,875,000 at December 31, 1994, September 30, 1995 and December 31, 1995,
respectively.

     On September 23, 1994, Deltec declared a $5,000,000 dividend to Fiskars Holdings, Inc., which was financed by a note to Fiskars Holdings, Inc.

     During 1994, DPSI entities paid $786,000 in dividends to affiliated companies.

     During 1995, the Company paid management fees to Fiskars totaling $391,000. These expenses are included in income from operations.

                           DELTEC POWER SYSTEMS, INC.

NOTE 5 -- LONG-TERM DEBT

                                                                       SEPTEMBER
                                                  DECEMBER 31,            30,            DECEMBER 31,
                                                      1994                1995               1995
                                                  -------------       ------------       ------------
                                                                                         (UNAUDITED)
Note Payable to Fiskars Holdings, Inc...........   $ 18,401,000       $ 18,401,000       $ 24,401,000
Notes Payable to Fiskars Oy Ab..................     11,897,000         12,121,000         10,000,000
Note Payable to Fiskars Limited.................      2,274,000          2,303,000          2,242,000
Other...........................................        685,000          1,237,000          1,203,000
                                                     ----------         ----------         ----------
                                                     33,257,000         34,062,000         37,846,000
Less: Current maturities........................             --         (2,121,000)           (10,000)
                                                     ----------         ----------         ----------
                                                   $ 33,257,000       $ 31,941,000       $ 37,836,000
                                                     ==========         ==========         ==========

     Interest on the Note Payable to Fiskars Holdings, Inc. is payable quarterly at an annual rate of 8.4%. The principal amount is due in varying amounts through 2004.

     At September 30, 1995, the Notes Payable to Fiskars Oy Ab is comprised of two separate notes. A $10,000,000 note which is due in varying amounts through 2004, with interest payable annually at a rate of 8.4%. A $2,121,000 note was due on January 1, 1996, with interest payable quarterly at a rate of HELIBOR plus 0.70% (6.5% at September 30, 1995). The $2,121,000 note was paid prior to December 31, 1995.

     The Note Payable to Fiskars Limited is due on December 19, 2004, with interest payable annually at a rate of LIBOR plus 0.60% (8.35% at September 30, 1995 and 6.91% at December 31, 1995).

     Total interest paid on long-term debt was $746,000, $969,000 and $1,795,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $1,015,000 for the nine month period ended September 30, 1995.

     Future annual maturities of long-term debt outstanding at September 30, 1995 are as follows:

          1995 (October - December)...................................  $        --
          1996........................................................    2,121,000
          1997........................................................    2,308,000
          1998........................................................    3,308,000
          1999........................................................    3,308,000
          2000........................................................    3,308,000
          Thereafter..................................................   19,709,000
                                                                         ----------
                                                                        $34,062,000
                                                                         ==========

NOTE 6 -- FINANCIAL INSTRUMENTS

     The carrying value of cash, accounts receivable, accounts payable and long-term debt at December 31, 1994, September 30, 1995 and December 31, 1995 approximates fair value.

     Power Systems enters into forward foreign exchange contracts with Fiskars to hedge certain of its foreign currency commitments. These contracts minimize the risk from fluctuations in exchange rates. Gains and losses on these contracts are deferred and accounted for in the same period as the underlying transactions.

                           DELTEC POWER SYSTEMS, INC.

     The following forward contracts were outstanding:

             CURRENCY                     CURRENCY              SEPTEMBER 30,     DECEMBER 31,
               SOLD                       PURCHASED                 1995              1995
             --------            ---------------------------    -------------     ------------
                                                                                  (UNAUDITED)
    German DM..................  Finnish Markka.............     $ 2,645,000        $293,000
    Danish Krone...............  Finnish Markka.............         914,000           5,000
    Norwegian Krone............  Finnish Markka.............         922,000              --
    Finnish Markka.............  British Pound..............         789,000              --
    Swedish Krona..............  Finnish Markka.............         688,000           4,000
    U.S. Dollar................  Finnish Markka.............         582,000              --
    Finnish Markka.............  U.S. Dollar................              --         265,000
    Others..................................................         243,000          67,000
                                                                -------------     ------------
                                                                 $ 6,783,000        $634,000
                                                                  ==========      ==========

NOTE 7 -- RESEARCH AND DEVELOPMENT

     Expenditures for research activities relating to product development and improvement are charged against income as incurred. Such expenditures amounted to $1,678,000, $2,136,000 and $2,593,000 for the years ended December 31, 1993,
1994 and 1995, respectively, and $2,023,000 for the nine month period ended September 30, 1995.

NOTE 8 -- SIGNIFICANT CUSTOMERS, EXPORT SALES AND GEOGRAPHIC SEGMENTS

SIGNIFICANT CUSTOMERS

     The Company has an agreement with a customer to supply certain product lines at market prices. The agreement is for an indefinite term and is cancelable at any time. Sales under this agreement amounted to 6%, 10% and 21% of net sales for the years ended December 31, 1993, 1994 and 1995, respectively, and 16% for the nine month period ended September 30, 1995. Receivables outstanding from these sales were $1,856,000, $5,310,000 and $11,415,000 at December 31, 1994, September 30, 1995 and December 31, 1995, respectively.

     Receivables outstanding from a foreign distributor were $1,473,000, $1,208,000 and $1,197,000 at December 31, 1994, September 30, 1995 and December
31, 1995, respectively.

EXPORT SALES

     The Company's foreign operations primarily serve markets in their respective countries. Export sales from the Company's domestic operation were approximately 21%, 23% and 19% of net sales for the years ended December 31, 1993, 1994 and 1995, respectively, and 21% for the nine month period ended September 30, 1995.

                           DELTEC POWER SYSTEMS, INC.

GEOGRAPHIC SEGMENTS

                                                                          NINE MONTHS
                                        YEAR ENDED       YEAR ENDED          ENDED          YEAR ENDED
                                       DECEMBER 31,     DECEMBER 31,     SEPTEMBER 30,     DECEMBER 31,
                                           1993             1994             1995              1995
                                       ------------     ------------     -------------     ------------
                                                                                           (UNAUDITED)
Total Revenues
Domestic.............................. $ 43,335,000     $ 56,405,000      $ 49,385,000     $ 78,364,000
European..............................   32,093,000       40,791,000        37,456,000       54,585,000
                                         ----------       ----------        ----------      -----------
                                       $ 75,428,000     $ 97,196,000      $ 86,841,000     $132,949,000
                                         ==========       ==========        ==========      ===========
Income from Operations
Domestic.............................. $  1,786,000     $  2,586,000      $    705,000     $  4,550,000
European..............................    2,403,000        3,463,000         3,097,000        5,475,000
                                         ----------       ----------        ----------      -----------
                                       $  4,189,000     $  6,049,000      $  3,802,000     $ 10,025,000
                                         ==========       ==========        ==========      ===========

                                                         DECEMBER 31,     SEPTEMBER 30,     DECEMBER 31,
                                                             1994             1995              1995
                                                         ------------     -------------     -----------
                                                                                            (UNAUDITED)
Total Assets
Domestic...............................                  $ 46,154,000      $ 45,857,000     $ 56,743,000
European...............................                    17,348,000        25,744,000       24,136,000
                                                         ------------     -------------     ------------
                                                         $ 63,502,000      $ 71,601,000     $ 80,879,000
                                                           ==========        ==========       ==========

NOTE 9 -- INCOME TAXES

     The components of income before income taxes and cumulative effect of change in accounting principle for income taxes included the following:

                                                                             NINE MONTHS
                                           YEAR ENDED       YEAR ENDED          ENDED          YEAR ENDED
                                          DECEMBER 31,     DECEMBER 31,     SEPTEMBER 30,     DECEMBER 31,
                                              1993             1994             1995              1995
                                          ------------     ------------     -------------     ------------
                                                                                              (UNAUDITED)
Domestic.................................  $1,387,000       $1,581,000       $  (974,000)      $2,093,000
Foreign..................................   2,403,000        3,460,000         3,039,000        5,433,000
                                           ----------       ----------        ----------       ----------
                                           $3,790,000       $5,041,000       $ 2,065,000       $7,526,000
                                           ==========       ==========        ==========       ==========

                           DELTEC POWER SYSTEMS, INC.

     The provision for income taxes consists of the following:

                                                                       NINE MONTHS
                                     YEAR ENDED       YEAR ENDED          ENDED          YEAR ENDED
                                    DECEMBER 31,     DECEMBER 31,     SEPTEMBER 30,     DECEMBER 31,
                                        1993             1994             1995              1995
                                    ------------     ------------     -------------     ------------
                                                                                        (UNAUDITED)
    Current
      Federal.....................  $ (3,567,000)    $  1,828,000      $   187,000      $  1,733,000
      State.......................        21,000           87,000          100,000           464,000
      Foreign.....................       548,000        1,072,000          974,000         1,522,000
                                      ----------       ----------       ----------        ----------
                                      (2,998,000)       2,987,000        1,261,000         3,719,000
                                      ----------       ----------       ----------        ----------
    Deferred
      Federal.....................     3,842,000         (990,000)        (572,000)       (1,221,000)
      State.......................        29,000         (214,000)        (113,000)         (224,000)
      Foreign.....................       (58,000)         102,000         (249,000)          (37,000)
                                      ----------       ----------       ----------        ----------
                                       3,813,000       (1,102,000)        (934,000)       (1,482,000)
                                      ----------       ----------       ----------        ----------
                                    $    815,000     $  1,885,000      $   327,000      $  2,237,000
                                      ==========       ==========       ==========        ==========

     An analysis of the effective income tax rates is as follows:

                                                                         NINE MONTHS
                                       YEAR ENDED       YEAR ENDED          ENDED          YEAR ENDED
                                      DECEMBER 31,     DECEMBER 31,     SEPTEMBER 30,     DECEMBER 31,
                                          1993             1994             1995              1995
                                      ------------     ------------     -------------     ------------
                                                                                          (UNAUDITED)
    Federal statutory rate..........      35.0%            35.0%             35.0%            35.0%
    State income taxes, net of
      federal benefit...............        .1             (1.6)               --              2.1
    Foreign tax differential........      (9.3)             (.7)            (16.4)            (5.5)
    Other...........................      (4.3)             4.7              (2.8)            (1.9)
                                      ----------       ------------     -----------       ------------
                                          21.5%            37.4%             15.8%            29.7%
                                      ==========       ==========       ==========        ==========

     Power Systems made Group Contributions to Fiskars and its related entities of $868,000 and $1,424,000 for the years ended December 31, 1993 and 1994, respectively, and consequently realized tax benefits of $219,000 and $356,000 for the respective years. The distributions have been recorded as a reduction of Shareholders' Equity, net of the related tax benefits.

     Deferred income tax assets and liabilities are comprised of the following:

                                                   DECEMBER 31,     SEPTEMBER 30,     DECEMBER 31,
                                                       1994             1995              1995
                                                   ------------     -------------     ------------
                                                                                      (UNAUDITED)
    Current deferred tax asset:
      Nondeductible accruals...................     $1,681,000       $ 2,007,000       $2,518,000
                                                    ----------        ----------       ----------
    Non-current deferred tax liability:
      Amortization on intangible assets........     $2,834,000       $ 2,199,000       $1,988,000
      Depreciation on property and equipment...        611,000           537,000          631,000
      Net operating loss carryforwards.........       (596,000)         (587,000)        (523,000)
      Other....................................         92,000           158,000          156,000
                                                    ----------        ----------       ----------
                                                    $2,941,000       $ 2,307,000       $2,252,000
                                                    ==========        ==========       ==========

                           DELTEC POWER SYSTEMS, INC.

     At December 31, 1995, Fiskars Power Systems AB had an operating loss carryforward of approximately $1,867,000 available to offset future income tax liabilities for an unlimited time.

NOTE 10 -- EMPLOYEE BENEFIT PLANS

     Deltec maintains a defined contribution retirement savings plan which covers substantially all full-time domestic employees. Participants may contribute a percentage of their salaries subject to statutory annual limitations. Deltec contributes an amount equal to a designated percentage of its annual operating profits. The percentage is discretionary and is determined annually by Deltec's board of directors. Contributions totalled $210,000, $336,000 and $560,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $227,000 for the nine month period ended September 30, 1995.

     Power Systems has a defined benefit pension plan covering all employees. Contributions are made to an independent insurance company, which also holds and invests the plan's assets. Pension expense was $618,000, $684,000 and $958,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $674,000 for the nine month period ended September 30, 1995. The projected benefit obligation as of the most recent actuarial valuation date was $783,000, using an assumed discount rate of 7.4%. The fair value of plan assets available for payment of benefits was $1,214,000. The expected long-term rate of return on plan assets was 7%. At December 31, 1995, other assets includes a prepaid pension asset of $157,000.

NOTE 11 -- LEASE OBLIGATIONS

     Deltec leases its San Diego facility under a non-cancelable operating lease that expires in 2006 and provides options to renew for three additional five year terms. Deltec leases its Mexico facility under a non-cancelable operating lease that expires in 2000 and provides the option to renew for two additional five year terms.

     Power Systems leases its facility under a non-cancelable operating lease which expires in 1996 with options to renew.

     Both Deltec and Power Systems also lease office equipment and automobiles.

     Future minimum lease payments under non-cancelable agreements at September 30, 1995 are as follows:

          1995 (October - December)...................................  $   689,000
          1996........................................................    2,340,000
          1997........................................................    2,042,000
          1998........................................................    1,423,000
          1999........................................................      822,000
          2000........................................................      620,000
          Thereafter..................................................    3,006,000
                                                                         ----------
                                                                        $10,942,000
                                                                         ==========

     Rent expense was $2,344,000, $2,406,000 and $2,821,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $2,261,000 for the nine month period ended September 30, 1995.

NOTE 12 -- SHAREHOLDERS' EQUITY

     The Company has authorized 3,000 shares of Class A redeemable preferred stock and 6,000 shares of common stock, each with a par value of $.01 per share.

     On September 27, 1994, the Company issued 1,500 shares of Class A redeemable preferred stock to Fiskars Holdings, Inc. in exchange for the outstanding common shares of Deltec Electronics Corporation, a

                           DELTEC POWER SYSTEMS, INC.

wholly-owned subsidiary of Fiskars Holdings, Inc. Annual dividends of $1,000 per share are cumulative from the date of issuance and payable on a quarterly basis. The preferred stock is redeemable at the option of the Company at any time at a redemption price of $15,000,000 ($10,000 per share) plus unpaid dividends. The liquidation value of this stock is $10,000 per share. The amount ascribed to the Class A redeemable preferred stock approximates the historical value of Deltec's net assets at the date of issuance. On December 29, 1995, DPSI redeemed 600 shares of its Class A preferred stock for $6,000,000.

     On September 27, 1994, the Company also issued 600 shares of common stock and a $10,000,000 note (discussed in Note 5) to Fiskars in exchange for the common stock of Fiskars Power Systems Oy Ab. No dividend will be paid or declared on shares of common stock as long as the Class A redeemable preferred stock is outstanding. The amount ascribed to the common stock represents the excess of the $10,000,000 note over the historical value of the net assets of Power Systems at the date of issuance.

NOTE 13 -- SUBSEQUENT EVENTS

     On November 17, 1995, Fiskars and Fiskars Holdings, Inc. agreed to sell 100% of DPSI's capital stock to Exide Electronics Group, Inc. ("Exide") for approximately $195,000,000, subject to certain post-closing adjustments. Under the agreement as amended on February 9, 1996, the purchase price will be settled on or about the "Closing Date" (not later than March 15, 1996) as follows:

          (A) 825,000 shares of Exide's common stock (valued at a fixed price of $20 per share under the agreement).

          (B) 1,000,000 shares of Exide's Series G convertible preferred stock (valued at a fixed price of $20.00 per share under the agreement).

          (C) Redemption of all of DPSI's Class A preferred stock owned by Fiskars Holdings, Inc. at the Closing Date for $10,000 per share plus accrued dividends.

          (D) Repayment of DPSI notes payable and intercompany amounts to Fiskars and Fiskars Holdings, Inc.

          (E) The balance paid in cash.

     To facilitate consummation of the stock purchase agreement as described above, Exide will issue Senior Subordinated Notes, principal amount of $100,000,000, due 2006. The Senior Subordinated Notes will be guaranteed, jointly and severally, by domestic subsidiaries of Exide ("guarantor subsidiaries"). The following supplemental combining/consolidating Balance Sheets, Statements of Operations and Statements of Cash Flows, present condensed financial information for the guarantor subsidiaries and the non-guarantor subsidiaries of DPSI.

                           DELTEC POWER SYSTEMS, INC.

              SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEETS
                               SEPTEMBER 30, 1995

                                                          NON-GUARANTOR
                               DPSI          DELTEC        SUBSIDIARIES     ELIMINATIONS     CONSOLIDATED
                            -----------    -----------    --------------    -------------    -------------
                                                  ASSETS
Current Assets:
  Cash....................  $        --    $ 1,517,000     $  7,325,000     $          --     $  8,842,000
  Accounts receivable,
     net..................           --     15,970,000        7,671,000                --       23,641,000
  Inventories, net........           --     12,495,000        7,428,000                --       19,923,000
  Other current assets....           --      2,594,000        1,333,000                --        3,927,000
                             ----------     ----------      -----------       -----------       ----------
     Total current
       assets.............           --     32,576,000       23,757,000                --       56,333,000
Property and equipment,
  net.....................           --      5,171,000        1,756,000                --        6,927,000
Intangible assets, net....           --      7,739,000          166,000                --        7,905,000
Investment in
  affiliates..............   14,814,000             --               --       (14,814,000)              --
Other long-term assets....       83,000        288,000           65,000                --          436,000
                             ----------     ----------      -----------       -----------       ----------
                            $14,897,000    $45,774,000     $ 25,744,000     $ (14,814,000)    $ 71,601,000
                             ==========     ==========      ===========       ===========       ==========
                                   LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable........  $        --    $ 4,992,000     $  3,143,000     $          --     $  8,135,000
  Deferred revenue........           --      3,093,000        1,585,000                --        4,678,000
  Intercompany, net.......    2,393,000      1,380,000        1,773,000                --        5,546,000
  Other current
     liabilities..........           --      4,110,000        7,170,000                --       11,280,000
                             ----------     ----------      -----------       -----------       ----------
     Total current
       liabilities........    2,393,000     13,575,000       13,671,000                --       29,639,000
Deferred income taxes.....           --      2,641,000         (334,000)               --        2,307,000
Long-term debt............   10,000,000     18,401,000        3,540,000                --       31,941,000
Other long-term
  liabilities.............           --      1,389,000           85,000                --        1,474,000
Shareholders' equity......    2,504,000      9,768,000        8,782,000       (14,814,000)       6,240,000
                             ----------     ----------      -----------       -----------       ----------
                            $14,897,000    $45,774,000     $ 25,744,000     $ (14,814,000)    $ 71,601,000
                             ==========     ==========      ===========       ===========       ==========

                           DELTEC POWER SYSTEMS, INC.

              SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEETS
                               DECEMBER 31, 1994

                                                          NON-GUARANTOR
                               DPSI          DELTEC        SUBSIDIARIES     ELIMINATIONS     CONSOLIDATED
                            -----------    -----------    --------------    -------------    -------------
                                                  ASSETS
Current Assets:
  Cash....................  $        --    $ 3,192,000     $  2,816,000     $          --     $  6,008,000
  Accounts receivable,
     net..................           --     14,411,000        7,052,000                --       21,463,000
  Inventories, net........           --     11,345,000        5,034,000                --       16,379,000
  Other current assets....           --      2,735,000          552,000                --        3,287,000
                             ----------     ----------      -----------       -----------       ----------
     Total current
       assets.............           --     31,683,000       15,454,000                --       47,137,000
Property and equipment,
  net.....................           --      4,918,000        1,693,000                --        6,611,000
Intangible assets, net....           --      9,490,000          140,000                --        9,630,000
Investment in
  affiliates..............   14,814,000             --               --       (14,814,000)              --
Other long-term assets....       63,000             --           61,000                --          124,000
                             ----------     ----------      -----------       -----------       ----------
                            $14,877,000    $46,091,000     $ 17,348,000     $ (14,814,000)    $ 63,502,000
                             ==========     ==========      ===========       ===========       ==========
                                   LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable........  $        --    $ 3,354,000     $  2,489,000     $          --     $  5,843,000
  Deferred revenue........           --      3,219,000        1,155,000                --        4,374,000
  Intercompany, net.......      651,000      3,034,000       (1,148,000)               --        2,537,000
  Other current
     liabilities..........           --      3,661,000        4,386,000                --        8,047,000
                             ----------     ----------      -----------       -----------       ----------
     Total current
       liabilities........      651,000     13,268,000        6,882,000                --       20,801,000
Deferred income taxes.....           --      3,265,000         (324,000)               --        2,941,000
Long-term debt............   10,000,000     18,401,000        4,856,000                --       33,257,000
Other long-term
  liabilities.............           --      1,385,000           76,000                --        1,461,000
Shareholders' equity......    4,226,000      9,772,000        5,858,000       (14,814,000)       5,042,000
                             ----------     ----------      -----------       -----------       ----------
                            $14,877,000    $46,091,000     $ 17,348,000     $ (14,814,000)    $ 63,502,000
                             ==========     ==========      ===========       ===========       ==========

                           DELTEC POWER SYSTEMS, INC.

               SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995

                                                           NON-GUARANTOR
                                DPSI          DELTEC        SUBSIDIARIES     ELIMINATIONS     CONSOLIDATED
                             -----------    -----------    --------------    -------------    -------------
Revenues:
  Products.................  $        --    $45,007,000     $ 33,983,000      $ (6,325,000)    $ 72,665,000
  Services.................           --      8,570,000        5,606,000                --       14,176,000
                              ----------     ----------      -----------        ----------       ----------
     Total revenues........           --     53,577,000       39,589,000        (6,325,000)      86,841,000
Cost of revenues:
  Products.................           --     30,891,000       22,037,000        (6,325,000)      46,603,000
  Services.................           --      3,448,000        3,432,000                --        6,880,000
                              ----------     ----------      -----------        ----------       ----------
     Total cost of
       revenues............           --     34,339,000       25,469,000        (6,325,000)      53,483,000
                              ----------     ----------      -----------        ----------       ----------
Gross profit...............           --     19,238,000       14,120,000                --       33,358,000
Operating expenses:
  Selling and marketing....           --     10,537,000        8,091,000                --       18,628,000
  General and
     administrative........      334,000      3,706,000          997,000                --        5,037,000
  Engineering..............           --      2,372,000        1,310,000                --        3,682,000
  Royalty expense
     (primarily with
     related parties)......           --      1,584,000          625,000                --        2,209,000
                              ----------     ----------      -----------        ----------       ----------
Income from operations.....     (334,000)     1,039,000        3,097,000                --        3,802,000
Interest income (primarily
  with related parties)....           --       (132,000)        (448,000)               --         (580,000)
Interest expense (primarily
  with related parties)....      651,000      1,160,000          506,000                --        2,317,000
                              ----------     ----------      -----------        ----------       ----------
Income before income taxes
  and cumulative effect of
  change in accounting
  principle for income
  taxes....................     (985,000)        11,000        3,039,000                --        2,065,000
Provision for income
  taxes....................     (392,000)        16,000          703,000                --          327,000
                              ----------     ----------      -----------        ----------       ----------
Net income (loss)..........     (593,000)        (5,000)       2,336,000                --        1,738,000
Dividends on preferred
  stock....................    1,125,000             --               --                --        1,125,000
                              ----------     ----------      -----------        ----------       ----------
  Net income (loss)
     allocable to common
     shares................  $(1,718,000)   $    (5,000)    $  2,336,000      $         --     $    613,000
                              ==========     ==========      ===========        ==========       ==========

                           DELTEC POWER SYSTEMS, INC.

          SUPPLEMENTAL COMBINING/CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                                          NON-GUARANTOR
                                DPSI         DELTEC        SUBSIDIARIES     ELIMINATIONS     CONSOLIDATED
                              ---------    -----------    --------------    -------------    -------------
Revenues:
  Products..................  $      --    $49,222,000     $ 37,119,000      $ (6,105,000)    $ 80,236,000
  Services..................         --     11,190,000        5,770,000                --       16,960,000
                              ---------     ----------      -----------        ----------       ----------
     Total revenues.........         --     60,412,000       42,889,000        (6,105,000)      97,196,000
Cost of revenues:
  Products..................         --     33,151,000       23,306,000        (6,105,000)      50,352,000
  Services..................         --      4,476,000        3,850,000                --        8,326,000
                              ---------     ----------      -----------        ----------       ----------
     Total cost of
       revenues.............         --     37,627,000       27,156,000        (6,105,000)      58,678,000
                              ---------     ----------      -----------        ----------       ----------
Gross profit................         --     22,785,000       15,733,000                --       38,518,000
Operating expenses:
  Selling and marketing.....         --     11,320,000        8,447,000                --       19,767,000
  General and
     administrative.........      3,000      4,636,000        1,597,000                --        6,236,000
  Engineering...............         --      2,728,000        1,440,000                --        4,168,000
  Royalty expense (primarily
     with related
     parties)...............         --      1,512,000          786,000                --        2,298,000
                              ---------     ----------      -----------        ----------       ----------
Income from operations......     (3,000)     2,589,000        3,463,000                --        6,049,000
Interest income (primarily
  with related parties).....         --       (141,000)        (226,000)               --         (367,000)
Interest expense (primarily
  with related parties).....    210,000        936,000          229,000                --        1,375,000
                              ---------     ----------      -----------        ----------       ----------
Income before income taxes
  and cumulative effect of
  change in accounting
  principle for income
  taxes.....................   (213,000)     1,794,000        3,460,000                --        5,041,000
Provision for income
  taxes.....................    (93,000)       804,000        1,174,000                --        1,885,000
                              ---------     ----------      -----------        ----------       ----------
Net income (loss)...........   (120,000)       990,000        2,286,000                --        3,156,000
Dividends on preferred
  stock.....................    375,000             --               --                --          375,000
                              ---------     ----------      -----------        ----------       ----------
  Net income (loss)
     allocable to common
     shares.................  $(495,000)   $   990,000     $  2,286,000      $         --     $  2,781,000
                              =========     ==========      ===========        ==========       ==========

                           DELTEC POWER SYSTEMS, INC.

                 SUPPLEMENTAL COMBINING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1993

                                                          NON-GUARANTOR
                                DPSI         DELTEC        SUBSIDIARIES     ELIMINATIONS     CONSOLIDATED
                              ---------    -----------    --------------    -------------    -------------
Revenues:
  Products..................  $      --    $34,682,000     $ 27,301,000      $ (1,537,000)    $ 60,446,000
  Services..................         --     10,159,000        4,823,000                --       14,982,000
                              ---------     ----------      -----------        ----------       ----------
     Total revenues.........         --     44,841,000       32,124,000        (1,537,000)      75,428,000
Cost of revenues:
  Products..................         --     25,464,000       15,307,000        (1,537,000)      39,234,000
  Services..................         --      4,063,000        3,382,000                --        7,445,000
                              ---------     ----------      -----------        ----------       ----------
     Total cost of
       revenues.............         --     29,527,000       18,689,000        (1,537,000)      46,679,000
                              ---------     ----------      -----------        ----------       ----------
Gross profit................         --     15,314,000       13,435,000                --       28,749,000
Operating expenses:
  Selling and marketing.....         --      7,851,000        7,208,000                --       15,059,000
  General and
     administrative.........         --      3,570,000        1,334,000                --        4,904,000
  Engineering...............         --      1,883,000        1,236,000                --        3,119,000
  Royalty expense (primarily
     with related
     parties)...............         --        224,000        1,254,000                --        1,478,000
                              ---------     ----------      -----------        ----------       ----------
Income from operations......         --      1,786,000        2,403,000                --        4,189,000
Interest income (primarily
  with related parties).....         --        (32,000)        (350,000)               --         (382,000)
Interest expense (primarily
  with related parties).....         --        431,000          350,000                --          781,000
                              ---------     ----------      -----------        ----------       ----------
Income before income taxes
  and cumulative effect of
  change in accounting
  principle for income
  taxes.....................         --      1,387,000        2,403,000                --        3,790,000
Provision for income
  taxes.....................         --        325,000          490,000                --          815,000
                              ---------     ----------      -----------        ----------       ----------
Income before cumulative
  effect of change in
  accounting principle for
  income taxes..............         --      1,062,000        1,913,000                --        2,975,000
Cumulative effect of change
  in accounting principle
  for income taxes..........         --        560,000          949,000                --        1,509,000
                              ---------     ----------      -----------        ----------       ----------
     Net income.............  $      --    $ 1,622,000     $  2,862,000      $         --     $  4,484,000
                              =========     ==========      ===========        ==========       ==========

                           DELTEC POWER SYSTEMS, INC.

               SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995

                                                            NON-GUARANTOR
                                  DPSI         DELTEC        SUBSIDIARIES     ELIMINATIONS     CONSOLIDATED
                                ---------    -----------    --------------    -------------    -------------
Cash flows from operating activities:
  Net income (loss)............ $(593,000)   $    (5,000)    $  2,336,000      $         --     $  1,738,000
  Adjustments to reconcile net
     income to net cash
     provided by operating
     activities:
     Depreciation expense......        --        980,000          531,000                --        1,511,000
     Amortization of
       intangibles.............    12,000      1,751,000           47,000                --        1,810,000
     Loss on sale of property
       and equipment...........        --             --               --                --               --
     Deferred income taxes.....        --       (685,000)        (249,000)               --         (934,000)
     Other.....................        --             --               --                --               --
     Changes in:
       Net accounts
          receivable...........        --     (1,559,000)          73,000                --       (1,486,000)
       Net intercompany
          accounts.............   710,000     (2,299,000)       3,086,000                --        1,497,000
       Net inventories.........        --     (1,150,000)      (1,809,000)               --       (2,959,000)
       Other current assets....        --        202,000         (453,000)               --         (251,000)
       Accounts payable........        --      1,638,000          220,000                --        1,858,000
       Accrued expenses........   (97,000)     1,095,000          231,000                --        1,229,000
       Deferred revenue........        --       (122,000)         361,000                --          239,000
                                ---------     ----------      -----------        ----------       ----------
Net cash provided (used) by
  operating activities.........    32,000       (154,000)       4,374,000                --        4,252,000
                                ---------     ----------      -----------        ----------       ----------
Cash flows from investing
  activities:
  Purchases of property and
     equipment.................        --     (1,243,000)        (420,000)               --       (1,663,000)
  Proceeds from sale of
     property and equipment....        --         10,000               --                --           10,000
  Acquisition of NSSI..........        --             --               --                --               --
  Other........................   (32,000)      (288,000)         (58,000)               --         (378,000)
                                ---------     ----------      -----------        ----------       ----------
Net cash used in investing
  activities...................   (32,000)    (1,521,000)        (478,000)               --       (2,031,000)
                                ---------     ----------      -----------        ----------       ----------
Cash flows from financing
  activities:
  Payments on intercompany
     note......................        --             --         (232,000)               --         (232,000)
  Payments on external debt....        --             --               --                --               --
  Advances on intercompany
     note......................        --             --               --                --               --
  Proceeds from external
     debt......................        --             --          537,000                --          537,000
  Dividends paid...............        --             --               --                --               --
  Group contributions, net of
     tax.......................        --             --               --                --               --
                                ---------     ----------      -----------        ----------       ----------
Net cash provided by financing
  activities...................        --             --          305,000                --          305,000
                                ---------     ----------      -----------        ----------       ----------
Effect of exchange rates on
  cash.........................        --             --          308,000                --          308,000
Increase in cash...............        --     (1,675,000)       4,509,000                --        2,834,000
Cash at beginning of period....        --      3,192,000        2,816,000                --        6,008,000
                                ---------     ----------      -----------        ----------       ----------
Cash at end of period.......... $      --    $ 1,517,000     $  7,325,000      $         --     $  8,842,000
                                =========     ==========      ===========        ==========       ==========

                           DELTEC POWER SYSTEMS, INC.

          SUPPLEMENTAL COMBINING/CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                                            NON-GUARANTOR
                                  DPSI         DELTEC        SUBSIDIARIES     ELIMINATIONS     CONSOLIDATED
                                ---------    -----------    --------------    -------------    -------------
Cash flows from operating activities:
  Net income (loss)............ $(120,000)   $   990,000     $  2,286,000      $         --     $  3,156,000
  Adjustments to reconcile net
     income to net cash
     provided by operating
     activities:
     Depreciation expense......        --      1,000,000          690,000                --        1,690,000
     Amortization of
       intangibles.............     3,000      2,248,000           44,000                --        2,295,000
     Loss on sale of property
       and equipment...........        --         47,000               --                --           47,000
     Deferred income taxes.....        --     (1,205,000)         103,000                --       (1,102,000)
     Other.....................        --             --           68,000                --           68,000
     Changes in:
       Net accounts
          receivable...........        --     (3,420,000)      (1,412,000)               --       (4,832,000)
       Net intercompany
          accounts.............   183,000      7,098,000       (1,169,000)               --        6,112,000
       Net inventories.........        --     (4,241,000)      (1,806,000)               --       (6,047,000)
       Other current assets....        --       (372,000)         302,000                --          (70,000)
       Accounts payable........        --       (562,000)         366,000                --         (196,000)
       Accrued expenses........        --        468,000        1,062,000                --        1,530,000
       Deferred revenue........        --        237,000          243,000                --          480,000
                                ---------    -----------    --------------    -------------    -------------
Net cash provided by operating
  activities...................    66,000      2,288,000          777,000                --        3,131,000
                                ---------    -----------    --------------    -------------    -------------
Cash flows from investing
  activities:
  Purchases of property and
     equipment.................        --     (1,204,000)        (430,000)               --       (1,634,000)
  Proceeds from sale of
     property and equipment....        --          7,000               --                --            7,000
  Acquisition of NSSI..........        --     (1,751,000)              --                --       (1,751,000)
  Other........................   (66,000)            --         (478,000)               --         (544,000)
                                ---------    -----------    --------------    -------------    -------------
Net cash used in investing
  activities...................   (66,000)    (2,948,000)        (908,000)               --       (3,922,000)
                                ---------    -----------    --------------    -------------    -------------
Cash flows from financing
  activities:
  Payments on intercompany
     note......................        --       (300,000)              --                --         (300,000)
  Payments on external debt....        --             --               --                --               --
  Advances on intercompany
     note......................        --      1,751,000        2,063,000                --        3,814,000
  Proceeds from external
     debt......................        --             --          138,000                --          138,000
  Dividends paid...............        --             --         (786,000)               --         (786,000)
  Group contributions, net of
     tax.......................        --             --       (1,068,000)               --       (1,068,000)
                                ---------    -----------    --------------    -------------    -------------
Net cash provided by financing
  activities...................        --      1,451,000          347,000                --        1,798,000
                                ---------    -----------    --------------    -------------    -------------
Effect of exchange rates on
  cash.........................        --             --          379,000                --          379,000
Increase in cash...............        --        791,000          595,000                --        1,386,000
Cash at beginning of period....        --      2,401,000        2,221,000                --        4,622,000
                                ---------    -----------    --------------    -------------    -------------
Cash at end of period.......... $      --    $ 3,192,000     $  2,816,000      $         --     $  6,008,000
                                =========     ==========      ===========        ==========       ==========

                           DELTEC POWER SYSTEMS, INC.

                 SUPPLEMENTAL COMBINING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1993

                                                                 NON-GUARANTOR
                                      DPSI         DELTEC         SUBSIDIARIES      ELIMINATIONS      CONSOLIDATED
                                    --------     -----------     --------------     -------------     -------------
Cash flows from operating activities:
  Net income....................... $     --     $ 1,622,000      $  2,862,000       $        --       $ 4,484,000
  Adjustments to reconcile net
    income to net cash provided by
    operating activities:
    Depreciation expense...........       --         860,000           498,000                --         1,358,000
    Amortization of intangibles....       --       1,981,000            10,000                --         1,991,000
    Loss on sale of property and
      equipment....................       --          53,000                --                --            53,000
    Deferred income taxes..........       --       3,871,000           (58,000)               --         3,813,000
    Other..........................       --              --                --                --                --
    Cumulative effect of change in
      accounting for income
      taxes........................       --        (560,000)         (949,000)               --        (1,509,000)
    Changes in:
      Net accounts receivable......       --      (2,302,000)         (729,000)               --        (3,031,000)
      Net intercompany accounts....       --      (3,435,000)         (324,000)               --        (3,759,000)
      Net inventories..............       --         409,000          (486,000)               --           (77,000)
      Other current assets.........       --        (118,000)         (306,000)               --          (424,000)
      Accounts payable.............       --         995,000          (192,000)               --           803,000
      Accrued expenses.............       --         366,000           425,000                --           791,000
      Deferred revenue.............       --         432,000           150,000                --           582,000
                                    --------     -----------     --------------     -------------     -------------
Net cash provided by operating
  activities.......................       --       4,174,000           901,000                --         5,075,000
                                    --------     -----------     --------------     -------------     -------------
Cash flows from investing
  activities:
  Purchases of property and
    equipment......................       --      (1,161,000)         (295,000)               --        (1,456,000)
  Proceeds from sale of property
    and equipment..................       --              --                --                --                --
  Acquisition of NSSI..............       --              --                --                --                --
  Other............................       --              --          (388,000)               --          (388,000)
                                    --------     -----------     --------------     -------------     -------------
Net cash used in investing
  activities.......................       --      (1,161,000)         (683,000)               --        (1,844,000)
                                    --------     -----------     --------------     -------------     -------------
Cash flows from financing
  activities:
  Payments on intercompany note....       --      (1,500,000)               --                --        (1,500,000)
  Payments on external debt........       --              --          (618,000)               --          (618,000)
  Advances on intercompany note....       --              --                --                --                --
  Proceeds from external debt......       --              --           211,000                --           211,000
  Dividends paid...................       --              --                --                --                --
  Group contributions, net of
    tax............................       --              --          (649,000)               --          (649,000)
                                    --------     -----------     --------------     -------------     -------------
Net cash used by financing
  activities.......................       --      (1,500,000)       (1,056,000)               --        (2,556,000)
                                    --------     -----------     --------------     -------------     -------------
Effect of exchange rates on cash...       --              --          (293,000)               --          (293,000)
Increase in cash...................       --       1,513,000        (1,131,000)               --           382,000
Cash at beginning of period........       --         888,000         3,352,000                --         4,240,000
                                    --------     -----------     --------------     -------------     -------------
Cash at end of period.............. $     --     $ 2,401,000      $  2,221,000       $        --       $ 4,622,000
                                    =========    ============    ==============     ============      ============

                           DELTEC POWER SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                      DECEMBER 31,
                                                                                          1995
                                                                  SEPTEMBER 30,       ------------
                                                                      1995
                                                                  -------------       (UNAUDITED)
                                              ASSETS
Current assets:
  Cash..........................................................   $  8,842,000       $  5,603,000
  Accounts receivable, net......................................     23,641,000         34,268,000
  Inventories, net..............................................     19,923,000         21,633,000
  Deferred income taxes.........................................      2,007,000          2,518,000
  Other current assets..........................................      1,920,000          1,870,000
                                                                    -----------        -----------
          Total current assets..................................     56,333,000         65,892,000
Property and equipment, net.....................................      6,927,000          7,135,000
Intangible assets, net..........................................      7,905,000          7,384,000
Other long-term assets..........................................        436,000            468,000
                                                                    -----------        -----------
                                                                   $ 71,601,000       $ 80,879,000
                                                                    ===========        ===========
                               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................................   $  8,135,000       $ 11,845,000
  Deferred revenue..............................................      4,678,000          4,461,000
  Accrued payroll and employee benefits.........................      3,552,000          4,840,000
  Income taxes payable..........................................      1,778,000          3,281,000
  Intercompany payable, net.....................................      5,546,000          6,791,000
  Accrued commissions...........................................        814,000          1,125,000
  Accrued warranty..............................................        610,000            836,000
  Current maturities of long-term debt..........................      2,121,000             10,000
  Other current liabilities.....................................      2,405,000          2,468,000
                                                                    -----------        -----------
          Total current liabilities.............................     29,639,000         35,657,000
                                                                    -----------        -----------
Deferred income taxes...........................................      2,307,000          2,252,000
                                                                    -----------        -----------
Long-term debt..................................................     31,941,000         37,836,000
                                                                    -----------        -----------
Other long-term liabilities.....................................      1,474,000          1,824,000
                                                                    -----------        -----------
Shareholders' equity:
  Class A redeemable preferred stock -- $.01 par value, 1,500 shares outstanding at September 30, 1995 (liquidation value of $15,000,000); 900 shares outstanding at December 31,
     1995 (liquidation value of $9,000,000), at ascribed
     value......................................................      9,695,000          5,817,000
  Common stock -- $.01 par value, 600 shares outstanding, at
     ascribed value.............................................     (4,881,000)        (4,881,000)
  Retained earnings.............................................        882,000          1,936,000
  Cumulative translation adjustment.............................        544,000            438,000
                                                                    -----------        -----------
          Total shareholders' equity............................      6,240,000          3,310,000
                                                                    -----------        -----------
                                                                   $ 71,601,000       $ 80,879,000
                                                                    ===========        ===========

   The accompanying notes are an integral part of these financial statements.

                           DELTEC POWER SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   THREE MONTHS ENDED DECEMBER
                                                                               31,
                                                                  -----------------------------
                                                                     1994              1995
                                                                  -----------       -----------
                                                                           (UNAUDITED)
Revenues:
  Products....................................................    $24,620,000       $40,366,000
  Services....................................................      4,854,000         5,742,000
                                                                  -----------       -----------
          Total revenues......................................     29,474,000        46,108,000
Cost of revenues:
  Products....................................................     14,997,000        25,318,000
  Services....................................................      2,977,000         2,089,000
                                                                  -----------       -----------
          Total cost of revenues..............................     17,974,000        27,407,000
                                                                  -----------       -----------
Gross profit..................................................     11,500,000        18,701,000
Operating expenses:
  Selling and marketing.......................................      5,255,000         7,439,000
  General and administrative..................................      1,607,000         2,543,000
  Engineering.................................................      1,145,000         1,294,000
  Royalty expense (primarily with related parties)............        714,000         1,202,000
                                                                  -----------       -----------
Income from operations........................................      2,779,000         6,223,000
Interest income (primarily with related parties)..............       (121,000)          (98,000)
Interest expense (primarily with related parties).............        665,000           860,000
                                                                  -----------       -----------
Income before income taxes....................................      2,235,000         5,461,000
Provision for income taxes....................................        685,000         1,910,000
                                                                  -----------       -----------
Net income....................................................      1,550,000         3,551,000
Dividends on preferred stock..................................        375,000           375,000
Premium on redemption of preferred stock......................             --         2,122,000
                                                                  -----------       -----------
          Net income allocable to common shares...............    $ 1,175,000       $ 1,054,000
                                                                   ==========        ==========

   The accompanying notes are an integral part of these financial statements.

                           DELTEC POWER SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                THREE MONTHS ENDED DECEMBER 31,
                                                                -------------------------------
                                                                    1994               1995
                                                                ------------       ------------
                                                                          (UNAUDITED)
Cash flows from operating activities:
  Net income..................................................  $  1,550,000       $  3,551,000
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation of property and equipment...................       530,000            503,000
     Amortization of intangibles..............................       675,000            593,000
     Deferred income taxes....................................      (547,000)          (548,000)
     Changes in:
       Net accounts receivable................................    (5,808,000)       (10,713,000)
       Net intercompany accounts..............................      (914,000)           930,000
       Net inventories........................................       794,000         (1,863,000)
       Other current assets...................................       (21,000)            24,000
       Accounts payable.......................................       293,000          3,915,000
       Accrued expenses.......................................       778,000          3,188,000
       Deferred revenue.......................................       (51,000)          (137,000)
                                                                ------------       ------------
Net cash used by operating activities.........................    (2,721,000)          (557,000)
                                                                ------------       ------------
Cash flows from investing activities:
  Purchases of property and equipment.........................      (570,000)          (739,000)
  Proceeds from sale of property and equipment................            --                 --
  Other.......................................................      (399,000)          (103,000)
                                                                ------------       ------------
Net cash used in investing activities.........................      (969,000)          (842,000)
                                                                ------------       ------------
Cash flows from financing activities:
  Payments on intercompany note...............................            --         (1,689,000)
  Payments on external debt...................................            --                 --
  Advances on intercompany note...............................     2,274,000                 --
  Proceeds from external debt.................................            --                 --
  Dividends paid..............................................            --                 --
  Group Contributions, net of tax benefit.....................    (1,068,000)                --
                                                                ------------       ------------
Net cash provided (used) by financing activities..............     1,206,000         (1,689,000)
                                                                ------------       ------------
Effect of exchange rates on cash..............................        24,000           (151,000)
Increase (decrease) in cash...................................    (2,460,000)        (3,239,000)
Cash at beginning of period...................................     8,468,000          8,842,000
                                                                ------------       ------------
Cash at end of period.........................................  $  6,008,000       $  5,603,000
                                                                 ===========        ===========

   The accompanying notes are an integral part of these financial statements.

                           DELTEC POWER SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles. Certain information and footnote disclosures required for complete financial statements have been condensed or omitted. These financial statements should be read in conjunction with the audited financial statements presented elsewhere herein.

     In the opinion of management, the accompanying consolidated financial statements include all adjustments (which consist only of normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at December 31, 1995. The results of operations for the quarter ended December 31, 1995 are not necessarily indicative of the results to be expected for the full year.

NOTE 2 -- SUBSEQUENT EVENTS

     On November 17, 1995, Fiskars and Fiskars Holdings, Inc. agreed to sell 100% of DPSI's capital stock to Exide Electronics Group, Inc. ("Exide") for approximately $195,000,000, subject to certain post-closing adjustments. Under the agreement as amended on February 9, 1996, the purchase price will be settled on or about the "Closing Date" (not later than March 15, 1996) as follows:

          (A) 825,000 shares of Exide's common stock (valued at a fixed price of $20 per share under the agreement).

          (B) 1,000,000 shares of Exide's Series G convertible preferred stock (valued at a fixed price of $20.00 per share under the agreement).

          (C) Redemption of all DPSI's Class A preferred stock owned by Fiskars Holdings, Inc. at the Closing Date for $10,000 per share plus accrued dividends.

          (D) Repayment of DPSI notes payable and intercompany amounts to Fiskars and Fiskars Holdings, Inc.

          (E)  The balance paid in cash.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

     (c) Exhibits

EXHIBIT NO.                                          DESCRIPTION
-----------          ---------------------------------------------------------------------------
     4.1         --  Form of Certificate of Designation of the Series G Preferred Stock of Exide
                     Electronics Group, Inc. (included as attachment to Schedule 2.1.(d) of
                     Exhibit 10.2 filed herewith).
    10.1         --  Stock Purchase Agreement by and between Exide Electronics Group, Inc. and
                     Fiskars Oy Ab, Fiskars Holding, Inc. and Deltec Power Systems, Inc, dated
                     November 16, 1995 (previously filed as Exhibit to Form 8-K of Exide
                     Electronics Group, Inc, filed on November 17, 1995 (File No. 000-18106), and incorporated herein by reference).
    10.2         --  Letter Agreement to Amend Stock Purchase Agreement by and between Exide
                     Electronics Group, Inc. and Fiskars Oy Ab, Fiskars Holding, Inc. and Deltec
                     Power Systems, Inc., dated February 9, 1996.
    23.1         --  Consent of Arthur Andersen LLP
    23.2         --  Consent of Price Waterhouse LLP
    23.3(a)      --  Consent of KPMG as
    23.3(b)      --  Consent of KPMG C. Jespersen
    23.3(c)      --  Consent of KPMG WIDERI OY AB
    23.3(d)      --  Consent of KPMG Bohlins AB

                         EXIDE ELECTRONICS GROUP, INC.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            EXIDE ELECTRONICS GROUP, INC.
                                                      (Registrant)

                                            By:         MARTY R. KITTRELL

                                              ----------------------------------
                                                      Marty R. Kittrell
                                                      Vice President and
                                                   Chief Financial Officer

Date: March 22, 1996

                                 EXHIBIT INDEX

EXHIBIT NO.                                   DESCRIPTION                                PAGE
-----------     -----------------------------------------------------------------------  ----
     4.1        Form of Certificate of Designation of the Series G Preferred Stock of
                Exide Electronics Group, Inc. (included as attachment to Schedule
                2.1.(d) of Exhibit 10.2 filed herewith).
    10.1        Stock Purchase Agreement by and between Exide Electronics Group, Inc.
                and Fiskars Oy Ab, Fiskars Holding, Inc. and Deltec Power Systems, Inc,
                dated November 16, 1995 (previously filed as Exhibit to Form 8-K of
                Exide Electronics Group, Inc, filed on November 17, 1995 (File No.
                000-18106), and incorporated herein by reference).
    10.2        Letter Agreement to Amend Stock Purchase Agreement by and between Exide
                Electronics Group, Inc. and Fiskars Oy Ab, Fiskars Holding, Inc. and
                Deltec Power Systems, Inc., dated February 9, 1996.
    23.1        Consent of Arthur Andersen LLP
    23.2        Consent of Price Waterhouse LLP
    23.3(a)     Consent of KPMG as
    23.3(b)     Consent of KPMG C. Jespersen
    23.3(c)     Consent of KPMG WIDERI OY AB
    23.3(d)     Consent of KPMG Bohlins AB